UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Stateme
nt P
ursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.

)

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CEDAR FAIR, L.P.
(Name of Registrant as Specified in its Charter)
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Notice of Annual Meeting of Limited Partner Unitholders

This proxy statement is furnished in connection with the solicitation of proxies from the limited partner unitholders (the “unitholders”) of Cedar Fair, L.P. (the “Partnership” or the “Company”) by the Board of Directors of its general partner, Cedar Fair Management, Inc. (“CFMI”), for use at the 2023 Annual Meeting of Limited Partner Unitholders (the “annual meeting”).

ITEMS OF BUSINESS

∎	Proposal 1. Elect three (3) Class III Directors for a three-year term expiring in 2026

∎	Proposal 2. Confirm the appointment of Deloitte & Touche LLP as our independent registered public accounting firm

∎	Proposal 3. Advisory approval of our named executive officer compensation

∎	Proposal 4. Advisory vote regarding the frequency of unitholder advisory votes on executive compensation

TIME DATE	9:00 a.m. EDT Wednesday May 24, 2023

PLACE	JW Marriott San Antonio Hill Country Resort & Spa 23808 Resort Parkway San Antonio, Texas

RECORD DATE	Unitholders as of close of business on March 27, 2023 are entitled to vote

Unitholders will also transact such other business as may properly come before the meeting.

Your vote is important and we encourage you to vote promptly. You may vote your units via the Internet, a toll-free telephone number, or you may sign, date and mail the proxy card in the envelope provided. If you attend the meeting, you may revoke the proxy and vote in person on all matters brought before the meeting.

Each holder of record of limited partner units as of the record date is entitled to cast one vote per unit on each of the proposals. Should you have any questions, you may contact Cedar Fair’s Investor Relations Department at (419) 627-2233.

By Order of the Board of Directors,

CEDAR FAIR MANAGEMENT, INC.

Richard A. Zimmerman

President and Chief Executive Officer

One Cedar Point Drive

Sandusky, Ohio 44870-5259

April 13, 2023

CEDAR FAIR, L.P. | 2023 Proxy Statement / 1

2 / 2023 Proxy Statement | CEDAR FAIR, L.P.

Proxy Meeting Summary

This summary highlights information contained elsewhere in this proxy statement. This summary is part of the proxy statement but does not contain all of the information that you should consider. Please carefully read the entire proxy statement before voting.

2023 ANNUAL MEETING INFORMATION

Date, Time and Place:	9:00 a.m. EDT Wednesday May 24, 2023	JW Marriott San Antonio Hill Country Resort & Spa 23808 Resort Parkway San Antonio, Texas

Record Date:	Unitholders as of close of business on March 27, 2023 are entitled to vote
Voting:

•  Each holder of record of limited partner units as of the record date is entitled to cast one vote per unit on each of the proposals.

•  We encourage you to vote promptly, even if you plan to attend the annual meeting.

•  You may vote your units via a toll-free telephone number or over the Internet or you may sign, date and mail the proxy card in the envelope provided.

•  More information on the voting process and requirements is available on pages 8-9.

Admission:

•  Attendees must present a personal form of identification, and if you hold units through a brokerage account, bank or other nominee, you must present a recent statement or other proof of ownership to be admitted.

ITEMS OF BUSINESS	Board Voting Recommendation	Page Reference (for more detail)

Proposal 1. Elect three (3) Class III Directors for a three-year term expiring in 2026	FOR	10

Proposal 2. Confirm the appointment of Deloitte & Touche LLP as our independent registered public accounting firm	FOR	16

Proposal 3. Advisory approval of our named executive officer compensation	FOR	17

Proposal 4. Advisory vote regarding the frequency of unitholder advisory votes on executive compensation	EACH YEAR	18

CEDAR FAIR, L.P. | 2023 Proxy Statement / 3

2022 Business Highlights

Focused on our mission to make people happy by providing fun, immersive, and memorable experiences, we are one of the largest regional amusement park operators in the world with 13 properties in our portfolio consisting of amusement parks, water parks and complementary facilities. The graphs below illustrate some of our key performance metrics for each of the last four fiscal years. We have provided 2019 information because the 2020 and 2021 periods were significantly disrupted by the COVID-19 pandemic.

In 2022, we achieved record net revenues of $1.8 billion, record net income of $308 million, and record Adjusted EBITDA of $552 million. Attendance in 2022, totaling 26.9 million, approached pre-pandemic levels. In-park per capita spending in 2022 totaled $61.65 and declined slightly from the record levels achieved in 2021. Out-of-park revenues reached a new high in 2022, increasing $45 million, or 27%, compared to 2021.

These results, strong cash flows, and the sale-leaseback of the land at California’s Great America allowed us to progress our capital allocation priorities of strengthening the balance sheet, accelerating the return of capital to investors, and reinvesting in growth opportunities. Recent achievements and current initiatives include the following:

Strengthening the Balance Sheet	Accelerating Return to Investors	Reinvesting in Growth Opportunities
● Redeemed $450 million of senior notes in the fourth quarter of 2021 ● Sold the land at California’s Great America in 2022 for $310 million and executed related leaseback	● Reinstated quarterly distributions, paying $0.30 per LP unit in each of the third and fourth quarters in 2022 - the first distributions since March 2020

●  Invested $183 million in capital expenditures in 2022, including the renovations of two hotel properties, new food and beverage facilities, and major events, including Kings Island’s 50-year park anniversary

●  Repaid remaining term loan facility of $264 million in 2022

●  Met our total net leverage goal by December 31, 2022

●  In February 2023, extended our revolver maturity to 2028, subject to restrictions on the amount of notes outstanding

● Authorized a $250 million unit repurchase program, repurchasing 4.5 million units for an aggregate amount of $187 million in 2022

●  Based on the strength of the recovery of the business in 2022, plan to invest $185-$200 million in capital expenditures in 2023, including new themed sections of our parks, new roller coasters, new food and beverage facilities, renovation of another hotel property, and major events, including 50-year park anniversaries at Worlds of Fun and Carowinds

4 / 2023 Proxy Statement | CEDAR FAIR, L.P.

For additional information regarding attendance, in-park per capita spending, out of park revenues, and Adjusted EBITDA, including how we define and use those measures and a reconciliation of Adjusted EBITDA from net income (loss), see Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations on pages 18-23 of the Company’s Form 10-K for fiscal 2022. For a reconciliation of in-park and out-of-park revenues, see Note 3 to our Consolidated Financial Statements within and footnote (2) to the 2022 vs. 2019 table on page 21 of the Company’s Fiscal 2022 Form 10-K.

Board of Directors

Statistics assume election of Class III Directors

Diversity

Average Age: 58.7 years	Average Tenure: 4.8 years

BOARD STRUCTURE	COMMITTEE COMPOSITION	UNIT OWNERSHIP
9 Directors 3 - Class I 3 - Class II 3 - Class III	Board committees are composed entirely of independent directors.	We have unit ownership guidelines for our CEO, his direct reports and our directors. All are in compliance or have time to comply.

DIRECTOR KEY SKILLS & COMPETENCIES

- Leadership	- Media and marketing experience

- CEO/executive management experience	- Technology background

- Finance/accounting background and expertise - Other public and private company board experience - Strategic, operational, compliance, governance, and risk oversight experience

-  Investment banking, financial services and private equity experience

-  Industry experience - e.g., in the travel, leisure, hospitality, hotel, entertainment, retail and other consumer-facing industries

CEDAR FAIR, L.P. | 2023 Proxy Statement / 5

DIRECTOR NOMINEES

The Board is asking you to vote for each of the nominees listed below to serve as Class III Directors of the general partner for three-year terms expiring at the annual meeting in 2026 and until their respective successors are duly elected and qualified. Pursuant to our ongoing succession planning efforts, Gina D. France will not stand for re-election to the Board at the annual meeting following 12 years of service. We thank Ms. France for her exceptional service and dedication as a director. Nina Barton has been nominated by the Board as Ms. France’s successor. The table below provides only select information about each nominee. Please see the section captioned Proposal One. Election of Directors starting on page 10 for detailed information about the background and qualifications of each director nominee.

				Committee Membership				Other Public Company Boards
Name	Age	Director Since	I	A	NCG	PCC	Occupation Highlights
Nina Barton	49	—	✓				Consumer packaged goods and marketing executive with 25+ years of experience	—
Matthew A. Ouimet	65	2011	✓				Leisure and entertainment executive with 40+ years of industry experience	—
Richard A. Zimmerman	62	2019					Leisure and entertainment executive with 35+ years of industry experience	—
A = Audit Committee	NCG = Nominating and Corporate Governance Committee						PCC = People, Culture & Compensation Committee

I = Independent Director

CONTINUING DIRECTORS

The table below provides select information about each of our directors whose terms will continue following the annual meeting and who are not up for re-election this year. Please see the detailed information about the background and qualifications of each of these continuing directors on pages 12-15.

				Committee Membership				Other Public Company Boards
Name	Age	Director Since	I	A	NCG	PCC	Occupation Highlights
Class II Directors serving until 2024:
Michelle M. Frymire	56	2022	✓	✓			Travel and hospitality executive with 30+ years of experience	2
Daniel J. Hanrahan	65	2012	✓ CH				Consumer goods, retail, travel and hospitality executive with 40+ years of experience	—
Jennifer Mason	53	2022	✓	✓			Hospitality executive with 30+ years of experience	—
Class I Directors serving until 2025:
Louis Carr	66	2020	✓		✓	✓	Media and marketing executive with 35+ years of experience	—
D. Scott Olivet	60	2013	✓		✓	CC	Consumer goods executive with 35+ years of experience	—
Carlos A. Ruisanchez	52	2019	✓	CC		✓	Finance, entertainment and hospitality executive with 25+ years of experience	1
A = Audit Committee	NCG = Nominating and Corporate Governance Committee						PCC = People, Culture & Compensation Committee

I = Independent Director	CH = Chairman of the Board						CC = Committee Chair

6 / 2023 Proxy Statement | CEDAR FAIR, L.P.

Executive Compensation

The Board is asking for your advisory approval of the compensation of our named executive officers. We provide this opportunity annually, and we anticipate holding the next unitholder advisory vote on the compensation of our named executive officers at the annual meeting in 2024, subject to any updates as a result of the unitholder say-on-frequency advisory vote (Proposal 4). Please see Proposal Three. Advisory Vote on Our Named Executive Officer Compensation on page 17 and the detailed information regarding our named executive officer compensation in the Compensation Discussion and Analysis section and the executive compensation tables and related narratives included in this proxy statement on pages 24-68.

PAY FOR PERFORMANCE: OUR COMPENSATION OBJECTIVES

Incentivize our key employees to drive superior results

Give key employees a proprietary and vested interest in our growth and performance

Align executive compensation with unitholders’ interest by:

• Emphasizing performance-based compensation

• Directly tying compensation to Board-approved annual and long range plans

• Increasing insider equity ownership

Attract, retain and motivate exceptional leaders upon whom, in large measure, our sustained growth, progress and profitability depend

Reward successful individual performance and directly tie compensation to Company performance

COMPENSATION ELEMENTS AND MIX	OTHER KEY FEATURES

Our executive compensation program is designed around total direct compensation - the combination of:	• Alignment with unitholder interests
• Mandatory unit ownership guidelines for CEO and his direct reports

• Base Salary	• Incentive compensation clawback provisions for CEO and his direct reports
• Annual Cash Incentive Awards	• No excise tax gross-ups or significant perquisites
• Long-Term Incentive Compensation	• Anti-pledging policy for executive officers, including the prohibition of holding units in margin accounts
• Restricted Unit Awards	• Anti-hedging policy for executive officers
• Performance Unit Awards	• Annual compensation risk assessment
See: Elements of Executive Compensation	• Independent compensation consultant engaged by People, Culture & Compensation Committee

CEDAR FAIR, L.P. | 2023 Proxy Statement / 7

The Annual Meeting

This proxy statement is furnished in connection with the solicitation of proxies from the limited partner unitholders (the “unitholders” or “limited partners”) of Cedar Fair, L.P. (the “Partnership” or the “Company”) by the Board of Directors (the “Board”) of its general partner, Cedar Fair Management, Inc. (“CFMI”), for use at the 2023 Annual Meeting of Limited Partner Unitholders (the “annual meeting”). We intend to mail a printed copy of this proxy statement and proxy card to our unitholders of record entitled to vote at the annual meeting on or about April 13, 2023.

TIME AND PLACE

The annual meeting will be held at the JW Marriott San Antonio Hill Country Resort & Spa, 23808 Resort Parkway, San Antonio, Texas on Wednesday, May 24, 2023 at 9:00 a.m. (EDT). Attendees must present a personal form of identification, and if you hold units through a brokerage account, bank or other nominee, you must present a recent statement or other proof of ownership to be admitted.

ITEMS OF BUSINESS

Proposal 1. Elect three (3) Class III Directors for a three-year term expiring in 2026

Proposal 2. Confirm the appointment of Deloitte & Touche LLP as our independent registered public accounting firm

Proposal 3. Advisory approval of our named executive officer compensation

Proposal 4. Advisory vote regarding the frequency of unitholder advisory votes on executive compensation

The limited partners will also be asked to vote on any other matters that may be properly raised at the annual meeting. It is not anticipated that any other matters will be raised at the annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE UNITHOLDER MEETING TO BE HELD ON MAY 24, 2023

The proxy statement and our annual report on Form 10-K are available free of charge at http://ir.cedarfair.com.

VOTING PROCESS

You may vote in person at the annual meeting or through a proxy. However, even if you plan to attend the annual meeting in person, the Board urges you to submit your vote as soon as possible by mail, telephone, or the Internet. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures allow unitholders to appoint a proxy to vote their units and to confirm that their instructions have been properly recorded. Instructions for voting by telephone and over the Internet are included on the accompanying proxy card, which solicits proxies on behalf of the Board of CFMI. All of the Partnership units represented by proxies properly received prior to or at the annual meeting and not revoked will be voted in accordance with the instructions indicated in the proxies. If you own units directly and submit a proxy, on or as instructed in the accompanying form, but do not provide voting instructions on your proxy, the units represented by your proxy will be voted for the election of the Board’s nominees as Class III Directors, Ms. Barton, Mr. Ouimet and Mr. Zimmerman, for each of Proposals 2 and 3, and for a frequency of “each year” on Proposal 4, and in the discretion of the proxies upon such other business as may properly come before the annual meeting, in each case whether or not any other nominations are properly made at the annual meeting.

If you hold units indirectly in a brokerage account or through a bank or other nominee, you are considered to be the beneficial owner of units held in “street name” and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker how to vote. Under New York

8 / 2023 Proxy Statement | CEDAR FAIR, L.P.

Stock Exchange rules, unless you furnish specific voting instructions, your broker is not permitted to vote your units on the election of a director, on the advisory vote on executive compensation, or on your preference regarding the frequency of the advisory vote on executive compensation. Your broker is permitted to vote your units on the appointment of our independent registered public accounting firm, even if you do not furnish voting instructions. If your units are held in “street name”, your broker or other nominee may have procedures that will permit you to vote by telephone or electronically through the Internet.

Any proxy given on the accompanying form or through the Internet or telephone may be revoked by the person giving it at any time before it is voted. Proxies may be revoked, or the votes reflected in the proxy changed, by submitting a properly executed later- dated proxy to Corporate Secretary, One Cedar Point Drive, Sandusky, Ohio, 44870, before the vote is taken at the annual meeting. If your units are voted through your broker or other nominee, you must follow directions received from your broker or other nominee to change your voting instructions.

If you have more questions about the proposals, or if you would like additional copies of this document, you may call or write:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor

Stamford, CT 06902

Please call: (203) 658-9400 or

Call toll free at: (800) 662-5200

Email: FUN.info@investor.morrowsodali.com

Web address: www.morrowsodali.com

RECORD DATE, VOTING RIGHTS, QUORUM, VOTE REQUIRED

CFMI has fixed the close of business on March 27, 2023 as the record date for unitholders entitled to notice of and to vote at the annual meeting. Only holders of record of limited partner units on the record date are entitled to notice of the annual meeting and to vote at the annual meeting. Each holder of record of limited partner units as of the record date is entitled to cast one vote per unit on each of the proposals.

A majority of the units entitled to vote at the annual meeting present, either in person or represented by proxy, will constitute a quorum for the transaction of any business. In case a quorum is not present, the meeting may be adjourned without notice other than an announcement at the time of the adjournment of the date, time and place of the adjourned meeting. The nominees receiving the greatest number of votes cast for the election of directors by the units represented at the annual meeting, either in person or by proxy, will be elected. The affirmative vote of a majority of the units represented at the annual meeting, either in person or by proxy, is required to confirm the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2023. The advisory vote to approve the compensation of our named executive officers requires the affirmative vote of a majority of units represented at the annual meeting, either in person or by proxy. The unitholders’ preference regarding the frequency of the advisory vote on the compensation of our named executive officers will be determined by the option receiving the most votes cast. These say-on-pay and say-on-frequency votes on Proposals 3 and 4 are advisory, and therefore not binding on the Company, the People, Culture & Compensation Committee (formerly known as the Compensation Committee), or the Board. However, the People, Culture & Compensation Committee will consider the voting results when making future decisions regarding executive compensation as it deems appropriate.

Abstentions will be counted for purposes of establishing a quorum at the annual meeting, will be counted as votes cast and will have the effect of a vote against a proposal. Broker non-votes will be counted for purposes of establishing a quorum but will not be counted as votes cast.

As of March 27, 2023, there were 51,501,669 units outstanding and entitled to vote at the annual meeting, held by approximately 4,700 holders of record. As of March 27, 2023, the directors and executive officers of the general partner and their affiliates beneficially owned 925,863 units (which includes 50,042 deferred equity compensation), or approximately 1.8% of the total units outstanding on that date. See Security Ownership of Certain Beneficial Owners and Management.

CEDAR FAIR, L.P. | 2023 Proxy Statement / 9

Proposal One. Election of Directors

The Board of Directors of CFMI is currently comprised of nine directors. The directors are divided into three classes: Class I, Class II, and Class III, and each class consists of three directors. The terms of the directors in Class III expire at this annual meeting. Our current Class III Directors are Gina D. France, Matthew A. Ouimet and Richard A. Zimmerman. Pursuant to ongoing succession planning efforts, Ms. France will not stand for re-election to the Board at the annual meeting following 12 years of service. We thank Ms. France for her exceptional service and dedication as a director.

At this annual meeting, Nina Barton, Matthew A. Ouimet and Richard A. Zimmerman are nominated by the Board for election as Class III Directors to serve for three-year terms expiring at the annual meeting in 2026 or until their respective successors are duly elected and qualified. Ms. Barton was selected through a comprehensive, national search process conducted by a global, independent executive search firm under the direction of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has recommended, and the Board of Directors of CFMI has unanimously approved, the nomination of Ms. Barton and Messrs. Ouimet and Zimmerman, to whom we refer in this proxy statement as the Board’s nominees.

The Board believes that the attributes, skills and qualifications that Ms. Barton and Messrs. Ouimet and Zimmerman have developed through their extensive leadership experience across the consumer packaged goods, leisure, and entertainment industries, and their unique insights and perspectives make them exceptionally qualified to serve on the Board. Ms. Barton and Mr. Ouimet will qualify as “independent” directors under the NYSE rules and our Corporate Governance Guidelines.

Each nominee has agreed to stand for election and has consented to being named in this proxy statement and to serve if elected. While the Partnership has no reason to believe that any of its nominees will be unable or unwilling to serve as a director at the time of the annual meeting, in the unlikely event that any of them does not stand for election, the Board may reduce the number of directors standing for election, or the proxies may use the accompanying proxy to vote for a replacement nominee recommended by the Board, whether or not any other nominations are properly made at the meeting. The nominees who receive the greatest number of votes cast for the election of directors at the annual meeting by the units present, either in person or by proxy, and entitled to vote will be elected. Set forth below is biographical and other information about the Board’s nominees and the continuing directors, including information concerning the particular experience, qualifications, attributes and skills that led the Nominating and Corporate Governance Committee and the Board to determine that each should serve as a director.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES TO BE ELECTED AS CLASS III DIRECTORS.

10 / 2023 Proxy Statement | CEDAR FAIR, L.P.

NOMINEES RECOMMENDED BY THE BOARD FOR ELECTION AS CLASS III DIRECTORS TO SERVE UNTIL 2026:

NINA BARTON Director Nominee

Nina Barton is a consumer packaged goods executive with more than 25 years of experience, including extensive marketing experience. She currently serves as CEO of Vytalogy Wellness, a modern wellness company with vitamin and supplement brands. Ms. Barton is responsible for leading the company’s more than 600 employees and driving the strategy and growth of its vitamin and supplement brands, Natrol and Jarrow Formulas. Prior to Vytalogy Wellness, Ms. Barton spent more than 10 years in leadership positions across various categories at The Kraft Heinz Company (NASDAQ: KHC), a multinational food company. Most recently, she served as the global chief growth officer at Kraft and was responsible for leading their global strategy, including eCommerce, R&D and marketing. Prior to joining Kraft in 2011, Ms. Barton held numerous marketing and leadership positions at multinational consumer packaged goods companies, including Johnson & Johnson (NYSE:JNJ), L’Oréal and Procter & Gamble (NYSE: PG). Ms. Barton is qualified to serve on the Board of Directors as a result of her past experiences across multiple consumer-facing brands, as well as her many years of marketing experience.

MATTHEW A. OUIMET Director since: 2011

Matthew A. Ouimet has been a member of the Board of Directors since August 2011. He served as Executive Chairman of the Board of Directors from January 2018 through December 2019. Mr. Ouimet served as chief executive officer from January 2012 through December 2017 and was president of the Partnership’s General Partner from June 2011 through October 2016. Before joining Cedar Fair, Mr. Ouimet was president and chief operating officer for Corinthian Colleges (NASDAQ: COCO), a publicly traded company that owns and manages for-profit colleges throughout the United States and Canada, from July 2009 through October 2010 and was executive vice president-operations for Corinthian Colleges from January 2009 through June 2009. Prior to joining Corinthian Colleges, he served as president, Hotel Group for Starwood Hotels and Resorts Worldwide from August 2006 through September 2008. Before joining Starwood, Mr. Ouimet spent 17 years at The Walt Disney Company (NYSE: DIS), where he last served as President of the Disneyland Resort. He also served in a variety of other business development and financial positions during his employment with Disney, including president of Disney Cruise Line and executive general manager of Disney Vacation Club. Mr. Ouimet’s experience, leadership and management skills and his insights from his experience as Cedar Fair’s prior chief executive officer provide guidance, operational knowledge and management perspective to the Board.

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RICHARD A. ZIMMERMAN President and Chief Executive Officer Director since: 2019

Richard A. Zimmerman has been president and chief executive officer of Cedar Fair since January 2018 and a member of the Board of Directors since April 2019. Prior to becoming CEO, Mr. Zimmerman served as president and chief operating officer from October 2016 to December 2017 and served as chief operating officer from October 2011 to October 2016. Prior to that, he was appointed as executive vice president in November 2010 and as regional vice president in June 2007. He has been with Cedar Fair since 2006, when it acquired Kings Dominion. Mr. Zimmerman was vice president and general manager of Kings Dominion from 1998 through 2006. Mr. Zimmerman’s leadership and management skills and his insights from his experience as Cedar Fair’s president and chief executive officer provide guidance, operational knowledge and management perspective to the Board.

CLASS II DIRECTORS SERVING UNTIL 2024:

MICHELLE M. FRYMIRE Director since: 2022 | Audit Committee

Michelle McKinney Frymire has extensive executive-level and financial experience with both public and private companies. Most recently, she served as CEO of CWT (formerly Carlson Wagonlit Travel), a leader in travel management technology, from May 2021 to May 2022, when she steered the company through the pandemic, driving the company’s global strategy and overseeing significant investment in the company’s product and technology platforms. As a travel management platform, CWT was heavily impacted by the COVID-19 pandemic and with the support of nearly all of its debt holders CWT filed a pre-packaged Chapter 11 bankruptcy on November 11, 2021, in the U.S. Bankruptcy Court for the Southern District of Texas. CWT’s plan of reorganization was approved by the Bankruptcy Court the following day, on November 12, 2021, and CWT was able to exit Chapter 11 on November 19, 2021. Prior to serving as CEO, Ms. Frymire served as president and CFO of CWT, in charge of global business strategy and transformation. Prior to joining CWT, Frymire was CFO for U.S. Risk Insurance Group, LLC, a privately owned specialty lines underwriting manager and wholesale broker, from 2017 to 2019. From 2015 to 2017, she served as CFO for Service King Collision Repair Centers, an auto body collision repair company. From 2009 to 2015, Frymire served in a variety of roles for The Service Master Companies, Inc., a residential and commercial services company, most recently as vice president, corporate FP&A and strategy, as well as CFO for TruGreen, a lawn and landscape service provider, from 2009 to 2013. From 2005 to 2009, Frymire was CFO, vacation ownership for Starwood Hotels & Resorts Worldwide, Inc., a former hospitality company. From 1998 to 2005, Frymire served in a variety of roles for Delta Air Lines, Inc. (NYSE: DAL), a global airline carrier, including vice president of finance, marketing, international, network and technology. From 1994 to 1998, she was managing director, financial planning, analysis and systems for Continental Airlines, a former global airline carrier. Ms. Frymire serves as board director and member of the audit and nominating & governance committee of Spirit Realty Capital, Inc. (NYSE: SRC), a triple net lease REIT. She also serves as board director for Sonder (NASDAQ: SOND), a hospitality company, where she sits on the audit committee and chairs the nominating, corporate governance & social responsibility committee. At Cedar Fair, Ms. Frymire has served as a director since October 2022 and serves as a member of the Audit Committee. Ms. Frymire is qualified to serve on the Board of Directors as a result of her extensive executive-level and financial experience, including in the technology, travel and hospitality sectors.

12 / 2023 Proxy Statement | CEDAR FAIR, L.P.

DANIEL J. HANRAHAN Chairman of the Board Director since: 2012

Daniel J. Hanrahan brings more than 40 years of experience, including from a variety of sales and marketing, general manager, president and chief executive officer roles across the consumer packaged goods, retail, travel and hospitality sectors. In January 2020, he was appointed Chairman of the Board of Directors. He served as the president and chief executive officer and director of the Regis Corporation (NYSE: RGS), a global leader in beauty salons and cosmetology, from August 2012 through April 2017. Prior to joining Regis, he served as president and CEO of Celebrity Cruises, a cruise line and division of Royal Caribbean Cruises (NYSE: RCL), from 2007 to 2012. He was promoted to president in 2005 and to CEO in 2007 after his highly successful management of the sales and marketing division for Royal Caribbean. Prior to joining Royal Caribbean, Mr. Hanrahan served in executive-level positions with Polaroid Corporation and Reebok International Ltd. In 2004, he was named one of the “Top 25 Extraordinary Minds in Hospitality Sales and Marketing” by Hospitality and Sales Marketing Association International. From 2017 to 2021, Mr. Hanrahan was a director and member of the audit committee at Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND), a global provider of expedition cruises and adventure travel experiences. He joined the board of Foss Swim Schools, a Prairie Capital company, in April 2019. Mr. Hanrahan joined Sycamore Partners as an advisor in 2021. At Cedar Fair, Mr. Hanrahan has served as a director since June 2012. Mr. Hanrahan is qualified to serve on the Board of Directors primarily as a result of his significant executive-level experience across a wide spectrum of consumer-facing brands, including in the retail, travel and hospitality sectors, as well as his more than 40 years of experience in sales and marketing.

JENNIFER MASON Director since: 2022 | Audit Committee

Jennifer Mason is global officer, treasurer and risk management at Marriott International, Inc. (NASDAQ: MAR), a hospitality company with 30 brands and 8,000+ properties in 139 countries. In her role at Marriott, she oversees global capital markets and hotel financing, financial strategy and capital allocation, financial risk management, and global capital transactions and treasury services, and is responsible for the company’s risk management function including insurance, claims, business continuity and global safety and security. Prior to her current role, Ms. Mason was CFO for Marriott’s U.S. & Canada division, where she led financial management responsible for the P&L, budgeting, forecasting, cash management, internal controls, asset management and feasibility. Since 1992, Ms. Mason has held several other leadership positions at Marriott, including senior vice president of IT business partnership & planning, as well as senior vice president, sales & marketing planning support. In her first 16 years with Marriott, Ms. Mason held several positions of increasing responsibility in internal audit, corporate financial planning & analysis, lodging finance and business development. She was regional director for the Mid-Atlantic region and vice president, finance business partner for sales and marketing, before serving in her senior vice president roles. At Cedar Fair, Ms. Mason has served as a director since October 2022 and is a member of the Audit Committee. She is qualified to serve on the Board of Directors as a result of her executive-level experience within the hospitality sector, including her experience in financial and risk management leadership positions.

CEDAR FAIR, L.P. | 2023 Proxy Statement / 13

CLASS I DIRECTORS SERVING UNTIL 2025:

LOUIS CARR Director since: 2020 | Nominating and Corporate Governance Committee People, Culture & Compensation Committee

Louis Carr is president of Media Sales for BET Networks, a leading provider of quality entertainment, music, news and public affairs television programming for the African-American audience and a subsidiary of Paramount Global (NASDAQ: PARA). Mr. Carr has been with BET Networks for 35 years and is recognized as one of the most influential and prominent African Americans in the media and marketing industries. In 2016, Mr. Carr earned the Diversity Award from the Hyatt Corporation and another Lifetime Achievement Award from the Patricia Martin Legacy celebration honoring his work around diversity from both a personal and professional standpoint. Louis has also been listed on NAMIC’s Most Influential African Americans list in the cable industry several times. Mr. Carr has served on the boards of the Ad Council; International Radio and Television Society (IRTS); American Advertising Federation (AAF); the Video Advertising Board (VAB), formerly the CAB; and Boys Hope Girls Hope. He currently serves on the board of the United States Track and Field Foundation and Drake University. Utilizing his B.A. in Journalism from Drake University, Louis has become a compelling author, writing two books titled Dirty Little Secrets and The Little Black Book: Daily Motivations for Business and Personal Growth. At Cedar Fair, Mr. Carr has served as a director since 2020 and is a member of the Nominating and Corporate Governance Committee and People, Culture & Compensation Committee. Mr. Carr is qualified to serve on the Board of Directors primarily as a result of his more than 35 years of experience as an entertainment, media, and advertising executive.

D. SCOTT OLIVET Director since: 2013 | Nominating and Corporate Governance Committee People, Culture & Compensation Committee

D. Scott Olivet is the chief executive officer of Renegade Brands, an investment company that primarily invests in apparel and other consumer companies; chief executive officer of DSO Advisors, which provides strategic, brand and organizational effectiveness consulting and executive coaching services; and an operating partner at Altamont Capital Partners, a private equity firm. From 2013 to 2019, Mr. Olivet served as chief executive officer of the coordinating and shared services entity for a portfolio of Altamont Capital owned businesses. From 2009 to 2011, Mr. Olivet served as chief executive officer of RED Digital Cinema Camera company. From 2005 to July 2009, Mr. Olivet served as chief executive officer and director of Oakley, a manufacturer of sports performance equipment, then served as chairman of the board from July 2009 to February 2011. Prior to joining Oakley, he served as vice president of NIKE Subsidiaries and New Business Development where he was responsible for the Hurley, Converse, Cole Haan, Bauer Hockey, and Starter brands; senior vice president of Real Estate, Store Design, and Construction with Gap Inc., with responsibility across Gap, Banana Republic, and Old Navy brands; and as a partner with Bain & Company where he was also the leader of the worldwide practice in organizational effectiveness and change management. Mr. Olivet serves as executive chairman of RED Digital Cinema, an American manufacturer of digital cinematography tools, a position he has held since July 2009. Mr. Olivet also serves as chairman of Future Stitch since July 2018, director of Rockport Group since October 2018, and director of Brixton Manufacturing since October 2014. He has previously served on the boards of Oakley, Collective Brands, Skullcandy, Fox Racing, Mervin Manufacturing, Dakine, HUF, and Hybrid Apparel. At Cedar Fair, Mr. Olivet has served as a director since 2013, is the Chair of the People, Culture & Compensation Committee and is a member of the Nominating and Corporate Governance Committee. Mr. Olivet is qualified to serve on the Board of Directors primarily as a result of his particular knowledge and professional experience in retail, merchandising, marketing, finance, strategy, technology, international business, and multi-division general management experience from his past public board experience and service as president and CEO of a nationally recognized company that conducts business in the retail industry.

14 / 2023 Proxy Statement | CEDAR FAIR, L.P.

CARLOS A. RUISANCHEZ Director since: 2019 | Audit Committee People, Culture & Compensation Committee

Carlos A. Ruisanchez is a seasoned executive with extensive strategy, finance and senior management experience in the hospitality industry, including casinos, hotels, restaurants and entertainment businesses. He is the co-founder of Sorelle Capital, a firm focused on investing in and helping grow companies in the hospitality, consumer, and real estate sectors. Mr. Ruisanchez also serves as an independent director of Southwest Gas Holdings (NYSE: SWX). Prior to Sorelle, he served as president and chief financial officer and board member of Pinnacle Entertainment, Inc. (NASDAQ: PNK), a leading regional gaming entertainment company, until its sale in October 2018. Mr. Ruisanchez joined Pinnacle in August 2008 as its executive vice president, strategic planning and development. He became Pinnacle’s chief financial officer in 2011, president and chief financial officer in 2013, and board member in 2016. During his tenure at Pinnacle, Mr. Ruisanchez, in addition to leading all of Pinnacle’s finance and analytic functions, led all merger, acquisition and divestiture activities, new development representing billions of dollars of transactions. Prior to joining Pinnacle, he worked at Bear, Stearns & Co. Inc., an investment banking firm, since 1997 and most recently served as senior managing director responsible for corporate clients in the gaming, lodging and leisure industries, as well as financial sponsor banking relationships. At Cedar Fair, Mr. Ruisanchez has served as a director since 2019, is the Chair of the Audit Committee and is a member of the People, Culture & Compensation Committee. Mr. Ruisanchez’s extensive experience as a senior executive in the finance and entertainment industries provides the Board of Directors with expertise in operations, accounting, corporate finance, real estate, corporate governance, regulatory and risk assessment issues.

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Proposal Two. Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm to audit our consolidated financial statements for 2023 and requests that our unitholders confirm that appointment. Deloitte audited our consolidated financial statements and our internal control over financial reporting for 2022. A representative of Deloitte will be made available at the annual meeting and will be given an opportunity to make a statement and to respond to appropriate questions.

If our unitholders do not confirm our appointment of Deloitte, the Audit Committee will reconsider whether to retain Deloitte, and may still retain Deloitte or another firm without re-submitting the matter to our unitholders. In all cases, the Audit Committee retains its right to appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the interests of our unitholders. The affirmative vote of a majority of the units present, or represented by proxy, at the annual meeting is required for ratification.

THE BOARD RECOMMENDS A VOTE FOR THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023.

16 / 2023 Proxy Statement | CEDAR FAIR, L.P.

Proposal Three. Advisory Vote on Our Named Executive Officer Compensation

We are seeking an advisory vote of our unitholders on the compensation of our named executive officers, which we are providing as required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended. As previously recommended by our unitholders and approved by the Board, we provide this opportunity annually, and we anticipate holding the next unitholder advisory vote on the compensation of our named executive officers at the annual meeting in 2024, subject to any updates in light of the result of the unitholder say-on-frequency advisory vote (Proposal 4). We encourage you to review the detailed information regarding our named executive officer compensation provided in the Compensation Discussion and Analysis section and the executive compensation tables and related narratives included in this proxy statement.

Cedar Fair has a long-standing track record of creating value for our unitholders. We believe our compensation program design supports our continued delivery of results and incentivizes the high-performing executive team. We stayed true to the guiding principles of our program despite the unprecedented impacts of the COVID-19 pandemic in 2020 and 2021. As we returned to a more normalized operating cycle in 2022, we also returned to the general compensation construct we used historically. To that end, our 2022 compensation program approach continued to emphasize performance-based compensation; focused on returning to a pre-COVID-19 pandemic framework that is straightforward, consistent with our overall compensation philosophy and objectives, aligned with the creation of unitholder value, reflective of the strength of the recovery and projected growth of the business; and continued to reflect our desire to attract and retain critical talent and incentivize our team to further optimize and drive business results in direct alignment with our unitholders’ interests and long-term value creation. Due to 2021 performance trends and our confidence around the ability to reopen under more normalized operating conditions heading into 2022, we used the flexibility under our program and eliminated pandemic-specific compensation program adjustments while returning to our historical pre-pandemic incentive compensation frameworks with select modifications aligned with our ongoing strategy.

We ask that you support the compensation of our named executive officers. Although this vote is advisory and non-binding in nature, the Board and the People, Culture & Compensation Committee value the opinion of our unitholders and will consider the voting results when determining our compensation policies, philosophy and arrangements in the future.

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

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Proposal Four. Advisory Vote Regarding the Frequency of Unitholder Advisory Votes on Executive Compensation

As required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are asking our unitholders to cast an advisory vote on whether future advisory votes on executive compensation (of the nature described in Proposal 3 above) should occur every year, every two years or every three years. We last held a frequency vote at our 2017 Annual Meeting of Limited Partner Unitholders. At that meeting, our unitholders voted in favor of holding annual advisory votes on the compensation of the named executives, and we have held annual votes since then.

While we design our executive compensation programs in a manner that we believe promotes a long-term connection between pay and performance, we recognize that holding an annual advisory vote on executive compensation provides the Board with direct feedback on our executive compensation practices. We are aware of the significant interest in executive compensation by our unitholders and recommend this advisory vote to occur each year as a manner for unitholders to express their view on our executive compensation philosophy.

Although the vote is advisory and non-binding in nature, the Board and the People, Culture & Compensation Committee will take into consideration the voting results when determining how often an advisory vote on the compensation of our named executive officers should occur. You will be able to specify one of four choices for this proposal: one year, two years, three years or abstain. You are not voting to approve or disapprove the Board’s recommendation regarding Proposal 4. We expect to hold our next frequency vote at our 2029 Annual Meeting of Limited Partner Unitholders.

THE BOARD RECOMMENDS A VOTE TO CONDUCT ADVISORY VOTES ON EXECUTIVE COMPENSATION EACH YEAR.

18 / 2023 Proxy Statement | CEDAR FAIR, L.P.

Board Matters and Corporate Governance

BOARD LEADERSHIP STRUCTURE

The Board is committed to strong leadership and effective corporate governance. The Board currently maintains separate roles of CEO and Chairman of the Board. We believe this structure is optimal for our current circumstances and that it provides effective leadership and oversight of management by the Board. The Board does not have a specific policy with respect to separating or combining these roles, or whether the Chairman should be an employee or non-employee director. The Board will continue to periodically review and evaluate this structure and the appointment of the Chairman on a periodic basis. The current approach was adopted during our last CEO transition and has been in place for a number of years.

The Chairman of the Board’s duties include:

•	Presiding at all Board meetings, including executive sessions;

•	Convening meetings of the independent directors as deemed appropriate;

•	Assisting with information flow and approval of board schedules and agendas;

•	Leading the Board process for and working with the People, Culture & Compensation Committee to evaluate the performance and determine the compensation of the Chief Executive Officer;

•	Retaining counsel or other advisers on behalf of the independent directors; and

•	Performing such other functions and responsibilities requested by the Board from time to time.

RISK OVERSIGHT

The Board plays a direct role in monitoring and mitigating risks to the Partnership broadly and also administers its risk oversight role through its committee structure and the committees’ reports to the Board. The Board regularly reviews information regarding credit, liquidity, operational, cyber and audit risk, and management identifies and prioritizes other material risks. The Board is kept abreast of each of the committees’ risk oversight and other activities via regular reports of the committee chairs to the full Board. See Board Committees below for committee descriptions and risk oversight activities.

BOARD COMMITTEES

The Board has three committees: an Audit Committee, a Nominating and Corporate Governance Committee, and a People, Culture & Compensation Committee. Each committee is composed entirely of independent directors, as that term is defined in the NYSE listing standards and CFMI’s Corporate Governance Guidelines, and each member of the Audit Committee is independent as required under Section 301 of the Sarbanes-Oxley Act of 2002. Each committee conducts an annual evaluation of its performance, and the Nominating and Corporate Governance Committee annually conducts an evaluation of the Board, its committees and the Chairman of the Board. Furthermore, we periodically rotate committee membership and chairmanship. In 2022, we transitioned the Audit Committee chairmanship from Ms. France to Mr. Ruisanchez, and we transitioned the Nominating and Corporate Governance Committee chairmanship from Ms. Smithart-Oglesby to Ms. France. In 2021, we transitioned the People, Culture & Compensation Committee chairmanship from Ms. Shanahan to Mr. Olivet.

The Board formally met 15 times in 2022 along with additional interactions between formal meetings. Committees of the Board met from time to time upon call of the Chairman of the Board or individual committee chairs. During 2022, each current director attended at least 75% of all of the meetings of the Board, inclusive of applicable committee meetings, during the time each director served on the Board. Directors are expected to attend all meetings of the Board, meetings of the committees on which they serve and the annual meeting absent occasional, unavoidable circumstances. All of the current board members, other than Mses. Frymire and Mason, attended the 2022 Annual Meeting of Limited Partner Unitholders.

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Executive sessions of all non-employee directors are scheduled in conjunction with each regularly scheduled board meeting. At least one of these executive sessions was attended by independent directors only. The Chairman of the Board presided at each executive session in 2022.

AUDIT COMMITTEE

Committee Members: Carlos A. Ruisanchez (Chair) ✓ Gina D. France ✓ Michelle M. Frymire ✓ Jennifer Mason ✓ Number of Meetings in 2022: 5 ✓ Audit Committee Financial Expert	- - - -

Responsible for appointing and meeting with our independent registered public accounting firm and for assisting the Board in its oversight of the financial statement reporting, internal audit and risk management functions.

Meets frequently during the year and discusses with management and our independent registered public accountant: (1) current business trends affecting the Partnership; (2) major risks facing the Partnership; (3) steps management has taken to monitor and control such risks; and (4) adequacy of internal controls that could significantly affect the Partnership’s financial statements.

Reviews the Partnership’s enterprise risk management process for identification of and response to risks related to cyber-security and data protection, and other risks that may materially impact the business.

The Audit Committee Chair provides the Board with regular reports concerning its risk oversight activities.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Committee Members: Gina D. France (Chair) Louis Carr D. Scott Olivet Number of Meetings in 2022: 19	- - - -

Responsible for identifying key criteria for service as a director, reviewing board succession, and identifying qualified director nominees to enhance the Board and to play a leadership role in shaping the governance of CFMI.

Conducts appropriate inquiries into the background and qualifications of Board candidates meeting these criteria.

Conducts an annual evaluation of the Board, its committees and the Chairman of the Board.

Oversees compliance with CFMI’s Corporate Governance Guidelines, monitors developments in corporate governance, and facilitates board educational opportunities.

Director Nominations Process

The Nominating and Corporate Governance Committee considers diversity of experience and background when selecting candidates. The Committee believes candidates for the Board should: have the ability to exercise objectivity and independence in making informed business decisions; possess the highest integrity, as well as extensive knowledge, experience and judgment; maintain loyalty to the interests of the Partnership and its unitholders; and devote the extensive time necessary to fulfill a director’s duties. Although CFMI does not have a formal policy on diversity in the selection of candidates for the Board, the Committee employs an inclusive and comprehensive approach designed to cultivate and recruit candidates with diverse backgrounds and experiences, including factors such as education, career and professional experience, independence, skills and personal

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characteristics, and understanding of and experiences in management, finance and marketing in the Partnership’s industry as well as other industries. The Committee reviews these factors as well as the other qualifications outlined above and strives to create a Board of Directors with a variety of complementary skills and experiences, both personal and professional.

The Nominating and Corporate Governance Committee will consider qualified nominees recommended by unitholders for membership on the Board. If a unitholder wishes to recommend an individual for membership on the Board, that recommendation can be sent to Brian Nurse, Corporate Secretary, One Cedar Point Drive, Sandusky, Ohio 44870-5259. In addition, limited partners may nominate one or more persons for election or reelection to the Board at an annual meeting in accordance and compliance with the notice, procedural, informational and other requirements of our Partnership Agreement. See Unitholder Proposals and Nominations for the 2024 Annual Meeting for additional information.

PEOPLE, CULTURE & COMPENSATION COMMITTEE

Committee Members: D. Scott Olivet (Chair) Louis Carr Carlos A. Ruisanchez Number of Meetings in 2022: 6	- - - - -

Responsible for reviewing the Partnership’s compensation and employee benefit policies and programs, and recommending related actions, as well as executive compensation decisions and succession planning matters, to the Board of Directors.

Responsible for recommending the fees paid to the directors and board committee members for services in those capacities.

Responsible for compensation decisions for the Chief Executive Officer, together with the Board of Directors, based upon its review of his performance and the performance of the Partnership.

Makes recommendations to the Board of Directors with respect to non-CEO executive management compensation, incentive compensation plans and equity-based compensation based on discussions with and recommendations of the Chief Executive Officer. On an annual basis, the chief executive officer reviews all of his direct reports, including the other named executive officers, and the other executive officers review and make recommendations regarding their direct reports.

Assesses the Partnership’s compensation programs annually to ensure they do not encourage excessive risk taking by employees, which could result in a material adverse impact on the Partnership.

Compensation Committee Interlocks and Insider Participation

None of our directors who served on the People, Culture & Compensation Committee during 2022 were current or former officers or employees of the Partnership or had any relationship with us that would be required to be disclosed by us under applicable related party requirements. There are no interlocking relationships between the Partnership’s executive officers or directors and the board or compensation committee of another entity.

BOARD INDEPENDENCE

In addition to the independence criteria contained in the NYSE listing standards, the Board has adopted additional standards to determine director independence. These standards are located in our Corporate Governance Guidelines on our website. The Board has affirmatively determined that current Board members and Board nominees: Nina Barton, Louis Carr, Gina D. France, Michelle M. Frymire, Daniel J. Hanrahan, Jennifer Mason, D. Scott Olivet, Matthew A. Ouimet, and Carlos A. Ruisanchez, meet the independence criteria of the NYSE listing

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standards and our Corporate Governance Guidelines. The Board has determined Richard A. Zimmerman is not independent because he is a current executive officer of the Partnership. The Board also determined that former directors, Lauri Shanahan and Debra Smithart-Oglesby, who served as directors during 2022, met the independence criteria of the NYSE listing standards and our Corporate Governance Guidelines.

In making the independence determinations, the Board considered Ms. Mason’s current position as Global Officer, Treasurer and Risk Management at Marriott International. In 2022, Cedar Fair paid approximately $250,000 of franchise fees to Marriott International. The Board determined that this relationship was not material and did not impair the independence of Ms. Mason.

UNITHOLDER ENGAGEMENT AND COMMUNICATION WITH THE BOARD

Members of management and the Board practice and encourage ongoing engagement with our unitholders by meeting in person and over the telephone with our unitholders to discuss a broad range of topics, including governance and our compensation programs. Investor perspectives shared during these conversations helped inform the Board’s thinking in a wide range of areas, including liquidity, capital allocation, expectations of management and executive compensation. During 2022, management also engaged with our unitholders through quarterly earnings calls and other channels of communication.

The Board also provides a formal process for unitholders and interested parties to send communications directly to the Board, including the non-employee independent directors as a group or the presiding director of such group. Unitholders and other interested parties may send mail communication addressed as follows:

Brian Nurse, Corporate Secretary

One Cedar Point Drive

Sandusky, Ohio 44870-5259

The correspondence will be forwarded to the Chair of the Nominating and Corporate Governance Committee who will review the correspondence and take action accordingly. We also have a toll-free hotline that is available to anyone, including unitholders, who wishes to bring a matter to the attention of the non-employee directors. The telephone number of the hotline is 800-650-0716. The Audit Committee of the Board of Directors is charged with reviewing information received and taking appropriate action as necessary.

CORPORATE GOVERNANCE MATERIALS

Our Corporate Governance Guidelines, Code of Conduct and Ethics, and the charters of the Board committees provide the framework for the governance of the Partnership.

The Corporate Governance Guidelines cover, among other things, the composition and functions of the Board, the qualifications and responsibilities of directors, director independence, the selection process for new directors, Board committees, compensation of the Board and the responsibilities of the Chairman of the Board.

We have adopted and maintain a Code of Conduct and Ethics that covers all directors, officers and employees of the Partnership and its subsidiaries. The Code of Conduct and Ethics requires, among other things, that the directors, officers and employees exhibit and promote the highest standards of honest and ethical conduct, avoid conflicts of interest, comply with laws, rules and regulations, and otherwise act in the Partnership’s best interest.

We normally post amendments to or waivers from the Partnership’s Corporate Governance Guidelines and Code of Conduct and Ethics on our Investor Relations website at http://ir.cedarfair.com. No waivers have been made or granted prior to the date of this Proxy Statement.

22 / 2023 Proxy Statement | CEDAR FAIR, L.P.

Availability of Corporate Governance Documents

Our Corporate Governance Guidelines, Code of Conduct and Ethics, and charters for each of the committees of the Board are available on our Investor Relations website at http://ir.cedarfair.com. A printed copy of each of these documents is available, without charge, by sending a written request to: Cedar Fair L.P., One Cedar Point Drive, Sandusky, Ohio 44870-5259, Attention: Investor Relations, or by sending an email to investing@cedarfair.com.

UNIT OWNERSHIP GUIDELINES

The Board maintains unit ownership guidelines for our Chief Executive Officer and his direct reports. The Chief Executive Officer is required to hold units having a value of at least four times his base salary, and his direct reports are required to hold units with a value of at least two times their base salaries. Furthermore, the Chief Executive Officer and his direct reports are not permitted to sell any units until (1) he or she has met the unit ownership guidelines, and (2) the sale would not result in his or her ownership falling below the unit ownership guidelines. The Chief Executive Officer’s direct reports currently include the Chief Operating Officer, the Executive Vice President and Chief Financial Officer, the Executive Vice President and Chief Legal Officer and Corporate Secretary, the Executive Vice President and Chief Marketing Officer, the Senior Vice President and Chief Human Resources Officer, the Senior Vice President, Corporate Strategy, and the Senior Vice President and Chief Information Officer. Executives have five years from becoming an executive officer to gain compliance with the guidelines. The Board reviews compliance with the guidelines annually. As of March 27, 2023, the Chief Executive Officer and his direct reports were all in compliance with the guidelines or are expected to meet the guidelines in the prescribed time frame. Units held directly or beneficially owned, units held in benefit plans (e.g., in 401(k) accounts), performance units (as if earned at 100% of target), vested and unvested restricted units and phantom units will be counted for purposes of determining compliance with the unit ownership guidelines.

The Board also maintains unit ownership guidelines for the directors. The guidelines require directors (excluding the Chief Executive Officer) to accumulate units equal to at least five times the annual cash retainer within five years of becoming a director. Furthermore, directors are not permitted to sell any units until (1) he or she has met the unit ownership guidelines, and (2) the sale would not result in his or her ownership falling below the unit ownership guidelines. The Chief Executive Officer is required to maintain ownership consistent with the executive requirements. As of March 27, 2023, all directors were in compliance with the guidelines or are expected to meet the guidelines in the prescribed time frame.

ANTI-HEDGING POLICY

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a director, officer or employee to lock in much of the value of his or her unit holdings, often in exchange for all or part of the potential for upside appreciation in the unit. These transactions allow the director, officer or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other unitholders. Therefore, directors, officers, and employees are prohibited from engaging in any such transaction.

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Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our compensation philosophy and objectives, the material elements of our named executive officer compensation, and how and why we have arrived at specific compensation policies and decisions. Following the summary is a detailed discussion of the compensation awarded to, earned by, and/or paid to the following individuals, who were the named executive officers for 2022:

•	Richard A. Zimmerman, President and Chief Executive Officer;

•	Brian C. Witherow, Executive Vice President and Chief Financial Officer;

•	Tim V. Fisher, Chief Operating Officer;

•	Kelley S. Ford, Executive Vice President and Chief Marketing Officer; and

•	Brian M. Nurse, Executive Vice President, Chief Legal Officer and Corporate Secretary.

This information should be read in conjunction with the compensation tables, related narratives, and notes contained later in this proxy statement.

SUMMARY

Why Unitholders Should Support Our Executive Compensation Program

Cedar Fair has a long-standing track record of creating value for our unitholders. We believe our compensation program design supports our continued delivery of results and incentivizes the high-performing executive team. We stayed true to the guiding principles of our program despite the unprecedented impacts of the coronavirus (COVID-19) pandemic in 2020 and 2021. As we returned to a more normalized operating cycle in 2022, we also returned to the general compensation construct we used historically. To that end, our 2022 approach:

•	Continued to emphasize performance-based compensation;

•

Focused on returning to a pre-COVID-19 pandemic framework that is straightforward, consistent with our overall compensation philosophy and objectives, aligned with the creation of unitholder value, reflective of the strength of the recovery and projected growth of the business; and

•

Continued to reflect our desire to attract and retain critical talent and incentivize our team to further optimize and drive business results in direct alignment with our unitholders’ interests and long-term value creation.

We achieved new records in net revenues, net income and Adjusted EBITDA in 2022, driven by year-over-year increases in attendance and out-of-park revenues as well as strong levels of in-park per capita spending. Our strong free cash flow generation and the sale-leaseback of the land at California’s Great America allowed us to reduce the Partnership’s outstanding debt, reinstate the partnership distribution in the third quarter of 2022, and accelerate the return of capital to our unitholders. Our team also executed on strategic goals and initiatives critical to driving profitable and sustainable growth in the future.

Our financial results and executives’ individual contributions drove payouts of 145%-146% of the target 2022 cash incentive awards. None of the 2020-2022 performance units were earned due to the impact of COVID-19, in particular as a result of the related 2020 Adjusted EBITDA loss and the continued impact of COVID-19 on 2021 operations. We did not adjust goals for or re-value those prior year awards.

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Overview of 2022 Compensation Program

Our executive compensation program is designed around total direct compensation – base salary, annual cash incentive awards and long-term incentive compensation. Due to 2021 performance trends and our confidence around the ability to reopen under more normalized operating conditions heading into 2022, we used the flexibility under our program and eliminated pandemic-specific compensation program adjustments while returning to our historical pre-pandemic incentive compensation frameworks with select modifications aligned with our ongoing strategy.

The key design changes for 2022 were:

•

For annual cash incentive awards, we: (1) returned to a fixed functional currency Adjusted EBITDA (before incentive compensation expense) target for the financial goal portion of the awards, consistent with pre-pandemic awards; (2) increased the weighting of the financial goal portion for our CEO, COO and CFO from 85% pre-pandemic to 90%, in recognition of the level of accountability those three roles have for EBITDA performance; (3) returned to the 85% weighting on the financial goal portion for our other named executive officers, consistent with pre-pandemic awards; (4) returned to using individual goals as we did pre-pandemic, instead of using Company-wide strategic goals as we did during COVID-19 and the 2021 transition year; (5) used the same general performance/payout scales as we have used in short-term cash incentive awards since 2019; and (6) added a payout level at 91% of target versus the historical 93% of target to receive any cash incentive for the year, as this was the least disruptive way to return to our typical framework for setting annual targets while also acknowledging the ongoing uncertainties that are difficult to predict or beyond our control.

•

For long-term performance units, we: (1) re-established a three-year measurement period and three-year cumulative financial goal, consistent with pre-pandemic awards; (2) used a three-year cumulative un-levered pre-tax free cash flow target instead of Adjusted EBITDA, a change aligned with our capital allocation priorities and investor interest in using more than one metric across our programs; and (3) in line with the relative weighting for our CEO, increased the performance weighting for our other named executive officers from 60% performance awards (40% time-based units) to 70% performance awards (30% time-based units).

Compensation Philosophy and Objectives

Our executive compensation program is designed to: (1) incentivize our key employees to drive superior results; (2) give key employees a proprietary and vested interest in our growth and performance; and (3) enhance our ability to attract, retain and motivate exceptional leaders upon whom, in large measure, our sustained growth, progress, and profitability depend. We believe our executive compensation programs should be directly tied to board-approved annual and long-range plans that align with unitholder interests. Our program is designed to directly tie compensation to both Company performance, based upon the achievement of Adjusted EBITDA and un-levered pre-tax free cash flow goals. We also reward individual performance. Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in our credit agreement. We use Adjusted EBITDA as a key performance measure because it closely tracks core operating performance across park operating units. Further, Adjusted EBITDA is widely used by analysts, investors, direct industry peers, and other comparable companies to evaluate operating performance. Our program also uses un-levered pre-tax free cash flow goals because we view this metric to be the most effective measure for our long-term awards because it is consistent with our strategic focus on strengthening the balance sheet and execution of a more dimensionalized capital allocation strategy that balances growth, deleveraging, distribution and return of capital to our unitholders.

Our unitholder-approved incentive plan allows us to provide a mix of compensation that drives our management team to achieve strong annual results and to deliver long-term value for all unitholders. Our compensation structure provides us with flexibility to evolve our compensation program from year to year as our business, the market, or the industry requires while remaining true to our overall compensation philosophy and long-term value enhancing approach. We are focused on taking the right actions at the appropriate time. We used this flexibility to respond to the impact of COVID-19 in 2020, 2021 and 2022, consistent with our ongoing priority of aligning executive compensation and unitholder interests, while ensuring we attract and retain key talent and incenting

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them to make decisions that drive long-term unitholder value. We emphasize protecting the health and safety of our guests and associates, enhancing liquidity, and using metrics that are resilient to any business disruptions.

Company Performance During 2022

The graphs below illustrate some of our key performance metrics for each of the last four fiscal years. We have provided 2019 information because the 2020 and 2021 periods were significantly disrupted by the COVID-19 pandemic.

In 2022, we achieved record net revenues of $1.8 billion, record net income of $308 million, and record Adjusted EBITDA of $552 million.

Attendance in 2022 approached pre-pandemic levels. In-park per capita spending in 2022 declined slightly from the record levels achieved in 2021. Out-of-park revenues reached a new high in 2022, increasing $45 million, or 27%, compared to 2021.

Our 2022 results were not comparable with our 2020 or 2021 results due to the effects of the COVID-19 pandemic. Beginning on March 14, 2020, we closed our properties for several months in response to the spread of COVID-19 and local government mandates. We ultimately resumed only partial operations at 10 of our 13 properties in 2020. We delayed the 2021 opening of our properties until May 2021 at our U.S. properties and until July 2021 at our Canadian property. Each of our properties opened for the 2022 operating season as planned and without restrictions. While the 2022 and 2019 seasons are more comparable, the 2022 results are not directly comparable with 2019 due to general inflationary impacts over a three year period, including rising costs coming out of the pandemic, and the acquisition of the two Schlitterbahn water parks in July of 2019.

For additional information regarding attendance, in-park per capita spending, out of park revenues, and Adjusted EBITDA, including how we define and use those measures and a reconciliation of Adjusted EBITDA from net income (loss), see Item 7. Management’s Discussion and Analysis of Financial Condition and Results of

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Operations on page 18-23 of the Company’s Form 10-K for fiscal 2022. For a reconciliation of in-park and out-of-park revenues, see Note 3 to our Consolidated Financial Statements within and footnote (2) to the 2022 vs. 2019 table on page 21 of the Company’s Fiscal 2022 Form 10-K.

These results, strong cash flows, and the sale-leaseback of the land at California’s Great America allowed us to progress our capital allocation priorities of strengthening the balance sheet, accelerating the return of capital to investors, and reinvesting in growth opportunities. Recent achievements and current initiatives include the following:

Strengthening the Balance Sheet	Accelerating Return to Investors	Reinvesting in Growth Opportunities

●   Redeemed $450 million of senior notes in the fourth quarter of 2021

●   Sold the land at California’s Great America in 2022 for $310 million and executed related leaseback

●   Repaid remaining term loan facility of $264 million in 2022

●   Met our total net leverage goal by December 31, 2022

●   In February 2023, extended our revolver maturity to 2028, subject to restrictions on the amount of notes outstanding

●   Reinstated quarterly distributions, paying $0.30 per LP unit in each of the third and fourth quarters in 2022 - the first distributions since March 2020

●   Authorized a $250 million unit repurchase program, repurchasing 4.5 million units for an aggregate amount of $187 million in 2022

●   Invested $183 million in capital expenditures in 2022, including the renovations of two hotel properties, new food and beverage facilities, and major events, including Kings Island’s 50-year park anniversary

●   Based on the strength of the recovery of the business in 2022, plan to invest $185-$200 million in capital expenditures in 2023, including new themed sections of our parks, new roller coasters, new food and beverage facilities, renovation of another hotel property, and major events, including 50-year park anniversaries at Worlds of Fun and Carowinds

Our Compensation Governance Reflects Best Practices

WHAT WE DO

✓	Our named executive officer annual and long-term incentive compensation is contingent on corporate performance to enhance alignment with our unitholders.

✓	We have mandatory unit ownership guidelines of four times salary for our Chief Executive Officer and two times salary for his direct reports.

✓	Cash incentive compensation is subject to clawback provisions for our Chief Executive Officer and his direct reports.

✓

Our People, Culture & Compensation Committee (the “Compensation Committee”) is comprised solely of directors who are independent under the standards of the SEC and the NYSE, including the heightened standards applicable to Compensation Committee members.

✓	We periodically rotate the Compensation Committee chair assignment.

✓	Our Compensation Committee has retained Semler Brossy as its independent compensation consultant to advise and report directly to the Committee.

✓	We conduct an annual risk assessment of our compensation programs in consultation with Semler Brossy.

✓	We offer our unitholders the opportunity to cast an advisory vote on our executive compensation every year.

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WHAT WE DO NOT DO

We do not provide for excise tax “gross ups”.

We do not provide significant perquisites.

We do not allow hedging of our Company’s securities.

We do not allow pledging of our Company’s securities or holding its units in margin accounts.

Consideration of Last Year’s Advisory Unitholder Vote on Executive Compensation

At the 2022 Annual Meeting of Limited Partner Unitholders, approximately 80% of the unit votes cast were to approve the compensation of the Company’s named executive officers. The Compensation Committee believes that this reflects our unitholders’ overall support of our performance-based approach and focus on long-term value creation. Accordingly, the Compensation Committee maintained a strong performance orientation in the Company’s executive compensation structure and generally shifted the compensation framework back to the pre-pandemic design with select modifications. The advisory vote at this annual meeting and future advisory votes on executive compensation will serve as an additional tool, along with unitholder engagement, to inform the Compensation Committee with regard to how our unitholders perceive the alignment of our compensation programs with their interests.

DETERMINING EXECUTIVE COMPENSATION

We combine the compensation elements discussed below in a manner that we believe will optimize each executive’s contribution to the Company. We recognize and consider many factors in assessing an individual’s total compensation potential. The range of targeted compensation varies by position and reflects the unique skills, expertise, and individual contributions of each executive. In general, we work within market-based ranges of base salary commensurate with the executive’s scope of responsibilities. We use our cash incentive and unit-based award programs to challenge the executives to achieve superior annual and long-term results for the benefit of the Company and its unitholders. Because a significant portion of this compensation is dependent on performance results, an executive’s actual total compensation can vary considerably if we have a year that exceeds, or fails to meet, expectations. We believe that this design effectively aligns our unitholders’ interests with our executives and appropriately motivates our executives to achieve peak corporate performance in both the short and long term.

Role of the Compensation Consultant

The Compensation Committee engages an independent executive compensation consulting firm (1) to provide information and advice on competitive practices and trends in our industry, (2) to make recommendations regarding the design of our compensation program, (3) to assist with the review of compensation practices and an assessment of the effectiveness of these practices, and (4) to identify and evaluate compensation elements or situations that may raise material risks. The compensation consultant is retained by and reports directly to the Compensation Committee and regularly attends and participates in Compensation Committee meetings.

The Compensation Committee has retained Semler Brossy as its independent compensation consultant since 2018. Semler Brossy provides market data and research as well as insights on executive compensation practices and trends, and provides advice and counsel to the Compensation Committee throughout the year. Semler Brossy assisted with our peer group review and update in December 2021, and prepared a benchmarking study in early 2022 that we used as one input, amongst others, in determining compensation levels and awards for 2022. Semler Brossy also assisted us in evaluating and structuring a new executive severance plan that we implemented in 2022 for new executive officers and certain Company executives who do not have employment agreements. Semler Brossy did not perform any other material services for the Company or for management during the year other than to provide advice and counsel to the Compensation Committee in accordance with the Compensation Committee’s instructions. The Compensation Committee may, in the future, rotate or select other compensation consultants to provide information or advice on our compensation programs from time-to-time.

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Compensation Consultant Conflicts Assessment

The Compensation Committee annually assesses the independence of Semler Brossy in accordance with the Securities and Exchange Commission (“SEC”) rules and has concluded that Semler Brossy’s work for the Compensation Committee is independent and does not present any conflicts of interest. The Committee took certain factors, which it believes may affect the independence of a compensation consultant, into consideration when selecting Semler Brossy in accordance with applicable SEC rules. In particular, the Committee considered: (1) whether any other services had been or were being provided by Semler Brossy to the Company, (2) the amount of fees paid by the Company to Semler Brossy as a percent of Semler Brossy’s total revenues, (3) Semler Brossy’s policies and procedures designed to prevent conflicts, a copy of which was provided to the Committee, (4) Semler Brossy’s ownership of Company units, and (5) any business or personal relationships between Semler Brossy and any Committee members or the Company’s executive officers. Following the consideration of these factors, the Committee determined that Semler Brossy is independent.

Peer Group and Peer Group Review

Compensation information from our peer group and broader industry compensation surveys are two reference points that the Compensation Committee considers in the executive compensation decision-making process. The Compensation Committee conducts a thorough review of its established peer group annually with the assistance of Semler Brossy.

The Company only has a couple of direct industry peers that are similar to us in size and meet our other criteria. Therefore, our approach is to create a peer group that combines our direct industry peers with a broader market basket of companies, with similar characteristics, from related industries that, in total, reflects a reasonably comparable group. In establishing and updating our compensation peer group, we focus on U.S. publicly traded companies in family-oriented leisure, recreation, and entertainment, with similar business models and markets to ours and with annual revenues between approximately 0.4 to 2.5 times our revenues. We also review and reference growth profiles and yields, market capitalization and employee counts. We evaluate certain qualitative factors including seasonality, entertainment focus, ownership profile, multiple sources of revenues, and meaningful capital investment. The goal is for peer group companies to meet the majority of these qualitative and quantitative criteria. The set of companies used in the compensation peer group is, therefore, different from the set of companies included in the S&P Movies and Entertainment Index used as the index of peer companies in our Form 10-K performance graph and in our pay versus performance table included in this proxy statement.

Following the December 2021 review, we updated our executive compensation peer group to include the companies in the following list. The Compensation Committee concluded this updated peer group meets its goal stated in the approach set forth in the preceding paragraph.

Bally’s Corporation	Dave & Buster’s Entertainment, Inc.	Six Flags Entertainment Corporation

BJ’s Restaurants, Inc.	Golden Entertainment, Inc.	The Cheesecake Factory Incorporated

Boyd Gaming Corporation	Party City Holdco Inc.	The Marcus Corporation

Choice Hotels International, Inc.	Pebblebrook Hotel Trust	Travel & Leisure

Churchill Downs Incorporated	Playa Hotels & Resorts N.V.	Vail Resorts, Inc.

Cinemark Holdings, Inc.	SeaWorld Entertainment, Inc.	Wyndham Hotels & Resorts, Inc.

Cracker Barrel Old Country Store, Inc.

This peer group was used for the benchmarking study that Semler Brossy conducted in early 2022 in connection with decisions regarding targeted compensation levels for 2022. We re-assessed the peer group in consultation with Semler Brossy in the summer of 2022, and made no changes to the peer group.

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Market Analysis

The Compensation Committee requests its compensation consultant to analyze the compensation of our executives relative to that of executives in similar positions at our peer companies as well as survey data and provide a report to the Committee from time-to-time, but not less than bi-annually. While we review this market compensation information in our decision-making process, the information is one data point and the Committee exercises judgment and discretion when setting compensation levels. Our executive compensation program is more heavily weighted to performance-based compensation; and our general objective is to provide base salaries within a competitive range at or near the 50th percentile of our survey data and peer group (where available for certain positions) and to provide total direct compensation opportunities that are between the 50th and 75th percentiles of our peer group and aligned with comparable survey data, subject to other individual considerations. Other factors we consider in setting compensation include: general industry practices, general economic conditions and external factors affecting our business, recent and projected Company performance, growth and returns to unitholders, internal equity, retention and recruiting goals, transitioning of compensation in connection with leadership succession, the significant industry expertise of the team, and recent individual performance and individual performance expectations. The Committee does not rely on any single factor as a substitute for its own judgment in making compensation decisions, but instead applies its independent discretion and judgment in making compensation decisions in their entirety.

Following the review and update of the peer group in late 2021, the Compensation Committee requested that Semler Brossy prepare an updated benchmarking study to assess the competitiveness of our executive compensation levels. The Semler Brossy review was completed in early 2022 and covered all elements of target total direct compensation, including levels of base salary, target total cash compensation (i.e., base salary plus target cash incentive award) and target long-term incentive compensation. The Semler Brossy study evaluated proxy data from our peer group companies and the Equilar Top 25 Executive Compensation Survey data. The Compensation Committee believes the Semler Brossy analysis further confirms that our executive compensation program is appropriately designed to achieve our general objectives. This updated peer and survey analysis provided context for and was one of the factors considered in our compensation decisions for 2022, including our decision to increase 2022 long-term incentive award amounts and total targeted direct compensation levels for our named executive officers.

Roles of the Board of Directors, the Compensation Committee and Our Chief Executive Officer

Although our Board makes the final compensation decisions for the named executive officers, the process of determining compensation is a collaborative one between the Board, the Compensation Committee, and the Chief Executive Officer. Our Chief Executive Officer dedicates time each year to formally review all of his direct reports, including the other named executive officers. He reviews each individual’s achievement of individual performance objectives established before the operating season begins (where applicable) and makes recommendations to the Compensation Committee regarding the compensation of each individual. The Compensation Committee, in consultation with the Chief Executive Officer and independent compensation consultant, makes compensation determinations and adjustments as it deems appropriate in accordance with the applicable compensation plans, and in turn, reports its recommendations to the Board for its approval. Decisions regarding the Chief Executive Officer’s compensation are made by the Compensation Committee and the Board, based upon a review of his performance relative to agreed objectives, including a self-assessment, in consultation with the independent compensation consultant.

The Board generally reviews compensation matters after the conclusion of the peak season when significant financial results are available. The Chief Executive Officer completes his evaluations of the other named executive officers’ performance against their established targets and achievement of their individual performance objectives. Based upon that determination, he prepares recommendations and calculations with respect to cash incentive payouts and equity compensation awards for the current year as well as recommendations for compensation adjustments for the coming year. The Chief Executive Officer generally presents this report to the Compensation Committee and to the Board by January. A final review takes place in February when financial results have been finalized and final review of individual goal achievement has been completed. Based on Company performance, park performance, and individual performance, the Compensation Committee approves final calculations with regard to cash incentive and equity compensation award payouts, subject to Board approval and final audited results. We approved the 2021 payouts and our 2022 executive compensation levels and program in February 2022.

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COMPENSATION PERFORMANCE MEASURES

Our executive compensation program is designed around the achievement of consolidated operating results of the Company (with key performance metrics based on Adjusted EBITDA and un-levered pre-tax free cash flow) and individual performance objectives. The Compensation Committee has the flexibility to use other metrics, and we used additional measures in our 2020 and 2021 incentive plans in response to the extreme disruption to the business from the COVID-19 pandemic (including strategic goals and net leverage ratio goals). Our 2016 Omnibus Incentive Plan does not limit the performance criteria from which the Committee may choose in structuring awards.

The strength of second half 2021 results and trends heading into 2022 provided us more confidence in our ability to establish targets for our 2022 cash incentive awards and for our 2022-2024 performance units, and we generally reverted back to our pre-2020 incentive plan designs. The financial goals for our 2022 cash incentive awards were based on fixed functional currency Adjusted EBITDA before incentive compensation expense weighted at 90% for our CEO, CFO and COO and 85% for our other NEOs. The remaining portion of our 2022 cash incentive awards were based on individual goals. We returned to three-year cumulative targets for our performance units. We believe it is valuable to have two financial measures across our annual and long-term incentive programs, and that doing so is consistent with feedback from our unitholders. We believe that un-levered pre-tax free cash flow is the most effective measure for our long-term awards because it is consistent with strengthening the balance sheet and execution of a more dimensionalized capital allocation strategy that balances growth, deleveraging, distribution and return of capital to our unitholders.

The following chart summarizes our key financial performance measures, how we use and have recently used them in our compensation program, and the definitions and methods we use to compute them:

Adjusted EBITDA

•  Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in our credit agreement.

•  This is a key performance measure because it closely tracks core operating performance across park operating units and is widely used by analysts, investors, direct industry peers, and other comparable companies to evaluate operating performance.

Functional Currency Adjusted EBITDA

•  Used in:

○  Cash Incentive Awards

○  Performance Unit Awards (as the main metric for 2021 awards; as the sole metric for 2020 and prior years)

•  This measurement differs from the Adjusted EBITDA amounts we report in our earnings releases and financial reports because functional currency Adjusted EBITDA is calculated using the functional currency of the country where the income or loss was earned (i.e., the Canadian dollar for our Canadian operations).

•  This eliminates unpredictable and artificial increases or decreases based solely on currency fluctuations.

•  The targeted and actual performance calculations for our annual cash incentive awards were based on earnings before incentive-based compensation expenses, which we compute by adding back the cash costs of our performance-based compensation programs to the functional currency Adjusted EBITDA amounts.

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Un-Levered Pre-Tax Free Cash Flow

•  Used in:

○  2022 and 2023 Performance Units (as the sole metric; a three-year cumulative goal)

○  2021 Performance Units (as an award enhancement; additional units may be earned based on achievement of the un-levered pre-tax free cash flow goals)

•  We use this as a key performance metric in our program because we believe it is valuable to have multiple financial measures across our annual and long-term programs (consistent with feedback from unitholders), and it is consistent with our business goals and capital allocation strategies.

•  Un-levered pre-tax free cash flow for each calendar year is computed as consolidated Adjusted EBITDA for such calendar year less net cash used for investing activities (before any business acquisitions) for such calendar year, as recorded in the consolidated financial statements of the Company which are examined by the independent accountants for the Company.

•  Targets are in U.S. dollars –“functional currency” will not be used to compute un-levered pre-tax free cash flow performance.

Net Leverage Ratio

•  Used in:

○  2021 Performance Units (as an award enhancement; additional units may be earned based on achievement of the net leverage ratio goals)

•  Net leverage ratio will be computed as the ratio of (a) Net Debt (defined as Consolidated Total Debt per the Company’s Amended and Restated Credit Agreement less cash and cash equivalents as recorded in the consolidated financial statements of the Company), to (b) consolidated Adjusted EBITDA for the period of four (4) consecutive fiscal quarters most recently ended on or prior to such date.

•  Targets are in U.S. dollars – “functional currency” will not be used to compute net leverage ratio performance.

ELEMENTS OF EXECUTIVE COMPENSATION

Overview

Our executive compensation program is designed around total direct compensation - the combination of base salary, annual cash incentive awards, and long-term incentive compensation. In setting targeted total direct compensation, the Compensation Committee seeks to establish each compensation element at a level that is commensurate with the executive’s job responsibilities, is competitive with market pay, and will retain, attract, and motivate top talent while keeping overall pay levels aligned with unitholders’ interests. The Committee also seeks to incentivize a combination of short-term performance, building and making investments for our future, and long-term sustained performance. The 2022 compensation opportunities were designed consistent with this approach. The following table sets forth each element of our executive compensation program, principal objectives of these elements and certain recent highlights:

Compensation Element	Principal Objective & Select Highlights
Base Salary

Fixed compensation element intended to reward senior leadership skills, experience, and core competencies.

•  We increased base salaries by 4% - 6% for 2022 for our named executive officers with the exception of Mr. Nurse who did not receive an increase because he was hired in November 2021. Prior to 2022, NEO base salaries had not been increased since before the COVID-19 pandemic, and base salaries had been lowered in 2020 during the time the Company was most severely disrupted by the pandemic.

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Compensation Element	Principal Objective & Select Highlights
Annual Cash Incentive Awards (1)

Variable compensation element intended to reward contributions to our short-term business objectives and achievement of individual or strategic goals.

•  In light of our strong 2021 results and our expectations heading into 2022, we shifted the design of our 2022 cash incentive awards back to our pre-pandemic approach with select modifications. As such, a portion of 2022 cash incentive award opportunities were based on a fixed functional currency Adjusted EBITDA before incentive compensation expense goal with the balance tied to individual goals. We increased the weighting of the financial goal portion to 90% for our CEO, CFO and COO (from 85% pre-pandemic). We returned to the weightings of 85% financial / 15% individual goals for our other named executive officers consistent with pre-COVID cash incentive awards.

•  2022 cash incentive payouts were at 145%-146% of target, based on 104.6% achievement (146% payout) on the financial goals and on 142%-150% payout on the individual performance objectives.

Long-Term Incentive Compensation (2) Restricted Unit Awards Performance Unit Awards

Variable compensation element intended to reward contributions to our long-term success, drive achievement of our mission and key strategic objectives, and align each named executive officer’s commitment with our unitholders’ interests.

•  For our 2022 long-term incentive awards, we returned to a three-year measurement period and a three-year cumulative financial goal, consistent with pre-pandemic performance unit awards. The metric for the 2022-2024 performance unit awards is cumulative un-levered pre-tax free cash flow, a modification compared to our pre-pandemic grants. We believe it is valuable to have two financial measures across our annual and long-term incentive programs, and that doing so is consistent with feedback from our unitholders. We also view this metric as consistent with our strategic focus on strengthening the balance sheet and execution of a more dimensionalized capital allocation strategy that balances growth, deleveraging, distribution and return of capital to our unitholders. Payouts can range from 0% to 200% of the target. In line with the relative weighting for our CEO, we increased the performance weighting for our named executive officers from 60% performance awards (40% time-based units) to 70% performance awards (30% time-based units) for the 2022 equity awards.

•  We awarded Mr. Fisher an additional three-year, cliff vesting, time-based restricted unit award in August 2022 for his exceptional leadership and efforts in driving the sale of the land at California’s Great America and in light of the significant impact of this transaction on achieving our strategic priorities. This transaction required effort above and beyond Mr. Fisher’s ordinary course responsibilities as COO to drive our regular operational success as we returned to a more normalized operating cycle in 2022. The transaction created significant value and allowed the Company to accelerate progress towards its post-pandemic recovery deleveraging and unitholder distribution goals, including reinstatement of our quarterly distribution in the third quarter of 2022 and implementation of our unit repurchase program. We felt it was appropriate to reward the incremental time and effort associated with, as well as the success of, the sale of the California’s Great America land. We structured the award to cliff vest in 2025 to enhance its retentive value.

•  None of the 2020-2022 performance units were earned due to the impact of COVID-19, in particular as a result of the related 2020 Adjusted EBITDA loss and the continued impact of COVID-19 on 2021 operations. We did not make adjustments to those prior year awards.

Retirement, Health, Life and Disability Benefits and Executive Perquisites

The named executive officers may participate in the Company’s 401(k) plan, which is available to all our eligible employees. The named executive officers participate in other employee benefit plans available to all our eligible employees, including health, life and disability plans. We provide limited perquisites to certain of our named executive officers that we believe are reasonable and would enhance the competitiveness of our compensation packages.

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Compensation Element	Principal Objective & Select Highlights

Change in Control and Termination Protection	Provide protection if the executive’s employment terminates for a qualifying event or circumstance or in the event of a change in control.

(1)	We may from time-to-time award discretionary bonuses to our named executive officers separate from our annual cash incentive program. We did not provide any such additional bonuses in 2022.

(2)	We may make other types of long-term cash or unit-based incentive awards to our executives.

Compensation Mix

We seek to balance the total direct compensation mix for each executive so that it achieves our overall compensation objectives. The mix of compensation and relative levels of each element is position dependent and may vary year-to-year, including changes in connection with promotions and leadership transitions.

The 2022 targeted direct compensation mix includes base salary, annual cash incentive compensation and long-term incentive compensation (performance units and time-based unit awards). In line with the relative weighting for our CEO, we increased the performance weighting in the long-term incentive component for our other named executive officers from 60% performance awards (40% time-based units) to 70% performance awards (30% time-based units).

The graphic below illustrates the 2022 targeted total direct compensation mix for Messrs. Zimmerman, Witherow, Fisher and Nurse, and for Ms. Ford. 87% of our CEO’s compensation and on average 76% of our other named executive officers’ compensation is variable and at risk based on performance and continued employment with the Company. See the discussions of each element of incentive compensation for information regarding maximum possible payouts and forfeiture exceptions.

(1)

Mr. Fisher’s August 2022 restricted unit grant was not considered to be part of Mr. Fisher’s regular 2022 targeted direct compensation opportunity and is excluded from this graphic. That additional award was in recognition of Mr. Fisher’s exceptional leadership and additional time and efforts in driving execution and completion of the sale of the land at California’s Great America and in light of the significant impact of this

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successful transaction on our strategic priorities. This transaction required effort above and beyond Mr. Fisher’s ordinary course operational responsibilities as COO, created significant value, and allowed the Company to accelerate progress towards its post-pandemic deleveraging and unitholder distribution goals.

We did not make significant changes to our executive compensation program for 2023. We approved 2023 targeted total direct compensation opportunities and grants for our executives in February 2023 that reflect a mix similar to the 2022 mix, with adjustments in relative percentages that reflect merit increases and enhanced performance-based incentive award opportunities. These adjustments were deemed appropriate in the context of 2022 performance and are in line with our overall market-based considerations. The executives’ final compensation mix for 2023 is subject to change.

Base Salary

We pay base salaries to provide a fixed amount of compensation that is not subject to performance-related risk, that is competitive with market pay and that is commensurate with the executive’s scope of responsibilities, performance, historical compensation levels, tenure with the Company and other experience. We do not consider the earnings of prior long-term incentive awards or retirement plans when determining base salaries. Base salaries may be reviewed and adjusted from time to time, subject to the employment agreement terms, where applicable. Based on the factors identified above, the Compensation Committee reviews and recommends to the Board adjustments to the base salary for each of the named executive officers on an annual basis, in connection with promotions or a substantial change in responsibilities or as otherwise deemed appropriate. See Narrative to Summary Compensation and Grants of Plan Based Awards Tables - Employment Agreements for additional information on the terms of the employment agreements.

The base salary for each named executive officer is set at a level that the Compensation Committee believes is appropriate on an individual basis when considered with other elements of compensation. In reviewing the named executive officer’s salary, the Compensation Committee generally considers, among other things:

•	peer and market data provided by our compensation consultant with respect to comparable positions (rolled forward using certain assumptions between the compensation consultant’s review periods);

•	the individual named executive officer’s performance, experience, skills and time in position;

•	the Company’s overall performance, returns to our unitholders, and continued expectations for growth; and

•	the Chief Executive Officer’s recommendations for the other named executive officers.

2021 base salaries had been held at pre-COVID-19 2020 salary rates for all named executive officers in light of the 2020 business impact of COVID-19 and uncertainty at the beginning of 2021. With the pace of business recovery, particularly the second half of 2021 trends and expectations heading into 2022, we adjusted executive base salaries for 2022. In particular, we increased named executive officer base salaries by 4% - 6% for 2022 to recognize and reward individual contributions to Company performance in 2021, efforts responding to the challenges of the business recovery, and execution of strategic goals designed to strengthen the Company for the future. Mr. Nurse’s 2022 annual salary continued at the level that was set when he joined the Company in November 2021. Base salaries were further adjusted for 2023 following a similar review process. The annual base salaries for the named executive officers for 2021, 2022 and 2023 follow:

Named Executive Officer	2021 Annual Salary	2022 Annual Salary	2023 Annual Salary
Zimmerman *	$850,000	$908,400	$950,000

Witherow *	$532,000	$561,400	$578,200

Fisher	$600,000	$630,000	$648,900

Ford *	$402,000	$426,400	$437,100

Nurse	—	$425,000	$437,800

*

In addition to the merit salary increases discussed above, 2022 annual salaries for Mr. Zimmerman, Mr. Witherow and Ms. Ford include an additional $8,400 that we added to their base salaries in connection with our decision to discontinue providing car allowances to executives who previously had received them.

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Cash Incentive Awards

Our annual cash incentive awards provide an element of compensation that is contingent on, and motivates the achievement of, annual performance objectives. The performance objectives and percentage of base salary that may be earned as a cash incentive are determined for each named executive officer and are approved by the Compensation Committee and Board by March of the applicable year, unless otherwise provided in a written employment agreement. The performance objectives may vary and be weighted differently for each position and may use multiple measures of performance, including individual, business unit, management unit and Company performance goals.

Overview of 2022 Cash Incentive Awards

Similar to our pre-pandemic design, our 2022 cash incentive awards were based in part on Company Adjusted EBITDA financial goals and in part on individual performance goals. Key changes to the 2022 short-term incentive program, compared to 2021, include a return to a fixed functional currency Adjusted EBITDA before incentive compensation expense target for the financial goal portion of the awards. While the sliding scale of financial targets tied to varying levels of possible attendance that we used for 2021 was helpful in light of the business uncertainty at that time, we viewed the second half of 2021 trends and our expectations heading into 2022 as supportive of moving back to a single-target financial goal. Consistent with our pre-pandemic view, we continue to believe Adjusted EBITDA is a key metric for the Company and that it is well understood by our investor community and internal participants. We therefore chose to retain the focus on Adjusted EBITDA in the annual incentive program.

We retained the same general performance/payout scale for 2022 as we have used in short-term cash incentive awards since 2019, with the addition of a 25% threshold payout level for the achievement of 91% of the financial goal. We added this additional payout level because we considered it to be the least disruptive way to return to our typical framework for setting annual targets while acknowledging that there were ongoing uncertainties that were difficult to predict or beyond our control, such as labor availability and cost, attendance and pricing.

We increased the weighting of the financial goal portion for our CEO, COO and CFO from 85% pre-pandemic to 90%, in recognition of the level of accountability for EBITDA performance for those three roles. We shifted back to the pre-pandemic weighting of 85% financial and 15% individual goals for our other named executive officers. We believe the individual goal aspect of the pre-pandemic program worked well and decided to return to using individual goals instead of Company-wide strategic objectives for 2022. Three individual goals that reflect overall Company goals were applied, with a combined weighting of 100% and weighted according to level of impact and difficulty. Achievement of the individual goals and related payout levels were similar to the strategic goal scale for the 2021 cash incentive awards, with 0% to 200% payout based on a five-point rating scale.

Target 2022 Cash Incentive Award Amounts

2022 target award opportunities for the named executive officers (as a percentage of 2022 base salary and in dollars) were as follows:

Named Executive Officer	Target Award as a Percentage of Base Salary	Target Award in Dollars

Zimmerman	150%	$1,362,600

Witherow	100%	$561,400

Fisher	125%	$787,500

Ford	100%	$426,400

Nurse	100%	$425,000

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Final 2022 Cash Incentive Award Payouts

Final 2022 cash incentive payouts for the named executive officers - based on achievement of 104.6% of the financial target and each executive’s level of achievement of their individual goals - were as follows:

Named Executive Officer	Cash Incentive Payout	Cash Incentive Payout as a Percentage of Target	Cash Incentive Payout as a Percentage of 2022 Annual Salary

Zimmerman	$1,986,671	145.8%	218.7%

Witherow	$820,205	146.1%	146.1%

Fisher	$1,152,900	146.4%	183.0%

Ford	$619,986	145.4%	145.4%

Nurse	$619,863	145.9%	145.9%

2022 Cash Incentive Performance Goals

Payouts of the Company performance-based portion of the award were based on specified threshold, target and maximum levels of performance as compared to the targeted level of performance and were interpolated for performance between those levels. Payouts of the Company performance-based portion of the 2022 cash awards were calculated at the following scale (with amounts interpolated between the various levels):

Level of Performance as a Percentage of Company Financial Target Achieved	Payout as a Percentage of Target Award (Company-based portion)

< 91% of target	No Payout

= 91% of target	25%

= 93% of target	50%

= 100% of target	100%

= 105% of target	150%

≥ 107% of target	200%

No cash incentive awards were eligible to be paid to the executives if functional currency Adjusted EBITDA before incentive compensation expense fell below the threshold level of performance.

The target functional currency Adjusted EBITDA before incentive compensation expense for 2022 was $583 million. The Company achieved functional currency Adjusted EBITDA before incentive compensation expense of $610 million in 2022, which represented approximately 104.6% of the target. See Compensation Discussion and Analysis - Compensation Performance Measures for an explanation of how we compute this measure. Based on this level of performance achievement, the payouts of the Company performance-based portion of the cash incentive awards to each of the named executive officers were at 146% of their respective targets.

Payout on the portion of the target awards based on the achievement of individual objectives could range from 0% to 200% and was dependent on the level of achievement of three individual performance goals. Each goal was assigned a weighting based upon level of impact and degree of difficulty, with the total weighting of the three goals adding up to 100%. Achievement for each goal could range from 0% to 200% and was evaluated using a five-point scale – did not meet goal (0%), partially met goal (50%), met goal (100%), exceeded goal (150%), and greatly exceeded goal (200%) – with amounts interpolated between the various achievement levels. The final payout on this portion of the awards was a weighted average of the performance achieved.

Individuals’ goals reflected Company goals set in consultation with the Chief Executive Officer and executive leadership team, primarily in the areas of value creation and performance enhancing initiatives. The individual goals were aligned with our three key strategic priorities: (1) business recovery and reinvestment in the core business and organization; (2) deleveraging the balance sheet; and (3) returning capital to our unitholders via quarterly distributions and our unit repurchase program. In assessing each individual’s performance against their goals, the Compensation Committee reviewed the Chief Executive Officer’s assessment of the other named

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executive officers’ performance, reviewed the Chief Executive Officer’s self-assessment and discussed progress and results with Mr. Zimmerman. The Compensation Committee determined that each named executive officer met expectations on one goal (100%), exceeded expectations on one goal (150%), and exceeded expectations at levels ranging from 175%-200% on one goal. Accordingly, the Committee approved payouts on the individual performance-based portion of the named executive officers’ respective award targets as follows: Mr. Zimmerman (144%); Mr. Witherow (147%); Mr. Fisher (150%); Ms. Ford (142%); and Mr. Nurse (145%).

Cash Incentive Award Clawback Provisions

The named executive officers’ 2022 cash incentive awards are subject to clawback provisions. The clawback provisions provide for a 24-month look back and a trigger upon a financial restatement that would have resulted in lower bonus payouts than originally delivered. We may modify our clawback provisions at any time. We will adopt a clawback policy as required under the final exchange listing standards that implement the clawback provisions of the final SEC rules that were adopted in 2022 under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Discretionary Bonuses

In consideration of our overall compensation objectives and the mix of different types of compensation that were awarded this year, no additional cash bonuses were paid to our named executive officers for fiscal year 2022.

Long-Term Incentive Compensation

We provide long-term incentive compensation awards to senior management. We give a greater weighting to long-term performance than to short-term compensation potential in our overall compensation programs. Outstanding awards have been made under our 2016 Omnibus Incentive Plan, which allows us to grant options, restricted units, unit appreciation rights, performance awards and other types of unit-based awards. We use these types of awards because we believe they give key employees a proprietary and vested interest in our growth and performance, and they align key employees’ interests with those of our unitholders. We also believe that the vesting schedule for these awards aids us in retaining executives and motivates superior performance over the long term.

Our long-term incentive program emphasizes a performance-based approach. Our long-term performance-based awards for 2020 and prior years had rolling three-year performance periods and related cumulative functional currency Adjusted EBITDA targets. We used a different performance unit award structure and additional metrics in 2021 due to the unprecedented impacts of COVID-19, and the uncertainty and business conditions at the time those awards were made.

None of the 2020-2022 performance unit awards were earned due to the significant and unprecedented COVID-19 disruption on our business during the applicable periods, and we did not adjust goals for those awards.

Overview of 2022 Long-Term Incentive Compensation Awards

For our executives’ 2022 equity awards, we retained our general approach of using a mix of performance unit awards and time-based restricted unit awards. Consistent with the relative weighting that was established for our CEO in 2021, we increased the relative weighting for our 2022 equity awards from 60% performance awards (40% time-based units) to 70% performance awards (30% time-based units) for all other named executive officers. The restricted units will vest in equal increments over a three-year period consistent with prior year awards. In light of the strength of the second half of 2021 and our confidence heading into 2022, we returned to a three-year performance award instead of the five-year approach used during the 2021 transition year. We also set a three-year cumulative financial target for 2022-2024 consistent with pre-COVID performance unit awards instead of the annual milestone-based target approach we used for the transition period 2021-2025 awards. We kept the performance/payout scale for the performance units the same as the scale we have used for Adjusted EBITDA-based performance units since 2019.

We decided to use a three-year cumulative un-levered pre-tax free cash flow target for the 2022-2024 performance units instead of Adjusted EBITDA. We viewed this change to be appropriate because we believe it is

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valuable to have two financial measures across our annual and long-term incentive programs, and this change is also consistent with feedback from our unitholders. We also view this metric to be the most effective measure for our long-term awards because it is consistent with our strategic focus on strengthening the balance sheet and execution of a more dimensionalized capital allocation strategy that balances growth, deleveraging, distribution and return of capital to our unitholders.

Target 2022 Total Long-Term Incentive Award Values

Following are the named executive officers’ 2022 targeted long-term incentive awards, which were determined as a target dollar value at grant, along with the percentage of base salary that those target dollar values reflect:

Named Executive Officer	LTI Award at Grant in Dollars *	LTI Award as a Percentage of Base Salary **

Zimmerman	$4,375,000	486%

Witherow	$1,419,000	257%

Fisher	$1,600,000	254%

Ford	$804,000	192%

Nurse	$708,000	167%

*

The target award dollar values at grant for 2022 were increased from the 2021 values at grant by 29% for Mr. Zimmerman and by 33% for each of the other named executive officers. These increases were in recognition of management’s significant accomplishments and execution for the business on recovery and strategic goals following COVID-19, a desire to provide more incentive and address retention considerations, and a desire to move overall total direct compensation opportunities into the 50th to 75th percentile range based on our refreshed market study. They also recognize the potential challenges continuing to deliver targeted performance in an uncertain environment.

**	Percentage of base salaries was computed prior to the addition of discontinued annual car allowance values to salary for Mr. Zimmerman, Mr. Witherow and Ms. Ford.

In setting long-term incentive award levels for 2022, the Compensation Committee focused primarily on the dollar value of the awards, including relative to total targeted direct compensation and in the context of the recently refreshed market comparability study. Once grant date target award values were established, they were allocated to performance unit awards (at target) (70%) and restricted unit awards (30%), and converted to a number of units based on the unit price on the day before the grant date.

2022-2024 Performance Unit Awards

The numbers of potential performance units that may be earned under the 2022-2024 performance unit awards granted to our named executive officers in February 2022 (1) for achieving targeted performance, and (2) at maximum, were as follows:

Named Executive Officer	2022-2024 Performance Unit Awards (Target)	2022-2024 Performance Unit Awards (Maximum)

Zimmerman	53,550	107,100

Witherow	17,368	34,736

Fisher	19,584	39,168

Ford	9,841	19,682

Nurse	8,666	17,332

The number of potential performance units payable is dependent upon the level of three-year cumulative un-levered pre-tax free cash flow achieved relative to the performance goals established for the 2022-2024 performance units. No awards will be paid if the threshold level of performance is not achieved. The three-year cumulative free cash flow for these awards will be the sum of un-levered pre-tax free cash flow for each calendar

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year in the period, and the achievement for each year will be computed in U.S. dollars and on the same basis as the un-levered pre-tax free cash flow achievement for our 2021-2025 performance units, as further defined and described under Compensation Discussion and Analysis - Compensation Performance Measures.

Payouts of the 2022-2024 performance unit awards will be based on the following scale (with amounts interpolated between the various levels):

Level of Performance as a Percentage of Cumulative Un-Levered Pre-Tax Free Cash Flow Target Achieved	Payout as a Percentage of Target Number of Units
< 93% of target	No Payout
= 93% of target	50%
= 100% of target	100%
= 105% of target	150%
≥ 107% of target	200%

These awards will accrue distribution equivalents when we make partnership distributions, which will be deemed to be reinvested and paid out along with the original awards, subject to achievement of the same performance targets. If earned, the 2022-2024 awards would be paid after the end of the performance period only in units, consistent with our program’s focus on alignment with our unitholders’ interests, and subject to the executive remaining in continuous employment through the payment date except for certain qualifying terminations.

February 2022 Restricted Unit Awards

The time-based restricted unit awards granted to our named executive officers in February 2022 were as follows:

Named Executive Officer	February 2022 Restricted Unit Awards

Zimmerman	22,950

Witherow	7,444

Fisher	8,393

Ford	4,218

Nurse	3,714

One-third of these time-based restricted units vests each year over an approximate three-year period. The restricted periods lapse in February 2023, 2024 and 2025, respectively, subject to the executive’s continuous employment through the applicable payment date and exceptions in the employment and grant agreements and our executive severance plan. Restricted units are non-transferable during the restricted period. These awards will accrue distribution equivalents when we make partnership distributions, which will be paid out in cash upon the lapse of the restricted period along with the original awards. The continuous employment exceptions contained in the employment and grant agreements and our executive severance plan provide for continued vesting in qualifying termination situations, and include exceptions for double trigger change-in-control situations.

Additional August 2022 Restricted Unit Award to Mr. Fisher

We awarded Mr. Fisher an additional 50,000 time-based restricted units in August 2022. This additional award was in recognition of Mr. Fisher’s exceptional leadership and efforts in driving execution and completion of the sale of the land at California’s Great America, and in light of the significant impact of this transaction on achieving our strategic priorities. This transaction required effort above and beyond Mr. Fisher’s ordinary course responsibilities as COO to drive our regular operational success as we returned to a more normalized operating cycle in 2022. The transaction created significant value and allowed the Company to accelerate progress towards its post-pandemic deleveraging and unitholder distribution goals, including reinstatement of our quarterly distribution in the third quarter of 2022 and implementation of our unit repurchase program. We felt it was appropriate to reward Mr. Fisher’s incremental time and effort associated with, as well as the success of, the sale of the California’s Great America land.

We structured the award to cliff vest in 2025 to enhance its retentive value. Accordingly, these August 2022 restricted units are subject to transfer restrictions until August 2025, and Mr. Fisher must remain in continuous employment through the August 2025 vesting date subject to exceptions in his employment and grant agreements.

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The award will accrue distribution equivalents when we make partnership distributions, which will be paid out in cash upon the lapse of the restricted period along with the original awards. The continuous employment exceptions in Mr. Fisher’s employment and grant agreements provide for continued vesting in qualifying termination situations, and include exceptions for double trigger change-in-control situations.

Prior Year Award Payout Determinations

There were no payouts under the 2020-2022 performance units as three-year performance was below the threshold level set in late 2019 due to the impact of COVID-19, the related 2020 Adjusted EBITDA loss, and continued impact of COVID-19 on 2021 operations. Without the ability to operate the parks in 2020 as we would in a typical year due to COVID-19, and with the continued impact of COVID-19 on the operations in 2021, management did not have the opportunity to achieve the three-year cumulative target for 2020-2022. The three-year threshold and target goals were $1.6 billion and $1.7 billion, respectively, in cumulative functional currency Adjusted EBITDA for 2020-2022. Actual cumulative functional currency Adjusted EBITDA for 2020-2022 was $603 million.

Our executives may earn compensation from the 2021-2025 performance awards beginning in 2023. See Narrative to the Summary Compensation and Grants of Plan Based Awards Tables for further detail regarding these prior year awards.

Employment Agreements, Post-Employment and Change in Control Compensation

We have multi-year employment agreements with Messrs. Zimmerman, Fisher and Witherow and Ms. Ford. Mr. Zimmerman’s employment agreement became effective in 2018 as part of our executive leadership transition process and continues until Mr. Zimmerman’s employment is terminated. Our agreements with Messrs. Witherow and Fisher and with Ms. Ford automatically renewed in December 2021. The executives’ employment under these agreements continues through December 31, 2023, and the agreements will automatically renew for additional 24-month periods unless terminated by one of the parties.

We decided in 2021 to move to a severance plan approach in lieu of employment agreements for new executive officers. We adopted a new executive severance plan in 2022 (the “Severance Plan”) for new executive officers and for certain other Company executives who do not have employment agreements. Mr. Nurse accordingly participates in our Severance Plan and does not have an employment agreement with the Company. See Potential Payments Upon Termination or Change in Control section for further discussion of our Severance Plan.

The employment agreements and the Severance Plan provide for certain benefits in termination and change-in-control situations. In addition, certain of our incentive plans contain termination and change-in-control provisions that apply to our named executive officers. The employment agreements and Severance Plan foster long-term retention while still allowing the Compensation Committee to exercise considerable discretion in designing incentive compensation programs. The agreements that would apply to our named executive officers in a termination and change-in-control situation are discussed in detail under the Potential Payments Upon Termination or Change in Control section below.

Retirement Programs

Our named executive officers participate in our tax-qualified Cedar Fair Retirement Savings Plan. This plan, or a similar plan, is available to all of our eligible employees and contains a 401(k) matching program. It also had a profit-sharing component through 2022, with the annual amount of the profit-sharing contribution determined by the Board, after consideration of the Compensation Committee’s recommendation. Our contributions to this plan for our named executive officers are included in the “All Other Compensation” column of the Summary Compensation Table.

Perquisites

We provide limited perquisites to certain of our named executive officers that we believe are reasonable, competitive and consistent with our overall compensation philosophy. When used, we believe that these benefits generally enhance the competitiveness of our compensation packages and represent a small percentage of overall compensation. We historically have provided certain named executive officers with car allowances. The Compensation Committee discontinued the car allowance program in 2022 and added the discontinued

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allowances to the executives’ base salaries in 2022. In addition, we cover and reimburse commuting expenses for Mr. Nurse, including the cost of housing and transportation in connection with his travel to our office in Charlotte, NC. Amounts for such commuting expenses are included in the “All Other Compensation” column of the Summary Compensation Table.

RISK ASSESSMENT PROCESS

The Compensation Committee has reviewed our compensation programs and concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. This risk assessment process included a review of the design and operation of our compensation programs, consultation with our compensation consultants at Semler Brossy, review of a risk assessment matrix which aided us in the process of identifying and evaluating situations or compensation elements that may raise material risks, and an evaluation of the controls and processes we have in place to manage those risks. Because we provide different types of compensation, consider various factors in assessing Company and individual performance, and the Compensation Committee retains discretion in certain compensation matters, we believe that our compensation program provides an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long-term value creation and does not encourage our executives to take unreasonable risks with respect to our business.

IMPACT OF TAX AND ACCOUNTING CONSIDERATIONS

In adopting various executive compensation plans and packages, as well as in making certain executive compensation decisions, particularly with respect to grants of unit-based long-term incentive awards, the Compensation Committee considers the accounting treatment and the anticipated financial statement impact of such decisions, as well as the anticipated dilutive impact on our unitholders.

As a result of our status as a Partnership, Section 162(m) of the Internal Revenue Code does not apply to Cedar Fair.

SECURITIES TRADING POLICY

Our Company has a policy that executive officers and non-employee directors may not purchase or sell our units when they may be in possession of nonpublic material information. In addition, this policy restricts short sale transactions and transactions involving put or call options relating to our securities, pledging of our securities, and holding of our securities in margin accounts.

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Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal year ended December 31, 2022. The table also summarizes, for each of our named executive officers for 2022 who was also one of our named executive officers for 2021 and/or 2020, the total compensation paid to or earned by the officer for the fiscal years ended December 31, 2021 and 2020.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Unit Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)

Richard A. Zimmerman	2022	$908,400	—	$4,375,035	—	$1,986,671	—	$15,676	$7,285,782

President and Chief Executive Officer	2021	$850,000	—	$6,716,340	—	$2,416,125	—	$8,700	$9,991,165
	2020	$769,616	—	$637,497	—	—	—	$30,620	$1,437,733

Brian C. Witherow	2022	$561,400	—	$1,418,998	—	$820,205	—	$15,676	$2,816,279

Executive Vice President and Chief Financial Officer	2021	$532,000	—	$2,114,268	—	$1,008,140	—	$8,666	$3,663,074
	2020	$500,619	—	$319,209	—	—	—	$19,894	$839,722

Tim V. Fisher	2022	$630,000	—	$3,783,005	—	$1,152,900	—	$15,676	$5,581,581

Chief Operating Officer	2021	$600,000	—	$2,369,476	—	$1,421,250	—	$8,700	$4,399,426
	2020	$563,884	—	$360,000	—	—	—	$19,894	$943,778

Kelley S. Ford	2022	$426,400	—	$804,034	—	$619,986	—	$15,676	$1,866,096

Executive Vice President and Chief Marketing Officer	2021	$402,000	—	$1,173,279	—	$761,790	—	$8,700	$2,345,769
	2020	$377,765	—	$241,201	—	—	—	$19,701	$638,667

Brian M. Nurse (5)	2022	$425,000	—	$708,012	—	$619,863	—	$36,797	$1,789,672

Executive Vice President, Chief Legal Officer and Corporate Secretary		—	—	—	—	—	—	—	—
		—	—	—	—	—	—	—	—

(1)

The 2020 salary amounts were reduced by 40% for Mr. Zimmerman and 25% for the other named executive officers for the period April 27, 2020 through July 19, 2020. In response to the effects of the COVID-19 pandemic and the temporary closure of our parks, we reduced the named executive officers’ base salaries in 2020 as a proactive measure to reduce operating expenses and cash outflow. We resumed full base salaries for the named executive officers in 2020 following the opening of several of our parks.

(2)

The amounts in column (e) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of unit-based awards other than options granted during the fiscal year ended December 31, 2022, 2021 or 2020, as applicable. The amounts included in this table for all performance unit and other incentive-based unit awards were computed based on the probable outcome of the applicable performance conditions on the grant date, which was the target level of performance for all goals applicable to such unit awards.

The 2022 amount for each executive includes the grant date fair value of the February 2022 restricted unit awards and the grant date fair value of the performance unit awards for the 2022-2024 performance period. The ASC Topic 718 grant date fair value of the 2022-2024 performance unit awards by executive assuming target and maximum levels of performance are as follows: Mr. Zimmerman - $3,062,525 (target), $6,125,049 (maximum); Mr. Witherow - $993,276 (target), $1,986,552 (maximum); Mr. Fisher - $1,120,009 (target), $2,240,018 (maximum); Ms. Ford - $562,807 (target), $1,125,614 (maximum); and Mr. Nurse - $495,609 (target), $991,217 (maximum). The 2022 amount for Mr. Fisher also includes an additional 50,000 time-based restricted units award made to Mr. Fisher in August 2022 in recognition of Mr. Fisher’s leadership and efforts in completing the sale of the land at California’s Great America.

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The 2021 amount for each executive includes the grant date fair value of the 2021 restricted unit awards, the grant date fair value of the performance unit awards for the 2021-2025 performance period, and the grant date fair value of the modified 2018-2020 performance unit awards. The modified 2018-2020 performance unit awards were part of the executives’ targeted total direct compensation opportunities for 2018. However, the 2021 accounting expense in connection with the final payouts on these awards is included in this table in accordance with applicable SEC rules. The ASC Topic 718 grant date fair value of the 2021-2025 performance unit awards by executive assuming achievement of the targeted and maximum levels of performance on all three goals are as follows: Mr. Zimmerman - $4,759,953 (target), $7,139,930 (maximum); Mr. Witherow - $1,276,769 (target), $1,915,153 (maximum); Mr. Fisher - $1,440,031 (target), $2,160,047 (maximum); and Ms. Ford - $723,575 (target), $1,085,363 (maximum).

The 2020 amount for each executive includes the grant date fair value of the 2020 Back-Half Incentive Unit Awards granted in August 2020. The ASC Topic 718 grant date fair value of the 2020 Back-Half Incentive Unit Awards by executive assuming target and maximum levels of performance are as follows: Mr. Zimmerman - $637,497 (target), $796,865 (maximum); Mr. Witherow - $319,209 (target), $399,005 (maximum); Mr. Fisher - $360,000 (target), $450,015 (maximum); and Ms. Ford - $241,201 (target), $301,508 (maximum).

Assumptions used in the calculation of these amounts are discussed in Note 8 to the Partnership’s audited financial statements for the fiscal year ended December 31, 2022, included in the Partnership’s Form 10-K filed with the Securities and Exchange Commission on February 17, 2023.

(3)

The amounts in column (g) reflect cash incentive awards to the named executive officers for 2022 and 2021. There were no payouts under the named executive officers’ 2020 cash incentive awards. See the discussion under Compensation Discussion and Analysis - Elements of Executive Compensation - Cash Incentive Awards and Narrative to Summary Compensation and Grants of Plan-Based Awards Tables – Cash Incentive Awards and Bonuses.

(4)

The amounts shown in column (i) reflect, for each named executive officer, 401(k) matching contributions of 3% of pay and profit-sharing contributions of 4% of pay up to the respective limitations imposed under rules of the Internal Revenue Service. There were no 2021 profit-sharing contributions for the named executive officers and no 2022 profit-sharing contributions for Mr. Nurse as he was not employed with us during the performance period. The amounts shown in column (i) for Mr. Nurse also reflect $30,047 of commuting expenses, including the cost of housing and transportation in connection with his travel to our office in Charlotte, North Carolina. For additional discussion of contributions that we make for our named executive officers under our Retirement Savings Plan and of perquisites we provide our named executive officers, see Compensation Discussion and Analysis - Elements of Executive Compensation - Retirement Programs and Compensation Discussion and Analysis - Elements of Executive Compensation - Perquisites.

(5)	Mr. Nurse joined Cedar Fair as Executive Vice President, Chief Legal Officer and Corporate Secretary on November 15, 2021.

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Grants of Plan-Based Awards Table for 2022

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)	(k)	(l)
		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)					All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/unit)	Grant Date Fair Value of Unit and Option Awards ($)
								All Other Unit Awards: Number of Units (#)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Zimmerman	2/23/22	—	—	—	26,775	53,550	107,100	—		—	—	$3,062,525

	2/23/22	—	—	—	—	—	—	22,950	(3)	—	—	$1,312,511

		$306,585	$1,362,600	$2,725,200	—	—	—	—		—	—	—

Witherow	2/23/22	—	—	—	8,684	17,368	34,736	—		—	—	$993,276

	2/23/22	—	—	—	—	—	—	7,444	(3)	—	—	$425,722

		$126,315	$561,400	$1,122,800	—	—	—	—		—	—	—

Fisher	2/23/22	—	—	—	9,792	19,584	39,168	—		—	—	$1,120,009

	2/23/22	—	—	—	—	—	—	8,393	(3)	—	—	$479,996

	8/23/22	—	—	—	—	—	—	50,000	(4)	—	—	$2,183,000

		$177,188	$787,500	$1,575,000	—	—	—	—		—	—	—

Ford	2/23/22	—	—	—	4,921	9,841	19,682	—		—	—	$562,807

	2/23/22	—	—	—	—	—	—	4,218	(3)	—	—	$241,227

		$90,610	$426,400	$852,800	—	—	—	—		—	—	—

Nurse	2/23/22	—	—	—	4,333	8,666	17,332	—		—	—	$495,609

	2/23/22	—	—	$—	—	—	—	3,714	(3)	—	—	$212,404

		$90,313	$425,000	$850,000	—	—	—	—		—	—	—

(1)

These columns show possible payouts under 2022 cash incentive awards that were based on the achievement of Company and individual performance measures. The threshold, target and maximum opportunities in column (c), (d) and (e), respectively, assume achievement of the threshold, target or maximum level of the Company performance goals, and assume 0% payout, 100% payout and 200% payout on the individual component. There was an additional level in between target and maximum for the Company performance goals for which 150% of the target award could have been earned. There was no threshold for the individual performance component.

Actual amounts paid with respect to these awards are reported in column (g) of the Summary Compensation Table for 2022. See Compensation Discussion and Analysis - Elements of Executive Compensation - Cash Incentive Awards and Narrative to Summary Compensation and Grants of Plan-Based Awards Tables – Cash Incentive Awards and Bonuses.

(2)

Amounts reflect a multi-year performance unit award for the January 1, 2022—December 31, 2024 performance period. The threshold, target and maximum potential number of performance units that may be earned are set forth in columns (f), (g) and (h), respectively. In addition to the threshold, target and maximum levels, there is an additional level in between target and maximum for which 150% of the target award could be earned. Payouts will be based on the level of achievement of cumulative un-levered pre-tax free cash flow versus specified levels of performance over the three-year period. See Compensation Discussion and Analysis - Elements of Executive Compensation - Long-Term Incentive Compensation - 2022-2024 Performance Unit Awards and Narrative to Summary Compensation and Grants of Plan-Based Awards Tables – Performance Unit Awards.

(3)

Amounts reflect time-based restricted units. The awards vest ratably over a three-year period beginning in February 2023. See Compensation Discussion and Analysis - Elements of Executive Compensation - Long-Term Incentive Compensation - February 2022 Restricted Unit Awards and Narrative to Summary Compensation and Grants of Plan-Based Awards Tables - Restricted Unit Awards.

(4)

Amount reflects a time-based restricted unit award to Mr. Fisher. The award vests on August 23, 2025. See Compensation Discussion and Analysis - Elements of Executive Compensation - Long-Term Incentive Compensation - Additional August 2022 Restricted Unit Award to Mr. Fisher and Narrative to Summary Compensation and Grants of Plan-Based Awards Tables - Restricted Unit Awards.

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Narrative to Summary Compensation and Grants of Plan-Based Awards Tables

The description that follows summarizes the terms and conditions of our employment arrangements with Messrs. Zimmerman, Witherow, Fisher and Nurse and Ms. Ford. It also summarizes the terms of and the programs under which the compensation reflected in the tables for our named executive officers was awarded. Additional information is provided in the Compensation Discussion and Analysis and Potential Payments upon Termination or Change in Control sections.

EMPLOYMENT AGREEMENTS

We have an employment agreement with Richard A. Zimmerman, our President and Chief Executive Officer, which was entered into in 2017, took effect in January 2018 and which will continue indefinitely until his employment is terminated under the terms of the employment agreement. The agreement establishes Mr. Zimmerman’s base salary at an annual rate of $750,000 commencing in 2018 and provides that his base salary will be reviewed from time to time, but will not be subject to decrease except in the event of salary reductions applicable to substantially all of our senior executives. Under the agreement, during his employment period, Mr. Zimmerman is eligible to participate in our cash incentive compensation plans and equity incentive plans, including our 2016 Omnibus Incentive Plan, at a level appropriate to his respective position and performance, as determined by the Board. Per the terms of his employment agreement, his target cash incentive award for 2018 was 115% of his base salary. The agreement provides that his cash incentive targets will be reviewed from time to time but will not be subject to decrease except in the event of a target reduction applicable to substantially all of our senior executives.

The agreement provides that, if Mr. Zimmerman’s respective employment is terminated, in certain situations he becomes fully vested in any equity awards made under Cedar Fair’s Omnibus Incentive Plan that vest within 18 months after his termination of employment. Any Omnibus Plan equity awards will immediately vest upon a change in control under his agreement. The 18 month continued vesting provisions of the employment agreement did not apply to Mr. Zimmerman’s 2020 Back-Half Incentive Unit Award, and the employment agreement change in control provisions were waived or modified for Mr. Zimmerman’s 2021 and 2022 equity awards. Any calendar year cash incentive compensation awards are to be paid to Mr. Zimmerman at the same time as our other senior executives and no later than March 15 following the end of the year. Mr. Zimmerman generally must be employed on the last day of the year to receive a cash incentive award for that year, but the agreements specify certain situations where a termination of employment would not result in forfeiture of a cash incentive award. See the Potential Payments Upon Termination or Change in Control section for detailed descriptions of the above-described situations and other potential termination and change in control benefits. In addition, Mr. Zimmerman is eligible to participate in any benefit and compensation plans that we offer from time to time, including medical, disability, life insurance, 401(k) and deferred compensation plans, on the same basis as our other senior executives, and he is entitled to four weeks of annual paid vacation days. The agreement contains non-competition, confidentiality, non-disparagement and assignment of inventions provisions and a clawback provision in favor of Cedar Fair that is further described below.

Our employment agreements with Mr. Witherow (our Executive Vice President and Chief Financial Officer), Mr. Fisher (our Chief Operating Officer), and Ms. Ford (our Executive Vice President and Chief Marketing Officer) were automatically renewed on January 1, 2022. The executives’ employment under the agreements continues through December 31, 2023, subject to 24-month automatic renewal periods until either party provides written notice of its intent to terminate the agreement at least 60 days prior to the automatic renewal date. The agreements entitle each executive to receive a specified annual base salary, which will be reviewed from time to time but will not be subject to decrease except in the event of salary reductions applicable to substantially all of our senior executives. The minimum annual base salary amounts specified in the agreements for Mr. Witherow and Ms. Ford, which were effective beginning January 2015, are: Mr. Witherow, $416,000 and Ms. Ford, $294,000. Mr. Fisher’s agreement established his minimum base salary at an annual rate of $550,000 commencing in 2018. During the employment period, each executive is eligible to participate in our cash incentive compensation plans and equity incentive plans, including our Omnibus Incentive Plan, at a level appropriate to his or her position and

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performance, as determined by the Board. Any calendar year cash incentive awards are to be paid to the executive at the same time as our other senior executives and no later than March 15 following the end of the year. The executives generally must be employed on the last day of the year to receive a cash incentive award for that year, but the agreement specifies certain situations where a termination of employment would not result in forfeiture of a cash incentive award. The agreement also provides that, if employment is terminated in certain situations, the executive will become fully vested in any equity awards made under Cedar Fair’s Omnibus Incentive Plan that vest within 18 months after the termination of employment. Any Omnibus Plan equity awards will immediately vest upon a change in control under the agreement. The 18-month continued vesting provisions of the employment agreement did not apply to the 2020 Back-Half Incentive Unit Awards, and the employment agreement change in control provisions were waived or modified for the named executive officers’ 2021 and 2022 equity awards.

Mr. Nurse participates in our Severance Plan and does not have an employment agreement with the Company. For a description of Mr. Nurse’s benefits under our Severance Plan, see the Potential Payments Upon Termination or Change in Control section. In addition, pursuant to a letter agreement between the Company and Mr. Nurse, the Company has agreed to reimburse Mr. Nurse for certain commuting expenses incurred in connection with his travel to our office in Charlotte, NC, including the cost of airfare, airport parking and rental car expenses. Under the letter agreement, the Company also agreed to gross up applicable withholding taxes to the extent the commuting expense reimbursements are treated as Mr. Nurse’s taxable income. In 2022, the Company did not provide any gross ups.

See the Potential Payments Upon Termination or Change in Control section for detailed descriptions of those situations and other potential termination and change in control benefits for each of our NEOs. In addition, each executive is eligible to participate in any benefit and compensation plans that we offer from time to time, including medical, disability, life insurance, 401(k) and deferred compensation plans, on the same basis as our other senior executives (other than the CEO), and the executive is entitled to annual vacation days and reimbursement for reasonable business expenses incurred in performing his or her duties in accordance with policies that we maintain from time to time. Each agreement, as well as our Severance Plan, contains non-competition, confidentiality, non-disparagement and assignment of inventions provisions and a clawback provision in favor of Cedar Fair that is further described below.

Under the clawback provisions of our employment agreements, our Board may require an executive to return their incentive compensation paid or granted within the preceding twenty-four months, if (i) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Cedar Fair’s financial statements filed with the Securities and Exchange Commission, (ii) the Board determines that the executive engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement, and (iii) a lower payment would have been made based upon the restated financial results. For a discussion of the benefits that would be provided by the employment agreements in the event of each executive’s death, retirement, disability or other terminations or upon a change in control, see Potential Payments Upon Termination or Change in Control in this proxy statement.

CASH INCENTIVE AWARDS AND BONUSES

The amounts reported in column (g) of the Summary Compensation Table represent final payouts of cash incentive awards for 2022 and 2021, which were tied to the achievement of performance measures and target award opportunities established by March of the applicable year. Due to the impact of COVID-19 on our business, there were no payouts under the 2020 cash incentive awards. For 2022 and for Messrs. Zimmerman, Witherow and Fisher, 90% of the target cash incentive award opportunities were based on a target for consolidated functional currency Adjusted EBITDA before incentive compensation expense for the year, and 10% of the target cash incentive award opportunities were based upon the achievement of individual performance goals. For 2022 and for Ms. Ford and Mr. Nurse, 85% of the target cash incentive award opportunities were based on a target for consolidated functional currency Adjusted EBITDA before incentive compensation expense for the year, and 15% of the target cash incentive awards were based upon the achievement of individual performance goals. For 2021 and for all named executive officers, 70% of the target cash incentive award opportunities were based on consolidated functional currency Adjusted EBITDA targets, and 30% of the target cash incentive awards were based on achievement of Company-level strategic objectives. The targeted levels of Adjusted EBITDA

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performance for 2021 varied depending on the level of attendance achieved. For 2020 and for all named executive officers, 85% of the target cash incentive award opportunities were based on a target for consolidated functional currency Adjusted EBITDA before incentive compensation expense for the year, and 15% of the target cash incentive awards were based upon the achievement of individual performance goals. For 2022, 2021 and 2020, payout of the Adjusted EBITDA portion of the award could range from 0% up to a maximum of 200% of the target award, and specific threshold, target and maximum levels of performance and related payout scales were established. In addition to the threshold, target and maximum levels, there was an additional level for the Adjusted EBITDA portion of the award between target and maximum for which 150% of the target award could be earned. For 2022, we added a 25% threshold payout level to the performance / payout curve for achievement at 91% of target versus the historical 50% threshold payout level for achievement at 93% of target. The 2021 Adjusted EBITDA targets varied based on attendance levels, and there was an associated Adjusted EBITDA target and a range of potential payouts within each tier of attendance. The payout of the Adjusted EBITDA portion of the 2021 awards was capped at 125% if Adjusted EBITDA was negative. For 2022, payout of the individual performance-based portion of the award could range from 0% to 200% and was dependent on the level of achievement of three individual goals. For 2021, payout of the strategic objective portion of the award could range from 0% to 200% and was dependent on the achievement of specific initiatives. For 2020, payout of the individual performance-based portion of the award could range from 0% to 150% and was dependent on the level of achievement of three individual goals. The threshold, target and maximum cash incentive awards for 2022 are reported in columns (c), (d) and (e), respectively, of the Grants of Plan-Based Awards Table. For additional detail regarding our cash incentive award program and the 2022 cash incentive awards (including the percentage of 2022 base salary represented by each executive’s target award opportunity, payout scales established, and the payout levels), see Compensation Discussion and Analysis - Elements of Executive Compensation - Cash Incentive Awards. No additional cash bonuses were awarded to our named executive officers for 2022.

OPTION AWARDS

We did not grant options to our named executive officers in 2022, 2021 or 2020.

RESTRICTED UNIT AWARDS

We made time-based restricted unit grants to our named executive officers in 2022 and 2021. We did not grant time-based restricted unit grants to our named executive officers in 2020 as we shifted the timing for establishing the 2021 compensation program and opportunities from October 2020 to March 2021. The grant date fair values of restricted units are included in the applicable year’s amounts in the Unit Awards column (e) of the Summary Compensation Table. The restricted period on the February 2022 and 2021 awards will lapse upon the executive’s continuous employment through the applicable vesting dates, as follows:

Grant:	2021 Restricted Unit Awards	February 2022 Restricted Unit Awards
Vesting Dates:	1/3 - February 2022 (1)	1/3 - February 2023 (1)
	1/3 - February 2023 (1)	1/3 - February 2024
	1/3 - February 2024	1/3 - February 2025

(1)	Vested prior to the date of this proxy statement.

The table above does not include the restricted unit new hire award to Mr. Nurse in November 2021, which vests on February 24, 2025. The above also does not include the additional 50,000 time-based restricted units awarded to Mr. Fisher in August 2022. These August 2022 restricted units vest on August 23, 2025.

The executive is unable to sell, transfer, pledge or assign restricted units during the applicable restricted period and will not receive any payments or partnership distributions during that period, but the executive may vote the restricted units during the restricted period. The restricted units accumulate distribution equivalents during the restricted period in the same form as any such distributions. Upon the expiration of the applicable restricted period, the units will thereafter be unrestricted and any accrued distribution equivalents will be paid promptly. Our employment agreements provide for 18 month continued vesting of these restricted units for qualifying terminations. Mr. Nurse is entitled to continued vesting in a prorated portion of these restricted units for qualifying terminations under the Severance Plan adopted in 2022. Otherwise, executives will forfeit their restricted units and any distribution equivalents if they do not satisfy the continuous employment requirement, except in the cases of

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death, disability and retirement, and change in control. The 2021 and February 2022 restricted unit awards are subject to the change in control provisions in our 2016 Omnibus Incentive Plan; however, Mr. Nurse’s 2022 restricted unit award agreement modifies the double trigger to a single trigger if our equity awards are not assumed or replaced following a change in control in which our units become exchangeable for the securities of another entity. For additional detail regarding the February 2022 restricted unit awards, see Compensation Discussion and Analysis - Elements of Executive Compensation - Long-Term Incentive Compensation (and the “- February 2022 Restricted Unit Awards” discussion therein).

PERFORMANCE UNIT AWARDS

We made performance unit awards to our named executive officers in 2022 and 2021. We did not grant performance unit awards to our named executive officers in 2020 as we shifted the timing for establishing the 2021 compensation program and opportunities from October 2020 to March 2021.

The grant date fair values of the performance unit awards granted in 2022 and 2021, calculated in accordance with ASC Topic 718 and based upon the probable outcome of the performance conditions, are included in the 2022 and 2021 amounts set forth in the Unit Awards column (e) of the Summary Compensation Table, respectively.

2022-2024 Performance Unit Awards

The 2022 performance unit awards are subject to the level of achievement of cumulative un-levered pre-tax free cash flow versus the target set by the People, Culture & Compensation Committee for the January 1, 2022 through December 31, 2024 performance period. Executives are eligible to receive up to 200% of the target number of potential performance units for the applicable performance period. Payouts will be determined based on a sliding scale of performance objectives, and no awards will be paid if the threshold performance level is not achieved.

The 2022 performance unit awards will be payable in units if earned. Distribution equivalents are earned on the number of performance units that become payable after the grant date and before the payment date of the award. Any amounts earned under the 2022 performance unit awards would be paid after the end of the performance period and by March 2025. Our employment agreements provide for 18 month continued vesting of these performance awards following qualifying terminations. Mr. Nurse is entitled to continued vesting in a prorated portion of the target number of potential 2022-2024 performance units following qualifying terminations under the Severance Plan. Otherwise, an executive must remain in continuous employment with us through the payment date or will forfeit the entire award, except in qualifying termination scenarios and subject to change in control provisions. Awards will be prorated in the event of death, disability or retirement. The 2022 performance unit awards are subject to the change in control provisions in our 2016 Omnibus Incentive Plan and would be payable at target in qualifying scenarios; however Mr. Nurse’s agreement modifies the double trigger to a single trigger if our equity awards are not assumed or replaced following a change in control in which our units become exchangeable for the securities of another entity. For additional detail regarding the 2022 performance units (including the payout scale for the awards), see Compensation Discussion and Analysis - Elements of Executive Compensation - Long-Term Incentive Compensation (and the “- 2022-2024 Performance Unit Awards” discussion therein).

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2021-2025 Performance Unit Awards

The 2021 performance unit awards are subject to the level of achievement of functional currency Adjusted EBITDA, un-levered pre-tax free cash flow, and net leverage ratio goals. The 2021 awards have annual goals for each of 2023, 2024 and 2025 that increase each year, and there are several potential payout dates. Executives are eligible to receive up to 200% of a targeted number of potential performance units specified in the award agreements for the applicable performance period for the Adjusted EBITDA portion of the 2021 performance unit awards. Payouts on the Adjusted EBITDA portion of the awards will be determined based on a sliding scale of performance objectives, and no awards will be paid if the threshold performance level is not achieved. Units under the Adjusted EBITDA portion of the award vest as they are earned starting with 2023 and become payable shortly after the end of the calendar year in which units are earned, subject to the executive remaining in continuous employment through the payment date except for certain qualifying terminations. To earn units under the Adjusted EBITDA portion of the award in calendar years 2024 and 2025, the calculated payout must be incrementally higher than the prior year(s) and the units earned in those years will be limited to the incremental difference, if any. Once we have determined payout for a given year, that year will not be re-tested when we assess performance achievement in the subsequent year(s). Payouts of the Adjusted EBITDA portion of the award will be based on the following scale (with amounts interpolated between the various levels and payout as a percentage of the target number of Adjusted EBITDA units): achievement of less than 93% of the applicable annual functional currency Adjusted EBITDA target (0% payout); achievement of 93% of the applicable annual functional currency Adjusted EBITDA target (50% payout); achievement of 100% of the applicable annual functional currency Adjusted EBITDA target (100% payout); achievement of 105% of the applicable annual functional currency Adjusted EBITDA target (150% payout); and achievement greater than or equal to 107% of the applicable annual functional currency Adjusted EBITDA target (200% payout).

Performance against the un-levered pre-tax free cash flow and net leverage ratio goals under the 2021 performance units will be measured for each of 2023, 2024 and 2025, and the targets become incrementally more challenging each year. Executives are eligible to receive 50% of the number of potential performance units that would be payable for achieving target Adjusted EBITDA performance for each of the un-levered pre-tax free cash flow and net leverage ratio portions of the 2021 performance unit awards. Each of these additional goals will be determined to have achieved or not achieved with no interpolation for performance or payout. Once the un-levered pre-tax free cash flow goal or net leverage ratio goal has been achieved in a given year, additional units cannot be earned for achievement of such metric in the subsequent year(s). Payouts for the 2021 performance unit awards may thus range from 0% to 300%.

The 2021 performance unit awards will be payable in units if earned. Distribution equivalents are earned on the number of performance units that become payable after the grant date and before the payment date of the award. There are three potential payout dates for the 2021 performance unit awards, with the earliest potential payout on the Adjusted EBITDA portion being in the first three months of 2024 (based on achievement of 2023 goals), and the earliest potential payout on the un-levered free cash flow and net leverage ratio portions being in the first three months of 2025 (if goals are achieved in 2023 or 2024). Our employment agreements provide for 18 month continued vesting of these performance awards following qualifying terminations. Our Severance Plan adopted in 2022 also provides for 18 month continued vesting of these performance awards following qualifying terminations. Otherwise, an executive must remain in continuous employment with us through the payment date or will forfeit the entire award, except in qualifying termination scenarios and subject to change in control provisions. Awards will be prorated in the event of death, disability or retirement. The 2021 performance unit awards are subject to the change in control provisions in our 2016 Omnibus Incentive Plan and would be payable at target in qualifying scenarios.

2018-2020 Performance Unit Awards

Because of the significant disruption to our business from the COVID-19 pandemic, and the impact of the 2020 Adjusted EBITDA loss on the cumulative achievement for 2018-2020, three-year performance was below the threshold and none of the potential units would have been earned under the 2018-2020 performance unit awards. The People, Culture & Compensation Committee and Board decided to allow management the opportunity to potentially earn an award and to evaluate performance after completion of the performance period taking into account actual 2018-2019 Adjusted EBITDA achieved and management’s performance relative to the Company’s strategic goals established during 2020. We modified the 2018-2020 performance unit awards and approved

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payouts at 81.3% of the target number of units in February 2021. The modified grant date fair value of these awards, calculated in accordance with ASC Topic 718, are included in the 2021 amounts set forth in the Unit Awards column (e) of the Summary Compensation Table.

OTHER UNIT AWARDS

2020 Back-Half Incentive Unit Awards

We made additional incentive-based other unit awards to our named executive officers in August 2020 to directly align compensation opportunities with the interest of our unitholders, to retain critical talent and to motivate participants to achieve COVID-19 adjusted strategic goals. The numbers of units earned under these awards were determined by the People, Culture & Compensation Committee, and reviewed and approved by the Board, based upon its assessment of the level of attainment of various performance objectives over a six-month period from August 24, 2020 through February 24, 2021. Executives were eligible to receive up to 125% of the target number of potential performance units, and no awards would be paid if a minimum liquidity target of $425 million as of the end of 2020 was not met. Payouts were dependent upon the level of achievement with respect to a Committee-approved scorecard which incorporated five categories of performance goals, each weighted equally at 20%. Achievement for each goal could range from 0% to 150%, and was determined using the following four-point scale: did not meet expectations (0%); partially met expectations (50%); met expectations (100%); and exceeded expectations (150%). The grant date fair values of the 2020 Back-Half Incentive Unit Awards, calculated in accordance with ASC Topic 718 and based upon the probable outcome of the performance conditions, are included in the 2020 amounts in the Unit Awards column (e) of the Summary Compensation Table. Distribution equivalents were not earned on the 2020 Back-Half Incentive Unit Awards. Awards were paid in units within 30 days following the one-year anniversary of the end of the performance period. An executive had to remain in continuous employment with us through the payment date or would have forfeited the entire award, except that awards would have been prorated in the event of death or disability, and awards would have been deemed earned and payable in full at the target level in the event of a change in control. The 18-month continued vesting provisions of our named executive officers’ employment agreements did not apply to the 2020 Back-Half Incentive Unit Awards.

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Outstanding Equity Awards at Fiscal Year-End for 2022

	Option Awards					Unit Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)		(j)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Units That Have Not Vested (#) (1)		Market Value of Units That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Units or Other Rights That Have Not Vested ($)

Zimmerman	32,929	—	—	$36.95	2/26/2023

						6,116	(3)	$267,942

						14,328	(4)	$600,916

						22,950	(5)	$962,523

									152,589	(8)	$6,308,029	(8)

									108,630	(9)	$4,490,764	(9)

Witherow	27,092	—	—	$36.95	2/26/2023

						2,551	(3)	$111,759

						5,978	(4)	$250,717

						7,444	(5)	$312,201

									40,929	(8)	$1,692,005	(8)

									35,232	(9)	$1,456,491	(9)

Fisher						2,878	(3)	$126,085

						6,742	(4)	$282,759

						8,393	(5)	$352,002

						50,000	(6)	$2,097,000

									46,164	(8)	$1,908,420	(8)

									39,728	(9)	$1,642,356	(9)

Ford	13,943	—	—	$36.95	2/26/2023

						1,205	(3)	$52,791

						3,388	(4)	$142,093

						4,218	(5)	$176,903

									23,196	(8)	$958,923	(8)

									19,964	(9)	$825,312	(9)

Nurse						3,825	(4)	$160,421

						10,000	(7)	$419,400

						3,714	(5)	$155,765

									17,460	(8)	$721,796	(8)

									17,580	(9)	$726,757	(9)

(1)	Column includes restricted units.

(2)

The market values for restricted units were calculated by multiplying the closing market price of our units on December 31, 2022 as reported on the NYSE ($41.34), by the number of restricted units in column (g), and adding to that the amount of cash distribution equivalents accumulated on the restricted units from the grant date of the award through December 31, 2022. See Narrative to Summary Compensation and Grants of Plan-Based Awards Table – Restricted Unit Awards for additional detail.

(3)

Amounts represent 2020 restricted units awarded in 2019. These awards vested and were paid in February 2023. These restricted units accumulated distribution equivalents during the restricted period that were

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payable in the same form as accrued when the awards vested. Distribution equivalents accumulated as of the fiscal year-end are reflected only in column (h) as all distribution equivalents on the restricted units were accrued in cash.

(4)

Amounts represent 2021 restricted units awarded. Other than for Mr. Nurse, one half of these restricted units vested on February 27, 2023 and the remaining one half will vest on February 26, 2024. Two-thirds of the amount in the table for Mr. Nurse vested on February 27, 2023 and the remaining one-third will vest on February 26, 2024. These restricted units accumulate distribution equivalents during the restricted period that will be payable in the same form as accrued when the awards vest. Distribution equivalents accumulated as of the fiscal year-end are reflected only in column (h) as all distribution equivalents on the restricted units have been accrued in cash.

(5)

Amounts represent 2022 restricted units awarded. One-third of these restricted units vested on February 27, 2023, and one-third will vest on February 26, 2024 and February 24, 2025. These restricted units accumulate distribution equivalents during the restricted period that will be payable in the same form as accrued when the awards vest. Distribution equivalents accumulated as of the fiscal year-end are reflected only in column (h) as all distribution equivalents on the restricted units have been accrued in cash.

(6)

Amount represents a restricted unit award to Mr. Fisher on August 23, 2022. The award vests on August 23, 2025. These restricted units accumulate distribution equivalents during the restricted period that will be payable in the same form as accrued when the awards vest. Distribution equivalents accumulated as of the fiscal year-end are reflected only in column (h) as all distribution equivalents on the restricted units have been accrued in cash.

(7)

Amount represents a restricted unit new hire award to Mr. Nurse on November 17, 2021. The award vests on February 24, 2025. These restricted units accumulate distribution equivalents during the restricted period that will be payable in the same form as accrued when the awards vest. Distribution equivalents accumulated as of the fiscal year-end are reflected only in column (h) as all distribution equivalents on the restricted units have been accrued in cash.

(8)

Amounts represent 2021-2025 performance units that are contingent upon the level of achievement of consolidated functional currency Adjusted EBITDA, un-levered pre-tax free cash flow and net leverage ratio goals. The amounts set forth in column (i) assume that the maximum number of units are earned and assume the reinvestment in distribution equivalent units of partnership distributions on such maximum number from the grant date of the award through December 31, 2022. The actual number of units and distribution equivalents earned will be determined following the end of the 2023, and (as applicable) following the end of 2024 and 2025. Any units earned under the Adjusted EBITDA portion of the award will vest and be payable shortly after the end of the calendar year in which units are earned. Any units earned under the un-levered pre-tax free cash flow and net leverage ratio portions of the awards would be payable in early 2025 (if goals are achieved in 2023 or 2024) or early 2026 (if goals are achieved in 2025). Market value reported in column (j) was calculated by multiplying the maximum number of units and distribution equivalent units through December 31, 2022 that may be earned set forth in column (i) by the closing market price of our units as of December 31, 2022.

(9)

Amounts represent 2022 performance units that are contingent upon the level of achievement of cumulative unlevered pre-tax free cash flow versus the target during the period from January 2022 through December 2024. The amounts set forth in column (i) assume that the maximum number of units are earned and assume the reinvestment in distribution equivalent units of partnership distributions on such maximum number from the grant date of the award through December 31, 2022. The actual number of units and distribution equivalents earned will be determined following the end of the performance period and would vest and be payable in units by March 2025. Market value reported in column (j) was calculated by multiplying the maximum number of units and distribution equivalent units through December 31, 2022 that may be earned set forth in column (i) by the closing market price of our units as of December 31, 2022. For additional information regarding these awards, see Compensation Discussion and Analysis - Elements of Executive Compensation - Long-Term Incentive Compensation - 2022-2024 Performance Unit Awards.

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Option Exercises and Units Vested in 2022

	Option Awards		Unit Awards

(a)	(b)	(c)	(d)		(e)

Name	Number of Units Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Units Acquired on Vesting (#) (1)		Value Realized on Vesting ($) (1)
Zimmerman	—	—	5,687	(2)	$324,557	(2)
			6,116	(3)	$349,040	(3)
			7,164	(4)	$408,849	(4)
			26,030	(5)	$1,485,532	(5)
Witherow	17,786	$468,305 (6)	2,392	(2)	$136,511	(2)
			2,552	(3)	$145,643	(3)
			2,990	(4)	$170,639	(4)
			13,034	(5)	$743,850	(5)
Fisher	—	—	2,900	(2)	$165,503	(2)
			2,878	(3)	$164,247	(3)
			3,372	(4)	$192,440	(4)
			14,699	(5)	$838,872	(5)
Ford	—	—	1,211	(2)	$69,112	(2)
			1,205	(3)	$68,769	(3)
			1,694	(4)	$96,677	(4)
			9,848	(5)	$562,025	(5)
Nurse	—	—	—	—	—	—

(1)

The amounts in column (d) reflect the total number of restricted units or performance units that vested for each executive in 2022, plus additional units credited as a result of reinvestment of distribution equivalents. The amounts in column (e) do not reflect accrued distribution equivalents in the form of cash for restricted units.

(2)

Reflects the vesting and related value of one-third of the 2019 restricted unit awards granted in 2018. The value realized on the vesting of restricted units is calculated as the number of restricted units vested multiplied by the closing price of our units on the NYSE on the day before the date of vesting. In addition to the amounts in column (e), each named executive officer also received distribution equivalents in the form of cash for these units as follows: Mr. Zimmerman ($31,681), Mr. Witherow ($13,327), Mr. Fisher ($16,158) and Ms. Ford ($6,748).

(3)

Reflects the vesting and related value of one-third of the 2020 restricted unit awards granted in 2019. The value realized on the vesting of restricted units is calculated as the number of restricted units vested multiplied by the closing price of our units on the NYSE on the day before the date of vesting. In addition to the amounts in column (e), each named executive officer also received distribution equivalents in the form of cash for these units as follows: Mr. Zimmerman ($11,438), Mr. Witherow ($4,772), Mr. Fisher ($5,382) and Ms. Ford ($2,254).

(4)

Reflects the vesting and related value of one-third of the 2021 restricted unit awards. The value realized on the vesting of restricted units is calculated as the number of restricted units vested multiplied by the closing price of our units on the NYSE on the day before the date of vesting.

(5)

Reflects the vesting and related value of the 2020 Back-Half Incentive Unit Awards granted in August 2020, which were paid out at 114% of the target number of performance units as disclosed in our proxy statement last year. All participants received the value in units. The value realized on the vesting of these units is equal to the number of units vested multiplied by the closing price of our units on the NYSE on the day before the date of vesting.

(6)

The value realized on the exercise of unit options is equal to the number of units acquired multiplied by the difference between the exercise price and the closing price of our units on the NYSE on the day before the date of exercise.

54 / 2023 Proxy Statement | CEDAR FAIR, L.P.

Pay Versus Performance Disclosure

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (1)	Average Summary Compensation Table Total for Non-PEO NEOs (2)	Average Compensation Actually Paid to Non-PEO NEOs (2)	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss) (in thousands)	Functional Currency Adjusted EBITDA (in thousands) (3)
					Total Unitholder Return	Peer Group Total Unitholder Return (TSR) (5)
2022	$7,285,782	$8,372,850	$3,013,407	$3,296,205	$79.72	$67.52	$307,668	$580,644
2021 (4)	$9,991,165	$10,624,247	$2,933,892	$2,962,471	$95.16	$135.66	$(48,518)	$331,396
2020 (4)	$1,437,733	$(3,110,511)	$787,701	$(767,643)	$74.79	$139.08	$(590,243)	$(309,114)

(1)
Mr. Zimmerman was the primary
exe
cutive officer (PEO) in all periods presented. Compensation Actually Paid to Mr. Zimmerman is derived from the Summary Compensation Table Total for each fiscal year by making the following deductions and additions for 2022, 2021 and 2020:

	2022	2021	2020
Summary Compensation Table (“SCT”) Total	$7,285,782	$9,991,165	$1,437,733
Less:
SCT - Unit Awards	4,375,035	6,716,340	637,497
Prior fiscal year (“PY”) fair value for awards that were forfeited during fiscal year (“CY”)	—	—	4,139,387
Plus:
Fair value of awards granted during CY that were outstanding and unvested at PY	5,439,517	6,716,340	898,250
Change in fair value of awards granted in prior years that were unvested at PY	(318,879)	596,903	(549,718)
Change in fair value of awards granted in prior years that vested in CY	315,429	115,847	(151,817)
Grant date fair value of awards that were granted and vested in CY	—	163,463	—
Distributions paid on restricted unit awards during CY	26,036	—	31,925

Compensation Actually Paid	$8,372,850	$10,624,247	$(3,110,511)

CEDAR FAIR, L.P. | 2023 Proxy Statement / 55

(2)
The 2022
non-primary
executive officer named executive officers
(“Non-PEO
NEOs”) included Messrs. Witherow, Fisher and Nurse and Ms. Ford. The 2021
Non-PEO
NEOs included Messrs. Witherow and Fisher, Ms. Ford, Mr. Craig A. Heckman, former Executive Vice President, Human Resources, and Mr. Duffield E. Milkie, former Executive Vice President and General Counsel. The 2020
Non-PEO
NEOs included Messrs. Witherow, Fisher and Milkie and Ms. Ford. Compensation Actually Paid to the
Non-PEO
NEOs is derived from the average Summary Compensation Table Total for each fiscal year by making the following deductions and additions for 2022, 2021 and 2020:

	2022	2021	2020

Summary Compensation Table (“SCT”) Total	$3,013,407	$2,933,892	$787,701
Less:
SCT - Unit Awards	1,678,512	1,551,155	299,100
Prior fiscal year (“PY”) fair value for awards that were forfeited during fiscal year (“CY”)	—	—	1,449,486
Plus:
Fair value of awards granted during CY that were outstanding and unvested at PY	1,925,121	1,188,835	421,440
Change in fair value of awards granted in prior years that were unvested at PY	(109,154)	279,877	(191,200)
Change in fair value of awards granted in prior years that vested in CY	128,793	60,055	(48,102)
Grant date fair value of awards that were granted and vested in CY	—	50,967	—
Distributions paid on restricted unit awards during CY	16,550	—	11,104

Compensation Actually Paid	$3,296,205	$2,962,471	$(767,643)

(3)
Functional Currency Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash
items, and adjustments as defined in our credit agreement. This measurement differs from the Adjusted EBITDA amounts we report in our earnings releases and financial reports because functional currency Adjusted EBITDA is calculated using the functional currency of the country where the income or loss was earned (i.e., the Canadian dollar for our Canadian operations). See the discussion under
Compensation Discussion and Analysis - Compensation Performance Measures
. Functional Currency Adjusted EBITDA is reported as the Company-selected measure for all periods presented but may not have been the most important measure for prior periods and may be a different measure in future years.

(4)	The COVID-19 pandemic had a material impact on our business in 2020, and to a lesser extent in 2021.

(5)
The amounts set forth under the heading “Peer Group Total Unitholder Return (TSR)” reflect the comprehensive total unitholder return, as of the applicable fiscal year-end,
of an initial investment of $100 as of December 31, 2019 into the S&P - Movies and Entertainment Index.

DISCLOSURES CONCERNING PAY-VERSUS-PERFORMANCE
This disclosure is being provided as required by the final rules issued by the Securities and Exchange Commission on August 25, 2022, and certain measures disclosed in the table above and discussed below, including “Compensation Actually Paid,” are calculated in accordance with those rules. Because these rules were issued after compensation determinations for 2022 were made, the People, Culture & Compensation Committee did not consider these measures (other than Functional Currency Adjusted EBITDA) or calculations in setting compensation for the named executive officers or for linking executive compensation with Company performance for 2022 or any prior periods. For a description of the People, Culture & Compensation Committee’s processes, policies, and considerations when setting compensation and evaluating performance, please see
Compensation Discussion and Analysis
.

56 / 2023 Proxy Statement | CEDAR FAIR, L.P.

Relationship Between Company TSR and “Compensation Actually Paid”
Our TSR increased over the disclosed period from $74.79 in 2020 to $79.72 at the end of 2022, but was significantly impacted (particularly in 2020) by the
COVID-19
pandemic during the period. The “Compensation Actually Paid” to our PEO and non-PEO
NEOs (on average) in 2020, in particular, reflect the challenges of that year at $(3,110,511) and $(767,643), respectively. “Compensation Actually Paid” increased in 2021, reflective of the recovery of our business and our unit price during that year, to $10,624,247 for our PEO and $2,962,471 for our non-PEO
NEOs (on average). For 2022, the “Compensation Actually Paid” to our PEO decreased to $8,372,850. “Compensation Actually Paid to our non-PEO
NEOs (on average) increased to $3,296,205 for 2022, but was affected by the granting of a one-time
award to Mr. Fisher during the year, as described in our
Compensation Discussion and Analysis
and base salary increases for the
non-PEO
NEO’s in 2022 (following no increases in 2021 in response to the
COVID-19
pandemic). Thus, over the period “Compensation Actually Paid” generally increased and decreased in correlation with changes in the Company’s TSR, even though we have not used TSR as a metric for incentive compensation awards during the disclosed period. We believe this is because a significant portion of named executive officer compensation is granted through restricted unit awards and performance unit awards which track the Company’s unit price. In addition, we use financial metrics in our incentive plans, each of which may indirectly impact our unit price. Accordingly, as the Company’s unit price increases (and TSR likewise increases), we would expect the value of a named executive officer’s long-term incentives to generally increase in correlation. Similarly, as the Company’s unit price decreases, we would expect the value of a named executive officer’s long-term incentives to generally decrease in correlation.
Relationship Between Net Income and “Compensation Actually Paid”
The Company does not directly employ net income as a financial performance measure upon which named executive officer compensation may be earned. However, net income movements impact the metrics we use in our annual incentive plan and the cumulative Functional Currency Adjusted EBITDA metric used in our performance units awarded in and prior to 2021. Because of the severe disruption in our business because of the
COVID-19
pandemic, however, the Company did not achieve any of its cumulative Functional Currency Adjusted EBITDA targets over the period presented, as those targets were set prior to the onset of the pandemic in anticipation of normalized operations and growth. Annual cash incentive awards were earned in 2021 and 2022 by our PEO and non-PEO
NEOs based on overachievement against the applicable annual targets set in contemplation of the
COVID-19
pandemic.
Relationship Between Functional Currency Adjusted EBITDA and “Compensation Actually Paid”
Reflective of the Company’s strategic objective to deliver consistent profitable growth, Functional Currency Adjusted EBITDA (as defined in our
Compensation Discussion and Analysis
above) has served as a key financial performance measure upon which annual cash incentive awards and long-term performance units could be earned throughout the period presented. Thus, Functional Currency Adjusted EBITDA in part would impact “Compensation Actually Paid” based on the Company’s achievement against the applicable targets. Over the three-year period measured in the table above, Functional Currency Adjusted EBITDA and “Compensation Actually Paid” both increased: PEO Compensation Actually Paid increased 369% and non-PEO
average Compensation Actually Paid increased 529%, while Functional Currency Adjusted EBITDA increased 288% over the same period. 2022 cash incentive awards were based on Functional Currency Adjusted EBITDA before incentive-compensation expenses as described in
Compensation Discussion and Analysis - Compensation Performance Measures
.
Comparison Between Company TSR and Peer Group TSR
Over the three-year period measured in the table above, the Company’s TSR has increased by approximately 6.6%, while the TSR of the S&P - Movies and Entertainment Index has decreased by approximately 51% over the same period.
Most Important Financial Measures
The below tabular list identifies the financial measures deemed by the People, Culture & Compensation Committee to be the most important financial measures for linking the compensation of the Company’s named executive officers to the performance of the Company. See the discussion under
Compensation Discussion and Analysis - Compensation Performance Measures
for their definitions.

CEDAR FAIR, L.P. | 2023 Proxy Statement / 57

MOST IMPORTANT FINANCIAL MEASURES

• Functional Currency Adjusted EBITDA • Functional Currency Adjusted EBITDA before incentive compensation expense • Un-Levered Pre-Tax Free Cash Flow • Net Leverage Ratio

58 / 2023 Proxy Statement | CEDAR FAIR, L.P.

Pay Ratio Disclosure

SEC rules require us to disclose the median of the annual total compensation of all employees (except our CEO), the annual total compensation of the CEO and the ratio of these two amounts for our last completed fiscal year.

We identified the median employee from a comparison of compensation information for all Company employees as of November 6, 2022 other than our CEO. The 2022 date for identifying the median employee differs from the 2021 date as the comparable Sunday for 2022, as compared to the 2021 date, was selected resulting in a calendar shift. Given the nature of our business, we rely heavily on seasonal, entry-level employees, some of whom only work one or two months per year. Consequently, as of the date we determined our median employee, seasonal employees accounted for 60.6% of our workforce. The percentage of seasonal employees as a percentage of our total workforce was lower than the prior year due to a planned increase in full-time head count at select parks. To identify the median employee, we used annual earnings reported to taxing authorities (for example, in the United States, information reported on W-2s), and ranked employees from highest to lowest. For purposes of this determination, compensation paid in Canadian dollars to our Canadian employees was converted to U.S. dollars using Canadian to U.S. dollar exchange rates, consistent with the exchange methodology used in our financial reporting. The median employee of all employees except the CEO was a seasonal employee.

Once we found the median employee, we computed the annual total compensation for 2022 for that employee in the same manner as total compensation is determined for the Summary Compensation Table. Accordingly, we determined that the median of the annual total compensation of all employees (except our CEO) was $14,366 for 2022. In 2022, Richard Zimmerman held the position of Chief Executive Officer of the Company. Mr. Zimmerman’s compensation for 2022, calculated in the same manner as in the Summary Compensation Table, totaled $7,285,782. This resulted in an estimated CEO to median employee pay ratio of 507:1.

CEDAR FAIR, L.P. | 2023 Proxy Statement / 59

Potential Payments Upon Termination or Change in Control

The following summaries describe and quantify the payments that each named executive officer would receive if his or her employment with us were terminated or if we had a change in control. These payments and benefits derive from a combination of employment agreements, our Executive and Management Severance Plan (the “Severance Plan”), and our Omnibus Incentive Plans and related award agreements. In all cases, our severance arrangements, and the timing and amount of payments thereunder, are intended to comply with the requirements of Section 409A of the Code. We have quantified the potential payments assuming that the termination or change in control occurred on December 31, 2022 and the relevant unit price is the closing market price of our units on the NYSE on December 31, 2022, which was $41.34 per unit.

Payments Pursuant to Employment Agreements or Severance Plan (other than in connection with a Change in Control)

The following information summarizes payments that our named executive officers will receive in the event of terminations without cause, as a result of death or disability, in connection with non-renewals of their employment agreements, as applicable, and in general. Descriptions of release requirements and restrictions relating to such payments and benefits, and of certain key defined terms, are provided at the end of this section. For information regarding payments in the event of a change in control, see “Payments Upon a Change in Control or a Termination Following a Change in Control” below. For additional information regarding payments in the event of death, disability or retirement, see “Payments Upon Death, Disability or Retirement under our Incentive Plans” below.

Terminations without Cause or due to Disability and Resignations for Good Reason

If we terminate the employment of Messrs. Zimmerman, Witherow, Fisher or Nurse, or Ms. Ford without cause or because of a disability, or if any of those executives resign for good reason (in each case, other than in connection with a change in control), each executive will be entitled to:

•

Payment of accrued and unpaid base salary, reimbursement of business expenses and payment for accrued and unused vacation days, each as accrued as of the termination date, in a lump sum within 30 days following termination;

•	Cash severance payments, as follows:

◾	for Mr. Zimmerman, an amount equal to two times his base salary, payable in a single lump sum on the first regularly scheduled payroll date following the 60th day after the termination; or

◾

for the other executives, an amount equal to one items base salary, payable at the same time salary otherwise would be paid to such executives over the 12-month period following termination, but with the first payment being made on the first regularly scheduled payroll date following the 60th day after the termination and including any payments that otherwise would be due earlier.

The amount of such cash severance payments will be reduced by any payments received from any short- or long-term disability plan maintained by us, where applicable;

•

Any unpaid annual cash incentive award earned with respect to a calendar year ending on or before the date of termination, payable at the same time payment would have been made had the executive continued to be employed;

•

A pro-rata portion of his or her annual cash incentive award for the calendar year of termination, based on actual performance (with certain qualitative performance criteria being deemed satisfied in full or to have fully met expectations), which amount will be prorated based on the number of days the executive is employed during the applicable year and payable at the same time payment is made to other senior executives and no later than March 15 of the next calendar year;

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•

Payment of the after-tax monthly COBRA continuation coverage premium under our medical plans (less the amount of the executive’s contribution as if he or she was an active employee), until the earliest of twelve months after termination, the date the executive is no longer eligible for COBRA or the date that he or she obtains other employment with medical benefits, with the first COBRA premium payment being made following the timely delivery of a general release and including any amounts due prior thereto;

•

For Messrs. Zimmerman, Witherow and Fisher, and Ms. Ford, full vesting in any equity awards made under Cedar Fair’s Omnibus Incentive Plans that vest within 18 months after his or her termination of employment without cause or his or her resignation for good reason, unless otherwise specifically exempted from vesting by the terms of the underlying award agreement. Equity awards other than options that vest under this provision will be paid or vest on the scheduled payment date under the award agreement without regard to the continuous employment requirements or proration. Options that vest within the 18 month period will terminate 30 calendar days after the vesting date unless exercised;

•

For Mr. Nurse, pro-rata vesting of any equity awards (except for the 2021-2025 awards) outstanding on the date of a qualifying termination of employment without cause or his or her resignation for good reason, based on the number of full months of the applicable performance period (for performance-based awards) or vesting period (for non-performance-based awards) completed prior to the date of termination and the target number of potential performance units (where applicable). Except for such proration and prorated target payouts (where applicable), equity awards other than options that vest under this provision will be paid or vest on the scheduled payment date under the award agreement without regard to the continuous employment requirements. Mr. Nurse would continue to vest and become fully vested in any payments under the 2021-2025 performance unit awards that are scheduled to vest within 18 months after his qualifying termination of employment without cause or resignation for good reason. Any unvested portions of Mr. Nurse’s 2021-2025 performance units that vest under this provision will be paid or vest on the scheduled payment date under the award agreement based on actual performance but without regard to the continuous employment requirements or proration; and

•	All other accrued amounts or benefits the executive is due under our benefit plans, programs or policies (other than severance).

Death

If the employment of any of Messrs. Zimmerman, Witherow, Fisher or Nurse, or Ms. Ford is terminated by reason of death, the executive or his or her legal representatives shall be entitled to:

•

Payment of accrued and unpaid base salary, reimbursement of business expenses and payment for accrued and unused vacation days, each as accrued as of the termination date, in a lump sum within 30 days following termination;

•

Any unpaid annual cash incentive award earned with respect to a calendar year ending on or before the date of termination, payable at the same time payment would have been made had the executive continued to be employed;

•

A pro-rata portion of his or her annual cash incentive award for the calendar year of termination, based on actual performance (with certain qualitative performance criteria being deemed satisfied in full or to have fully met expectations), which amount will be prorated based on the number of days the executive is employed during the applicable year and payable at the same time payment is made to other senior executives and no later than March 15 of the next calendar year;

•

Payment of the after-tax monthly COBRA continuation coverage premium under our medical plans for the executive’s spouse and eligible dependents (less the amount of the executive’s contribution as if he or she was an active employee) for a period of up to twelve months after executive’s death, if permitted under applicable law; and

•	All other accrued amounts or benefits the executive is due under our benefit plans, programs or policies (other than severance).

CEDAR FAIR, L.P. | 2023 Proxy Statement / 61

Non-Renewal

For each of Messrs. Witherow and Fisher and Ms. Ford, in certain situations where the executive’s employment agreement is not renewed (described below), the executive will be entitled to:

•

Payment of accrued and unpaid base salary, reimbursement of business expenses and payment for accrued and unused vacation days, each as accrued as of the termination date, in a lump sum within 30 days following termination;

•

An amount equal to his or her base salary, payable at the same time salary otherwise would be paid over the 12-month period following termination, but with the first payment being made on the first regularly scheduled payroll date following the 60th day after the termination and including any payments that otherwise would be due earlier;

•

Any unpaid annual cash incentive award earned with respect to a calendar year ending on or before the date of termination, payable at the same time payment would have been made had the executive continued to be employed;

•

Payment of the after-tax monthly COBRA continuation coverage premium under our medical plans (less the amount of the executive’s contribution as if he or she was an active employee), until the earliest of twelve months after termination, the date the executive is no longer eligible for COBRA or the date that he or she obtains other employment with medical benefits, with the first COBRA premium payment being made following the timely delivery of a general release and including any amounts due prior thereto;

•	All other accrued amounts or benefits the executive is due under our benefit plans, programs or policies (other than severance); and

•

Full vesting in any equity awards made under Cedar Fair’s Omnibus Incentive Plans that vest within 18 months after his or her termination of employment, unless otherwise specifically exempted from vesting by the terms of the underlying award agreement, with such awards vesting and being paid as described above for terminations without cause or resignations for good reason.

Messrs. Witherow and Fisher and Ms. Ford will qualify for these non-renewal benefits if we are not willing to renew the employment agreement and the executive chooses to terminate his or her employment immediately following the employment period.

Other Terminations

If the executive’s employment is terminated for any reason other than those described above or those described under “Payments Upon a Change in Control or a Termination Following a Change in Control,” which we refer to in the tables below as “All Terminations,” the executive or his or her legal representatives will be entitled to receive a lump sum payment within 30 days following termination consisting of accrued and unpaid base salary, reimbursement of business expenses and payment for accrued and unused vacation days, each as accrued as of the date of termination. The executive also will be entitled to any unpaid annual cash incentive award earned with respect to a calendar year ending on or before the date of termination, payable at the same time payment would have been made had the executive continued to be employed, and all other accrued amounts or benefits the executive is due under our benefit plans, programs or policies (other than severance).

Releases and Restrictions; Certain Definitions

Any termination payments under the employment agreements and Severance Plan are subject to execution, timely delivery, and non-revocation of a general release in favor of Cedar Fair. In addition, each executive is subject to non-competition, non-solicitation, confidentiality, non-disparagement and cooperation provisions. The employment agreements provide that the non-competition and non-solicitation obligations last for a minimum of twelve months after termination (regardless of the reason for termination), and last twelve months plus the number of months for which he or she receives severance payments or 18-month continued equity vesting, subject to a 36-month cap under Mr. Zimmerman’s employment agreement. The non-competition and non-solicitation period in the Severance Plan lasts for the period of employment and the eighteen months after termination (regardless of the reason for termination), and the Severance Plan has forfeiture provisions for competitive activity during any period of severance benefits, among other things.

62 / 2023 Proxy Statement | CEDAR FAIR, L.P.

Under the employment agreements and Severance Plan, “cause” means: (i) the executive’s willful and continued failure to perform his or her duties or follow the lawful direction of the Board (or, for the executives other than Mr. Zimmerman, the Chief Executive Officer or the Board) or a material breach of fiduciary duty after written notice of the breach; (ii) theft, fraud, or dishonesty with regard to Cedar Fair or in connection with the executive’s duties; (iii) indictment for or conviction of (or guilty or no contest plea to) a felony or any lesser offense involving fraud or moral turpitude; (iv) material violation of our code of conduct or similar written policies after written notice specifying the violation; (v) willful misconduct unrelated to us that has, or is likely to have, a material negative impact on us after written notice specifying the failure or breach; (vi) gross negligence or willful misconduct relating to our affairs; (vii) material breach by the executive of his or her employment agreement (or, for Mr. Nurse, breach of the Severance Plan); (viii) a final and non-appealable determination by a court or other governmental body that the executive has materially violated federal or state securities laws; or (ix) a breach or contravention of another employment agreement or other agreement or policy by virtue of the executive’s employment with us or performance of his or her duties, or the existence of any other limitation on his or her activities on our behalf except for confidentiality obligations to former employers.

“Disability” means a physical or mental incapacity or disability that renders or is likely to render the executive unable to perform his or her material duties for either 180 days in any twelve-month period or 90 consecutive days, as determined by a physician selected by us.

“Good reason” means, without the executive’s express consent: (i) any material diminution in his or her responsibilities, authorities or duties; (ii) any material reduction in the executive’s (x) base salary, or (y) target cash incentive opportunity (except in the event of an across the board reduction in base salary or cash incentive opportunity applicable to substantially all of our senior executives); (iii) a material breach of the employment agreement (where applicable) by us; or (iv) a forced relocation of his or her place of employment by the greater of seventy (70) miles or the distance constituting a “material change in the geographic location” of the executive’s place of employment under Section 409A. The events described in (iv) do not constitute “good reason” under Mr. Zimmerman’s employment agreement. The events described in (i), (ii) and (iv) will not constitute “good reason,” nor will the events described in (iii) constitute “good reason” under Mr. Zimmerman’s employment agreement, unless the executive notifies us in writing and we fail to cure the situation within the time periods specified in the agreement.

Payments upon Death, Disability or Retirement under our Incentive Plans

Any cash incentive awards outstanding at the time of death or retirement will be paid on a prorated basis. Our performance unit awards under the Omnibus Incentive Plans will be payable in the event of death or disability while employed by us, or retirement at age 62 or over from employment with us, with amounts being prorated where the death, separation from service due to disability or retirement occurs during the performance period. The proration under the 2021 performance unit awards would depend upon the year in which amounts are earned. Restrictions on our outstanding restricted unit awards will lapse upon death, disability or retirement. Options awarded under the Omnibus Incentive Plans will expire on the earlier of the ten year anniversary of the grant date or the date that is thirty (30) days after a separation from service under the plan. The named executive officers also will receive payments in these situations as described above under “Payments Pursuant to Employment Agreements (other than in connection with a Change in Control).”

Payments upon a Change in Control or a Termination Following a Change in Control

Our employment agreements with Messrs. Zimmerman, Witherow and Fisher and Ms. Ford, and the Severance Plan as it applies to Mr. Nurse, provide for certain benefits and payments in the event of qualifying terminations following a change in control. Our incentive plans and award agreements also contain change-in-control provisions. Each of our incentive plans, award agreements, employment agreements and our Severance Plan uses the “change in control” definition provided by Section 409A of the Code or a definition based on the 409A definition. As a result, if a change in control occurs under one plan or agreement, it will trigger payment under the other plans and agreements as well. “Change-in-control” events include:

•

a change in ownership of the Partnership which generally would occur when a person or group acquires units representing more than 50 percent of the total fair market value or total voting power of the Partnership;

CEDAR FAIR, L.P. | 2023 Proxy Statement / 63

•

a change in the effective control of the Partnership, which could occur even if a change in ownership has not occurred, and would occur if either (i) a person or group acquires units, all at once or over a period of 12 months, representing 30 percent or more of the total voting power of the Partnership, or (ii) a majority of our directors will have been replaced during a 12-month period by directors not endorsed by a majority of the Board before the date of appointment or election; or

•

a change in ownership of a substantial portion of the assets of the Partnership, which would occur if a person or group acquires, all at once or over a period of 12 months, assets from us that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of our assets immediately before the acquisition(s), determined without regard to any liabilities associated with such assets.

Section 409A and its rules contain detailed provisions for determining whether a change-in-control event has occurred. The above descriptions of change-in-control events are general summaries only, and we refer you to Section 409A and its rules for additional detail.

Our employment agreements and Severance Plan contain double trigger change in control provisions, which means that two events must occur for a participant to receive payments under the change in control provision. First, a change in control must occur. Second, the executive’s employment must be terminated within 24 months following the change in control. Terminations for “good reason” (as defined above) by the executive qualify for change in control protection in addition to involuntary terminations. While most of the employment agreement change in control benefits are subject to the double trigger, the agreements also provide that any equity awards under our Omnibus Plans (including any successor plans) fully and immediately vest upon a change in control (i.e., a single trigger for the equity awards), with performance awards payable at target or as specified in the plan or the award terms. Our 2016 Omnibus Incentive Plan has a double trigger change in control provision, subject to our award and employment agreement terms and Committee discretion. This results in a single trigger for our named executive officers’ outstanding equity awards issued in or prior to 2020 under their employment agreements. Our named executive officers with employment agreements waived or modified the single trigger provisions for their 2021, 2022 and 2023 performance and restricted unit awards. Accordingly, the double trigger plan provision applies under the award agreements for the 2021, 2022 and 2023 performance and restricted unit awards for Messrs. Zimmerman, Witherow and Fisher, and Ms. Ford. Mr. Nurse’s outstanding equity awards are subject to the double trigger change in control provisions in the Omnibus Plan; however, performance and restricted unit award agreements for grants in and after 2022 for Severance Plan participants, including Mr. Nurse, modify the double trigger to a single trigger if our equity awards are not assumed or replaced following a change in control in which our units become exchangeable for the securities of another entity (at the target units for performance awards).

If we terminate the employment of Mr. Zimmerman, Mr. Witherow, Mr. Fisher or Mr. Nurse, or Ms. Ford without cause (or, for Mr. Zimmerman, Mr. Witherow or Mr. Fisher, or Ms. Ford, because of a disability) within 24 months following a change in control, or if any of those executives resign for good reason within 24 months following a change in control, the executive is entitled to the payments and benefits described above under “Payments Pursuant to Employment Agreements or Severance Plan (other than in connection with a Change in Control)—Terminations without Cause or due to Disability and Resignations for Good Reason,” except that:

•	For Mr. Zimmerman, Mr. Witherow or Mr. Fisher, or Ms. Ford, in lieu of his or her non-change in control severance or base salary continuation, as applicable:

◾

Each executive other than Mr. Zimmerman will receive a lump sum severance amount equal to two and one-half times the executive’s annual cash compensation for the year preceding the calendar year in which the change in control occurred, less $1; and

◾	Mr. Zimmerman will receive a lump sum severance amount equal to three times annual cash compensation for the year preceding the calendar year in which the change in control occurred, less $1; and

◾

the executive will have the right to continue medical and dental insurance coverage under COBRA during the 30-month period following the termination, and to receive monthly reimbursement of such COBRA continuation coverage premiums from us, if permitted by applicable law.

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•

For Mr. Nurse, in lieu of his non-change in control severance or base salary continuation, Mr. Nurse will receive, a lump sum severance amount equal to two and one-half times his annual cash compensation for the year preceding the calendar year in which the change in control occurred; and

•

For Mr. Nurse, the pro-rata portion of his annual cash incentive award for the calendar year of termination, will be based on target performance and will be payable at in a lump sum on the next regularly scheduled payroll date following the sixtieth (60th) day after termination.

For purposes of our employment agreements, “cash compensation” with respect to any calendar year is defined as (a) the total salary payable, (b) target annual cash incentive compensation with respect to that calendar year, even if not paid during the year, and (c) with respect to any multi-year cash bonus, the amount actually paid. “Cash Compensation” under our Severance Plan with respect to any calendar year is defined as (a) the total salary payable and (b) target annual cash incentive compensation with respect to that calendar year, even if not paid during the year. Any lump sum payments made pursuant to the employment agreements or Severance Plan in connection with a change in control will be paid on the next regularly scheduled payroll date following the sixtieth day after the termination, subject to the requirements of Section 409A.

In addition, upon a change in control or change in control triggering event, as applicable, named executive officer equity incentive plan awards would vest or be paid as follows pursuant to the various plans and agreements:

•

All performance awards will be deemed to have been earned and payable in full and any other restriction shall lapse and the awards will be paid within 30 days. Our outstanding performance awards will be deemed earned at the target level.

•	All restrictions applicable to our outstanding restricted unit awards will lapse and restricted units will become fully vested and transferable.

•

Unless the Committee determines otherwise, if we make “other unit awards” under the 2016 Omnibus Incentive Plan, all restrictions, limitations and other conditions applicable to such awards would lapse and those awards would become fully vested and transferable and be issued, settled or distributed, as applicable within 30 days.

•

Unless the Committee determines otherwise, if we grant options or unit appreciation rights under the 2016 Omnibus Incentive Plan, any unvested options and unit appreciation rights would vest and become fully exercisable. Option holders could elect to “cash out” any options within 60 days for the difference between the price of the option and the fair market value per unit at the time of the election.

Our executive employment agreements cap the present value of the aggregate payments, distributions and benefits provided to or for the executive’s benefit which constitute parachute payments under Section 280G of the Code at 299% of the base amount (as defined for purposes of Section 280G) (the “280G cap”). If the present value exceeds the 280G cap, the payments, distributions and benefits to the executive will be reduced in the order specified in his or her employment agreement so that the reduced amount will result in no portion of his or her payments, distributions and benefits being subject to excise tax. We refer to this type of provision as a “280G cap and cutback provision” below. Our Severance Plan has a “280G best-net provision.” Under our Severance Plan, if the present value of the aggregate payments, distributions and benefits provided to or for the executive’s benefit which constitute parachute payments under Section 280G exceeds the 280G cap, then such payments, distributions and benefits are either (i) paid and delivered in full, or (ii) paid and delivered in such lesser amount as would result in no portion of such payments, distributions and benefits being subject to the excise tax, whichever of the foregoing amounts (taking into account the applicable federal, state and local income taxes and the excise tax) results in the receipt on an after-tax basis of materially larger payments, distributions and benefits as determined by the Company.

Payments of change-in-control amounts or provisions of change-in-control benefits under the employment agreements and Severance Plan are conditioned upon the execution and non-revocation of a mutually acceptable separation agreement and release.

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Table of Potential Payments Upon Termination or Change in Control

The payments that would have been made to each of the named executive officers upon a termination of his or her employment or a change in control of the Partnership as of December 31, 2022 are as follows:

Name/ Benefits and Payments Upon Separation	All Terminations	Termination Other than For Cause or For Good Reason		Termination upon Non-renewal		Disability		Death		Change in Control Only	Termination upon Change in Control
Richard A. Zimmerman
Earned but unpaid salary	$39,820	$39,820		$—		$39,820		$39,820		$—	$39,820
Severance	—	1,816,800		—		1,816,800		—		—	2,861,985	(1)
Incentive compensation	1,986,671	1,986,671		—		1,986,671		1,986,671		—	1,986,671
Restricted units	—	1,510,540	(3)	—		1,831,381		1,831,381		267,942	1,831,381
Performance units	—	4,205,353	(4)	—		5,351,828	(5)	5,351,828	(5)	1,236,521	5,584,579
Health benefits	—	13,020		—		13,020		13,020		—	53,888
Total	$2,026,491	$9,572,204	(6)	$—		$11,039,520		$9,222,720		$1,504,463	$12,358,324
Brian C. Witherow
Earned but unpaid salary	$24,609	$24,609		$24,609		$24,609		$24,609		$—	$24,609
Severance	—	561,400		561,400		561,400		—		—	2,659,999	(2)
Incentive compensation	820,205	820,205		820,205		820,205		820,205		—	820,205
Restricted units	—	570,611	(3)	570,611	(3)	674,678		674,678		111,759	674,678
Performance units	—	1,128,003	(4)	1,128,003	(4)	1,519,500	(5)	1,519,500	(5)	515,923	1,808,170
Health benefits	—	19,675		19,675		19,675		19,675		—	51,617
Total	$844,814	$3,124,503	(6)	$3,124,503	(6)	$3,620,067		$3,058,667		$627,682	$6,039,278
Tim V. Fisher
Earned but unpaid salary	$27,616	$27,616		$27,616		$27,616		$27,616		$—	$27,616
Severance	—	630,000		630,000		630,000		—		—	—	(1)
Incentive compensation	1,152,900	1,152,900		1,152,900		1,152,900		1,152,900		—	1,152,900
Restricted units	—	643,513	(3)	643,513	(3)	2,857,847		2,857,847		126,085	2,814,443	(1)
Performance units	—	1,272,280	(4)	1,272,280	(4)	1,713,708	(5)	1,713,708	(5)	581,902	2,039,220
Health benefits	—	19,039		19,039		19,039		19,039		—	55,019
Total	$1,180,516	$3,745,348	(6)	$3,745,348	(6)	$6,401,110		$5,771,110		$707,987	$6,089,198
Kelley S. Ford
Earned but unpaid salary	$18,692	$18,692		$18,692		$18,692		$18,692		$—	$18,692
Severance	—	426,400		426,400		426,400		—		—	2,009,999	(2)
Incentive compensation	619,986	619,986		619,986		619,986		619,986		—	619,986
Restricted units	—	312,819	(3)	312,819	(3)	371,787		371,787		52,791	371,787
Performance units	—	639,282	(4)	639,282	(4)	861,112	(5)	861,112	(5)	243,699	975,996
Health benefits	—	6,440		6,440		6,440		6,440		—	18,969
Total	$638,678	$2,023,619	(6)	$2,023,619	(6)	$2,304,417		$1,878,017		$296,490	$4,015,429
Brian M. Nurse
Earned but unpaid salary	$18,630	$18,630		$—		$18,630		$18,630		$—	$18,630
Severance	—	425,000		—		425,000		—		—	—	(1)
Incentive compensation	619,863	619,863		—		619,863		619,863		—	425,000
Restricted units	—	339,930	(3)	—		735,586		735,586		—	547,294	(1)
Performance units	—	600,656	(4)	—		683,350	(5)	683,350	(5)	—	603,977
Health benefits	—	7,260		—		7,260		7,260		—	7,260
Total	$638,493	$2,011,339	(6)	$—		$2,489,689		$2,064,689		$—	$1,602,161

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(1)

Amounts were decreased by $3,513,014 and by a total of $3,418,403 to comply with the 280G cap and cutback provision of Mr. Zimmerman’s and Mr. Fisher’s employment agreement, respectively. In accordance with the Severance Plan, the amounts for Mr. Nurse have been reduced by a total of $321,105 in respect of 280G because a reduced payment results in the best payment outcome, net of taxes, for him. Pre-capped severance amount based on 2021 cash compensation, as defined in their employment agreements or Severance Plan, as applicable, and described above on pages 60-65, which reflects the salary and target annual cash incentive award for 2021. See Summary Compensation Table for increased 2022 salary versus 2021 and Grants of Plan-Based Awards Table for 2022 target cash incentive opportunity, which would result in higher severance amount for change in control and termination dates on and after January 1, 2023 (subject to the 280G cap and cutback provision).

(2)

Severance amount based on 2021 cash compensation is described above on pages 60-65, which reflects the base salary and target annual cash incentive award for 2021. See Summary Compensation Table for increased 2022 salary versus 2021 and Grants of Plan-Based Awards Table for 2022 target cash incentive opportunity, which would result in higher severance amount for change in control and termination dates on and after January 1, 2023 (subject to the 280G cap and cutback provision or best-net provision, where applicable).

(3)

Amount includes the restricted units awarded to each of Messrs. Zimmerman, Witherow, Fisher and Ms. Ford in 2019 and 2021, and two-thirds of the restricted units awarded in 2022. The amount for Mr. Nurse includes the restricted units awarded in 2021 and 2022 pro-rated based on the number of full months of the applicable vesting period completed prior to the date of termination. Amount based on value of the units, including the value of any accumulated distribution equivalents, as of the assumed termination date. Value of this award depends on the unit price as of the later applicable payment dates and could differ from that assumed herein. Value of the restricted units also depends on the value of future partnership distributions made prior to the payment date.

(4)

Amount includes an estimated possible payout under the 2021-2025 performance unit awards for each of the named executive officers on the first potential payment date under those awards. Those estimates are calculated assuming that the maximum possible number of units that may be earned for achievement of the Functional Currency Adjusted EBITDA goals are earned at the earliest possible payment date, are based on the value of the units as of December 31, 2022 and include distribution equivalents through such date. The total units that could become payable under those awards could be lower, however, and the final calculation could differ from these estimates depending on the level of performance actually attained and when such performance is achieved. Amount for Mr. Nurse also includes a prorated portion of his 2022-2024 performance unit award based on the target number of units. Future distribution equivalents could also increase these amounts. Additionally, as payments would not be made until the scheduled payment dates, the value of the units would depend on the unit price as of the later applicable payment date(s) and on the value of future distributions made prior to the payment date(s). This amount does not include any units under the 2020-2022 awards, as no units were earned under those awards due to the impact of COVID-19, as discussed in Compensation Discussion and Analysis - Elements of Executive Compensation - Prior Year Award Payout Determinations.

(5)

If each of the named executive officers had died or had become disabled on December 31, 2022, he or she would be entitled to receive payment as provided in his or her 2020-2022, 2021-2025 and 2022-2024 performance unit awards as if he or she were employed on the applicable payment date. Any such payments from the performance awards would be prorated as of December 31, 2022, the date of death or disability, and would depend upon the level of attainment of the performance metrics. This amount does not include any units under the 2020-2022 award because no units were earned under those awards due to the impact of the COVID-19 pandemic and, regarding Mr. Nurse, he was not granted a 2020-2022 performance unit award as he was not employed during the performance period. Amounts in the table reflect an estimate of potential payouts under the 2021-2025 and 2022-2024 performance unit awards. Those estimates are calculated based on the maximum possible number of units that may be earned, assume such amounts are earned at the earliest possible payment dates, are based on the value of the units as of December 31, 2022 and include distribution equivalents. The total units that could become payable could be lower, however, and the final proration calculation could differ from these estimates depending on the level of performance actually attained and when such performance is achieved. Future distribution equivalents could also increase the unit amount.

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Additionally, as payments would not be made until the scheduled payment dates, the value of the units would depend on the unit price as of the later applicable payment date(s) and on the value of future distributions made prior to the payment date(s).

(6)	Total value could be higher or lower depending upon the factors described in footnotes 3, 4 and 5.

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Director Compensation

The People, Culture & Compensation Committee of the Board of Directors recommends the fees paid to directors and board committee members for services in those capacities. The schedule of fees for 2023 is as follows:

1.

For service as a member of the Board, a retainer of $75,000 per annum, payable in cash quarterly, plus $1,500 payable in cash for attendance at each meeting of the Board after the 20th Board meeting, plus $150,000 per annum to be paid in limited partnership units, adjusted for fractional units as needed;

2.

For service as an Audit Committee member, a fee of $12,500 per annum (excluding committee chair); for service as a Nominating and Corporate Governance Committee member, a fee of $7,500 per annum (excluding committee chair); and for service as a People, Culture & Compensation Committee member, a fee of $10,000 per annum (excluding committee chair); and

3.

For service as Chairman of the Board of Directors, a fee of $125,000 per annum; for service as Chair of the Audit Committee of the Board, a fee of $25,000 per annum; for service as the Chair of the Nominating and Corporate Governance Committee, a fee of $15,000 per annum; and for service as the Chair of the People, Culture & Compensation Committee, a fee of $20,000 per annum. The payment for service as Chairman of the Board of Directors may be paid in cash, limited partnership units, or a combination of cash and units.

These fees are payable only to non-management directors. Management directors receive no additional compensation for service as a director. All directors receive reimbursement from the Partnership for reasonable expenses incurred in connection with service in that capacity. Additionally, all directors are to accumulate units equal to five times the annual cash retainer within five years of becoming a director. The directors have the option to elect to defer some or all of their annual equity payment. The deferred units accrue distribution equivalents and are paid out in cash, limited partnership units, or a combination of cash and units, upon the director’s departure from the Board.

DIRECTOR COMPENSATION FOR 2022

The table that follows summarizes the director compensation paid by the Partnership for the fiscal year ended December 31, 2022. The schedule of non-employee director fees for 2022 was as follows:

1.

For service as a member of the Board, a retainer of $70,000 per annum, payable in cash quarterly, plus $1,500 payable in cash for attendance at each meeting of the Board after the 20th Board meeting, plus $130,000 per annum to be paid in limited partnership units, adjusted for fractional units as needed;

2.	For service as a board committee member, $5,000 per committee per annum (excluding committee chair); and

3.

For service as Chairman of the Board of Directors, a fee of $125,000 per annum; for service as Chair of the Audit Committee of the Board, a fee of $20,000 per annum; for service as the Chair of the Nominating and Corporate Governance Committee, a fee of $12,000 per annum; and for service as the Chair of the People, Culture & Compensation Committee, a fee of $15,000 per annum.

These fees were payable only to non-management directors. Management directors received no additional compensation for service as a director. All directors receive reimbursement from the Partnership for reasonable expenses incurred in connection with service in that capacity.

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(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name (1)	Fees Earned or Paid in Cash ($)	Unit Awards ($) (4)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Louis Carr	$77,500	$130,014	—	—	—	—	$207,514
Gina D. France	$90,615	$130,014	—	—	—	—	$220,629
Michelle M. Frymire (2)	$18,750	$32,535	—	—	—	—	$51,285
Daniel J. Hanrahan	$195,000	$130,014	—	—	—	—	$325,014
Jennifer Mason (2)	$18,750	$32,535	—	—	—	—	$51,285
D. Scott Olivet	$90,000	$130,014	—	—	—	—	$220,014
Matthew A. Ouimet	$70,000	$130,014	—	—	—	—	$200,014
Carlos A. Ruisanchez	$88,222	$130,014	—	—	—	—	$218,236
Lauri M. Shanahan (3)	$56,250	$97,526	—	—	—	—	$153,776
Debra Smithart-Oglesby (3)	$60,183	$97,526	—	—	—	—	$157,709

(1)

Richard A. Zimmerman is not included in this table as Mr. Zimmerman was an employee of the Partnership in 2022 and did not receive any additional compensation for service as a director. The compensation to Mr. Zimmerman as an employee of the Partnership is shown in the Summary Compensation Table and our other Executive Compensation disclosures.

(2)	Michelle M. Frymire and Jennifer Mason were appointed to the Board of Directors on October 1, 2022.

(3)	Lauri M. Shanahan and Debra Smithart-Oglesby resigned on October 1, 2022. Mses. Frymire and Mason were appointed as their successors.

(4)

The amounts in column (c) reflect the grant date fair value computed in accordance with FASB ASC Topic 718 of units awarded to each member of the Board in 2022. For 2022, Ms. France and Messrs. Hanrahan, Ouimet and Ruisanchez each received their annual equity payment in the form of 3,145 units, and Messrs. Carr and Olivet each received their annual equity payment in the form of 3,145 deferred units. Mses. Shanahan and Smithart-Oglesby each received the portion earned of their annual equity payment in the form of 2,370 units. Mses. Frymire and Mason each received the portion earned of their annual equity payments in the form of 787 units. As of December 31, 2022, Mr. Carr had 5,779 deferred units outstanding, Mr. Hanrahan had 17,261 deferred units outstanding, Mr. Olivet had 20,675 deferred units outstanding and Mr. Ruisanchez had 5,986 deferred units outstanding. Mses. Shanahan and Smithart-Oglesby settled their deferred units outstanding upon resignation.

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People, Culture & Compensation Committee Report

The People, Culture & Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on the review and discussions, the People, Culture & Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Partnership’s proxy statement and the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

D. Scott Olivet, Chair

Louis Carr

Carlos A. Ruisanchez

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Security Ownership of Certain Beneficial Owners and Management

The following tables set forth the number and percentage of Partnership units beneficially owned by each of the Partnership’s directors, each of the Board’s nominees for election at the annual meeting, each of the named executive officers, and all current directors and executive officers as a group as of March 27, 2023, and by each person known by the Partnership to own 5% or more of its units.

DIRECTORS, BOARD NOMINEES AND EXECUTIVE OFFICERS

	Amount and Nature of Beneficial Ownership

Name of Beneficial Owner	Beneficial Ownership (1)		Voting Power (1)		Investment Power		Percentage of Units (2)
			Sole	Shared	Sole	Shared
Richard A. Zimmerman	277,336	(3)	277,336	—	220,294	—	*

Brian C. Witherow	176,518	(4)	174,203	2,315	156,224	2,315	*

Tim V. Fisher	105,750	(5)	105,750	—	35,305	—	*

Kelley S. Ford	59,708	(6)	59,708	—	49,642	—	*

Brian M. Nurse	20,692	(7)	20,692	—	1,754	—	*

Nina Barton	—		—	—	—	—	*

Louis Carr	6,264	(8)	6,264	—	6,264	—	*

Gina D. France	16,267		16,267	—	16,267	—	*

Michelle M. Frymire	787		787	—	787	—	*

Daniel J. Hanrahan	51,921	(8)	51,921	—	51,921	—	*

Jennifer Mason	787		787	—	787	—	*

D. Scott Olivet	28,043	(8)	28,043	—	28,043	—	*

Matthew A. Ouimet	82,738	(9)	28,807	53,931	28,807	53,931	*

Carlos A. Ruisanchez	20,480	(8)	20,480	—	20,480	—	*

All directors and executive officers as a group (17 individuals) (10)	925,863		869,617	56,246	670,289	56,246	1.8%

*	Less than one percent of outstanding units.

(1)

Includes restricted units over which there is voting power, but no investment power, as follows: Mr. Zimmerman, 57,042; Mr. Witherow, 17,979; Mr. Fisher, 70,445; Ms. Ford, 10,066; Mr. Nurse, 18,938; and all executive officers and directors as of March 27, 2023 as a group (17 individuals) 199,328.

(2)

Each beneficial owner’s ownership percentage has been calculated including any deferred units the beneficial owner has the right to acquire within 60 days after March 27, 2023. The ownership percentage of the directors and executive officers as a group has been calculated assuming any deferred units that the directors as a group have a right to acquire within 60 days after March 27, 2023.

(3)

Consists of 220,294 units as to which Mr. Zimmerman has sole voting and investment power which are directly owned by Mr. Zimmerman as of March 27, 2023 and the restricted units referenced in footnote 1.

(4)

Consists of 156,224 units as to which Mr. Witherow has sole voting and investment power which are directly owned by Mr. Witherow as of March 27, 2023 and the restricted units referenced in footnote 1; as well as 2,315 units for which he has shared voting and investment power.

(5)	Consists of 35,305 units as to which Mr. Fisher has sole voting and investment power which are directly owned by Mr. Fisher as of March 27, 2023 and the restricted units referenced in footnote 1.

(6)	Consists of 49,642 units as to which Ms. Ford has sole voting and investment power which are directly owned by Ms. Ford as of March 27, 2023 and the restricted units referenced in footnote 1.

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(7)	Consists of 1,754 units as to which Mr. Nurse has sole voting and investment power which are directly owned by Mr. Nurse as of March 27, 2023 and the restricted units referenced in footnote 1.

(8)

Includes units which such directors have the vested right to acquire (within 60 days of March 27, 2023) through the conversion of deferred units under the director equity deferred compensation program upon termination of a service as a director of Cedar Fair: Mr. Carr, 5,819 units; Mr. Hanrahan, 17,379 units; Mr. Olivet, 20,817 units; and Mr. Ruisanchez, 6,027 units.

(9)

Consists of 28,807 units as to which Mr. Ouimet has sole voting and investment power which are directly owned by Mr. Ouimet as of March 27, 2023 and 53,931 units for which he has shared voting and investment power.

(10)

The table only includes executive officers as of March 27, 2023. The unit amounts listed include a total of 50,042 units of limited partner interest which all executive officers and directors as of March 27, 2023 as a group have deferred equity compensation with the right to acquire within 60 days from March 27, 2023.

5% OR GREATER UNITHOLDERS

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Units
Morgan Stanley Morgan Stanley Strategic Investments, Inc. 1585 Broadway New York, NY 10036	4,892,132	(1)		9.5%

The Goldman Sachs Group, Inc. Goldman Sachs & Co. LLC 200 West Street New York, NY 10282	4,896,194	(2)		9.5%

ING Groep, N.V. PO Box 1800 Amsterdam, P7 1000 BV Amsterdam ING Financial Markets LLC 1133 Avenue of the Americas New York, NY 10036	2,798,700	(3)		5.4%

(1)

Based upon a Schedule 13G/A filing by Morgan Stanley and Morgan Stanley Strategic Investments, Inc. on February 8, 2023. On the Schedule 13G/A, Morgan Stanley reported shared voting power over 4,820,007 units and reported shared dispositive power over and aggregate beneficial ownership of 4,892,132 units. Morgan Stanley Strategic Investments, Inc. reported shared voting power, shared dispositive power over and aggregate beneficial ownership of 4,809,247 units.

(2)

Based upon a Schedule 13G/A filing by The Goldman Sachs Group, Inc. and Goldman Sachs & Co. LLC (“Goldman Sachs”) on February 8, 2023. On the Schedule 13G/A, Goldman Sachs reported shared voting power over 4,892,994 units and reported shared dispositive power over and aggregate beneficial ownership of 4,896,194 units.

(3)

Based upon a Schedule 13G filing by ING Groep, N.V. and ING Financial Markets LLC (“ING”) on February 13, 2023. On the Schedule 13G, ING reported shared voting power, shared dispositive power over and aggregate beneficial ownership of 2,798,700 units.

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Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common shares, to file with the SEC reports of ownership of our securities on Form 3 and changes in reported ownership on Form 4 or Form 5, as applicable. Such directors, executive officers and greater than 10% unitholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms filed.

Based solely upon a review of the reports furnished to us, or written representations from reporting persons that all other reportable transactions were reported, we believe that during the year ended December 31, 2022, our directors, executive officers and greater than 10% unitholders timely filed all reports they were required to file under Section 16(a).

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Certain Relationships and Related Transactions

There were no transactions that must be disclosed between the Partnership and our officers, directors, Board nominees for election or any person related to our officers or directors or Board nominees for election, or with any holder of more than 5% of the outstanding units or any person related to such unitholder, during 2022 and through the date of this proxy statement.

The Board’s Corporate Governance Guidelines include policies and procedures for the review and approval of interested transactions, which are defined as transactions in which CFMI or the Partnership participate and any executive officer, director, director nominee, beneficial owner of more than 5% of the Partnership’s units, or immediate family member of any of the foregoing, has a direct or indirect material interest. The definition of interested transactions is intended to cover the types of transactions subject to Regulation S-K Item 404 and excludes certain types of transactions consistent with that regulation. The policy generally presumes a related party’s interest to be material unless clearly incidental in nature or determined in accordance with the policy to be immaterial in nature.

Each executive officer, director and director nominee is required to notify the Chair of the Nominating and Corporate Governance Committee of his or her intention to enter into, or to cause CFMI or the Partnership to enter into, an interested transaction. The Committee reviews the material facts of all interested transactions requiring its approval, and the disinterested members of the Committee either approve or disapprove the entry into the interested transaction. The policy also provides a mechanism for Committee review and ratification or modification of any interested transactions as to which advance approval is not feasible or that were entered into in error. In determining whether to approve or ratify a transaction, the Committee considers whether or not the transaction is in, or not inconsistent with, the best interests of the Partnership, taking into account the following (among other factors it considers appropriate): (i) the position within or relationship of the related party with the Partnership or CFMI, (ii) the extent of the related party’s interest in the transaction, (iii) the business purpose for and reasonableness of the transaction, including available alternatives for achieving the business purpose, (iv) whether the terms of the transaction are comparable to those that could be negotiated with an unrelated third party, (v) whether the transaction impacts the independence or objectivity of the director or executive officer, and (vi) whether the transaction creates the perception of impropriety. Authority is delegated under the policy to the Chair of the Nominating and Corporate Governance Committee to pre-approve or ratify any interested transactions that do not involve a director and that are expected to involve less than $120,000, subject to subsequent review by the Committee. No director is allowed to participate in any discussion or approval of an interested transaction for which he or she is a related party, except for providing material information as to the transaction and for counting to determine the presence of a quorum to act on the transaction. An ad hoc committee of at least two independent directors may be designated by the Board where less than two members of the Committee would be available to review an interested transaction involving a member of a committee.

CEDAR FAIR, L.P. | 2023 Proxy Statement / 75

Report of the Audit Committee of the Board of Directors

The Audit Committee of the Board of Directors of Cedar Fair Management, Inc. oversees the Partnership’s financial reporting process. Management has the primary responsibility for the consolidated financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. The independent auditor is responsible for auditing these financial statements and expressing an opinion as to their conformity to GAAP, and for auditing the Partnership’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements and internal controls for 2022 contained in the Partnership’s Annual Report on Form 10-K with management and representatives of Deloitte & Touche LLP, including a discussion of the quality, not just the acceptability, of the Partnership’s accounting principles; the reasonableness of significant judgments; and such other matters as are required to be discussed with the independent auditor by the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including PCAOB Auditing Standard No. 1301, “Communications With Audit Committees,” the rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Committee has discussed with the independent auditor the firm’s independence from management and the Partnership, including the matters in the letter received from the firm required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” and considered the compatibility of non-audit services with the independent auditor’s independence.

The Committee met five times during fiscal 2022. The meetings of the Committee are designed to facilitate and encourage communication among the Committee, the Partnership, the Partnership’s internal audit function and the Partnership’s independent auditor. The Committee discussed with the Partnership’s internal auditors and independent auditor the overall scope and plans for their respective audits. The Committee meets with the internal auditors and the independent auditor, with and without management present, to discuss the results of their examinations; their evaluations of the Partnership’s internal control, including internal control over financial reporting; and the overall quality of the Partnership’s financial reporting.

The Audit Committee recognizes the importance of maintaining the independence of the Partnership’s independent auditor, both in fact and appearance. Each year, the Committee evaluates the qualifications, performance and independence of the Partnership’s independent auditor and determines whether to re-engage the current independent auditor. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the auditor, the auditor’s capabilities and the auditor’s technical expertise and knowledge of the Partnership’s operations and industry. Based on this evaluation, the Audit Committee has retained Deloitte & Touche LLP as the Partnership’s independent auditor for 2023. Deloitte & Touche LLP has been the Independent Auditor for the Partnership since 2004. The members of the Audit Committee and the Board believe that, due to Deloitte & Touche LLP’s knowledge of the Partnership and of the industries in which it operates, it is in the best interests of the Partnership and its unitholders to continue retention of Deloitte & Touche LLP to serve as the Partnership’s independent auditor. Although the Audit Committee has the sole authority to appoint the independent auditor, the Audit Committee will continue to recommend that the Board ask the unitholders, at the annual meeting, to ratify the appointment of the independent auditor.

Based on the above reviews and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the Securities and Exchange Commission. The Board of Directors approved the recommendation.

Carlos A. Ruisanchez, Chair

Gina D. France

Michelle M. Frymire

Jennifer Mason

76 / 2023 Proxy Statement | CEDAR FAIR, L.P.

Independent Registered Public Accounting Firm Services and Fees

The aggregate fees billed or expected to be billed for the audit and non-audit services provided to us by our principal accountant during the last two fiscal years are set forth below.

Type of Fees	2022	2021
Audit Fees	$1,464,068	$1,275,420

Audit-Related Fees	—	9,610

Tax Fees	319,876	308,900

All Other Fees	3,790	3,790

Total	$1,787,734	$1,597,720

Audit Fees consist of fees billed or expected to be billed by Deloitte for professional services rendered for the 2022 and 2021 audits of the annual financial statements and internal control over financial reporting, the review of the financial statements included in Forms 10-Q, and other services in connection with statutory and regulatory filings.

Audit-Related Fees consist of fees billed or expected to be billed by Deloitte that principally include due diligence, assurance services that are reasonably related to the performance of the audit or review of the Partnership’s financial statements and other attestation services or consultations that are not reported under audit fees.

Tax fees consist of fees billed or expected to be billed by Deloitte for services related to tax compliance ($265,323 and $308,900 for 2022 and 2021, respectively) and tax planning ($54,553 for 2022).

Other fees consist of fees for permitted services rendered by Deloitte that do not fit within the above category descriptions.

The Audit Committee reviews and pre-approves each audit and non-audit service engagement with the Partnership’s independent auditor, and pre-approved all services provided in 2022. The Audit Committee has adopted a policy providing pre-approval thresholds for permissible non-attest professional fees for services, including those non-attest services provided by Deloitte, on a fixed fee or time and material basis. Permissible non-attest fees up to $50,000 can be approved by the Chief Financial Officer or Chief Accounting Officer, greater than $50,000 require approval by the Chair of the Audit Committee and greater than $250,000 require approval by the full Audit Committee. Approvals by the Chief Financial Officer, Chief Accounting Officer or Chair of the Audit Committee are subject to ratification by the Audit Committee.

Expenses of Solicitation of Proxies

We have sent you this proxy and will pay the cost of soliciting the proxies from unitholders. Proxies may be solicited personally, by mail, by telephone, by email, by fax, by press release, by press interview or via the Internet. In addition, arrangements have been or will be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners of the units, and the Partnership, upon request, will reimburse the brokerage houses and custodians for their reasonable expenses in so doing. We have retained Morrow Sodali LLC to aid in the solicitation of proxies and to verify certain records related to the solicitation. Morrow Sodali LLC will receive a fee of between $5,000 and $10,000 as compensation for its services plus reimbursement for its related out-of-pocket expenses. CFMI, its directors and certain of its officers and employees also may solicit the vote of unitholders. These persons will receive no additional compensation for their assistance in soliciting proxies.

CEDAR FAIR, L.P. | 2023 Proxy Statement / 77

Unitholder Proposals and Nominations for the 2024 Annual Meeting

Any unitholder who wishes to present a proposal other than a nomination at the 2024 Annual Meeting of Limited Partner Unitholders and to have the proposal considered for inclusion in the Partnership’s proxy statement and form of proxy for that meeting pursuant to SEC Rule 14a-8 must deliver the proposal at our executive offices not later than December 15, 2023. Any unitholder who wishes to present such a proposal at the 2024 Annual Meeting of Limited Partner Unitholders other than for inclusion in the Partnership’s proxy statement and form of proxy must deliver the proposal at our executive offices not later than February 28, 2024 or such proposal will be untimely. If a unitholder fails to submit the proposal by February 28, 2024, the appointed proxies may exercise discretionary voting authority on the proposal.

Any limited partner of record may nominate one or more persons for election or reelection to the Board at an annual meeting of limited partners in accordance with our Partnership Agreement if they meet and comply with the notice, procedural, informational, and other requirements of the Partnership Agreement. Limited partners must give timely notice in writing to the corporate secretary of the Partnership of any such nominations. To be timely, a unitholder’s notice must be delivered to or received at our executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting of unitholders. However, if the annual meeting is advanced more than 30 days prior to the anniversary or delayed more than 60 days after such anniversary, then to be timely such notice must be received by the Partnership no later than the later of 70 days prior to the date of the annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting was made. In order for a unitholder’s notice to be proper, such notice must include all the necessary information prescribed in the Partnership Agreement and the nominating person and the unitholder-nominated director candidate must provide and timely supplement certain relevant background, biographical, security ownership and other information. In addition, the nominating person must be entitled to vote at and hold units as of the annual meeting. The Partnership and General Partner are not required to include in its proxy materials any person nominated by a unitholder. If the 2024 Annual Meeting of Limited Partner Unitholders is held no earlier than April 24, 2024 and no later than July 23, 2024, any nominations will need to be delivered or received no earlier than February 24, 2024 and no later than March 24, 2024 in order to be timely.

In addition to complying with the procedures described above, unitholders who intend to solicit proxies in support of a director candidate other than the Company’s nominees for consideration by the unitholders at the Company’s 2024 Annual Meeting of Limited Partner Unitholders must also comply with the SEC’s “universal proxy card” rules under Rule 14a-19 of the Exchange Act (“Rule 14a-19”). Rule 14a-19 requires proponents to provide a notice to the Corporate Secretary of the Company, no later than March 25, 2024, setting forth all of the information and disclosures required by Rule 14a-19. If the 2024 Annual Meeting of Limited Partner Unitholders is set for a date that is not within 30 calendar days of the anniversary of the date of the 2023 Annual Meeting of Limited Partner Unitholders, then notice must be provided by the later of 60 calendar days prior to the date of the 2024 Annual Meeting of Limited Partner Unitholders or by the close of business on the tenth calendar day following the day on which a public announcement of the date of the 2024 Annual Meeting of Limited Partner Unitholders is first made.

Householding of Annual Meeting Materials

Some broker, bank and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that, if you are a beneficial owner of units, only one copy of the proxy statement and annual report may have been sent to multiple unitholders in your household unless your nominee has received contrary instructions. We will promptly deliver a separate copy of the documents to you if you write or call us at the following address or phone number: Cedar Fair, L.P., One Cedar Point Drive, Sandusky, Ohio 44870, telephone (419) 627-2233, Attention: Investor Relations. Beneficial owners who want to receive separate copies of the proxy statement and annual report in the future, or who are receiving multiple copies and would like to receive only one copy for their households, should contact their broker, bank or other nominee record holder.

78 / 2023 Proxy Statement | CEDAR FAIR, L.P.

Forward-Looking Statements

Some of the statements contained in this report that are not historical in nature are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements as to our expectations, beliefs, goals and strategies regarding the future. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond our control and could cause actual results to differ materially from those described in such statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct or that our growth strategies will achieve the targeted results. Important factors, including those listed under Item 1A in the Partnership’s Form 10-K, could adversely affect our future financial performance and our growth strategies and could cause actual results to differ materially from our expectations. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the filing date of this document.

CEDAR FAIR, L.P. | 2023 Proxy Statement / 79

CEDAR FAIR, L.P.

ONE CEDAR POINT DRIVE

SANDUSKY, OH 44870

ATTN: MICHAEL RUSSELL

VOTE BY INTERNET

Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to the following postal address: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V02906-P87713                     KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CEDAR FAIR, L.P. The Board of Directors recommends a vote FOR Nina Barton, Matthew A. Ouimet, and Richard A. Zimmerman, and FOR Proposals 2 and 3 and 1 Year on Proposal 4.			For All ☐	Withhold All ☐	For All Except ☐
1.	Elect Three (3) Class III Directors for a three-year term expiring in 2026 from those nominees nominated in accordance with our Partnership Agreement:

Board’s Nominees:

	01)	Nina Barton
	02)	Matthew A. Ouimet
	03)	Richard A. Zimmerman

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

			For	Against	Abstain

2.	Confirm the appointment of Deloitte & Touche LLP as our independent registered public accounting firm;		☐	☐	☐

3.	Advisory approval of our named executive officer compensation;		☐	☐	☐

		1 Year	2 Years	3 Years	Abstain

4.	Advisory vote regarding the frequency of unitholder advisory votes on executive compensation;	☐	☐	☐	☐

NOTE: Unitholders will also transact such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed. If no direction is made, this proxy will be voted as the Board recommends.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor,

administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at https://ir.cedarfair.com/overview/proxy.

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V02907-P87713

CEDAR FAIR, L.P.

ANNUAL MEETING OF LIMITED PARTNERS, MAY 24, 2023

This Proxy is Solicited on Behalf of the Board of Directors of Cedar Fair, L.P.’s General Partner, Cedar Fair Management, Inc.

The undersigned hereby appoints Richard A. Zimmerman and Brian C. Witherow, and each of them jointly and severally, Proxies with full power of substitution, to vote as designated on the reverse side, all Limited Partnership Units of Cedar Fair, L.P. held of record by the undersigned on March 27, 2023, at the Annual Meeting of Limited Partners to be held on May 24, 2023, or any adjournment or postponement thereof.

THE BOARD OF DIRECTORS OF THE GENERAL PARTNER RECOMMENDS A VOTE FOR THE ELECTION OF NINA BARTON, MATTHEW A. OUIMET AND RICHARD A. ZIMMERMAN TO THE BOARD OF DIRECTORS, FOR THE PROPOSAL TO CONFIRM THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, FOR THE PROPOSAL TO APPROVE THE ADVISORY VOTE REGARDING OUR NAMED EXECUTIVE OFFICER COMPENSATION, AND 1 YEAR ON THE PROPOSAL TO APPROVE THE ADVISORY VOTE REGARDING THE FREQUENCY OF UNITHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION. THE LIMITED PARTNERSHIP UNITS REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO DIRECTION IS GIVEN IN THE SPACE PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF NINA BARTON, MATTHEW A. OUIMET AND RICHARD A. ZIMMERMAN, AND FOR PROPOSALS 2 AND 3 AND 1 YEAR ON PROPOSAL 4. IF ANY OF THE BOARD’S NOMINEES ARE UNABLE OR UNWILLING TO SERVE AS A DIRECTOR AT THE TIME OF THE ANNUAL MEETING, THE PROXIES MAY USE THIS PROXY TO VOTE FOR A REPLACEMENT NOMINEE RECOMMENDED BY THE BOARD, WHETHER OR NOT ANY OTHER NOMINATIONS ARE PROPERLY MADE AT THE MEETING.

(Continued and to be signed on the reverse side)